                             FILED PURSUANT TO RULE 424(b)(4) IN CONNECTION WITH
                                      REGISTRATION NUMBERS 333-6073 AND 333-6079

                       PROSPECTUS DATED SEPTEMBER 30, 1996
                              SUBJECT TO COMPLETION

                                8,976,922 SHARES

                          WINSTAR COMMUNICATIONS, INC.
                                  COMMON STOCK

                              --------------------

     This Prospectus relates to the issuance by the Company of up to 7,133,000 shares of Common Stock to the holders of the Company's 14% convertible senior subordinated discount notes due 2005 (the "Convertible Notes") upon conversion thereof. The Convertible Notes are convertible, at the option of the holder, into that number of shares of Common Stock equal to the accreted value ("Accreted Value") of the Convertible Notes being converted (on the date of conversion) divided by $20.625, subject to adjustment in certain events (the "Conversion Ratio"). Accordingly, the number of shares of Common Stock issuable upon conversion of the Convertible Notes will increase as the Accreted Value of the Convertible Notes increases. On October 23, 1996, the date on which the Convertible Notes are first convertible, the aggregate Accreted Value of the Convertible Notes will be approximately $85.88 million, which would be convertible into an aggregate of approximately 4,164,000 shares of Common Stock. Immediately prior to maturity in October 2005, assuming no Convertible Notes have yet been converted, the aggregate Accreted Value of the Convertible Notes would be approximately $147.1 million, which would be convertible into an aggregate of approximately 7,133,000 shares of Common Stock. If at any time after October 23, 1996 the market price of the Common Stock exceeds certain prices set forth herein, the Convertible Notes will automatically be converted into the number of shares of Common Stock derived by application of the Conversion Ratio.

     This Prospectus also relates to the sale by certain financial institutions, institutional investors and other persons ("Selling Stockholders") of up to 1,843,922 shares of Common Stock previously issued by the Company in private placements or issuable upon conversion of certain other convertible promissory notes and upon exercise of options and warrants, which convertible promissory notes, options and warrants were sold in private placements. The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter market, over the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Selling Stockholders and Plan of Distribution."

     The Common Stock is traded on the Nasdaq National Market under the symbol "WCII." The last reported sale price of the Common Stock on the Nasdaq National Market on September 30, 1996 was $16.625 per share.

     The Company will not receive any cash proceeds from the issuance of Common Stock upon conversion of the Conversion Shares, but will immediately retire, without the payment of additional consideration, the debt attributable to the Convertible Notes converted. The Company will not derive any proceeds from the sale of Common Stock by the Selling Stockholders. All costs, expenses and fees in connection with the registration of the shares of Common Stock offered by this Prospectus will be borne by the Company. Such expenses are estimated at approximately $700,000.

                                 --------------

                SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS
                   PROSPECTUS FOR INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS.

                                 --------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                    THIS PROSPECTUS.  ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                The date of this Prospectus is September 30, 1996

     No person is authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby, to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance imply that the information contained herein is correct as of any date subsequent to the date hereof.

                                  -------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . .    3
PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
PRICE RANGE OF COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . .   30
DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . .   32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . . . . . . . . . .   34
BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
PRINCIPAL STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . .   72
SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
DESCRIPTION OF CERTAIN INDEBTEDNESS. . . . . . . . . . . . . . . . . . . .   77
DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . .   80
SHARES ELIGIBLE FOR FUTURE SALE. . . . . . . . . . . . . . . . . . . . . .   81
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS. . . . . . . . . .   82
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   87
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   88




      WIRELESS FIBER-SM- IS A SERVICE MARK OF WINSTAR COMMUNICATIONS, INC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or information have been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:

     (1) Transition Report on Form 10-KSB for the ten months ended December 31, 1995;

     (2) Quarterly Report on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

     (3)  Proxy Statement dated May 3, 1996; and

     (4) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A under the Exchange Act (File No. 1-10726).

     All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person to WinStar Communications, Inc., 230 Park Avenue, New York, New York 10169 (telephone 212-687-7577), Attention: Investor Relations (extension 153), a copy of any and all of the documents referred to above (other than exhibits to such documents) which have been incorporated by reference in this Prospectus.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. REFERENCES HEREIN TO THE "COMPANY" OR "WINSTAR" REFER TO WINSTAR COMMUNICATIONS, INC. AND, WHERE APPROPRIATE, ITS SUBSIDIARIES. CERTAIN OF THE INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND INFORMATION WITH RESPECT TO THE COMPANY'S CAP AND CLEC (AS DEFINED BELOW) BUSINESSES AND RELATED STRATEGY AND FINANCING, ARE FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." EFFECTIVE JANUARY 1, 1996, THE COMPANY CHANGED ITS FISCAL YEAR END FROM THE LAST DAY IN FEBRUARY TO DECEMBER 31.


                                   THE COMPANY


     The Company delivers telecommunications services in the United States as a competitive access provider ("CAP"), competitive local exchange carrier ("CLEC"), and long distance and private network services provider. The Company utilizes its Wireless Fiber-SM- services as a key component of its transmission capabilities. Wireless Fiber services deliver high quality transmission via digital, wireless capacity in the 38.6 to 40 gigahertz portion of the radio spectrum ("38 GHz"), where the Company is the holder of the largest aggregate amount of bandwidth in the United States pursuant to licenses ("Wireless Licenses") granted by the Federal Communications Commission ("FCC"). The Wireless Licenses enable the Company to provide Wireless Fiber services in the 31 most populated Metropolitan Statistical Areas ("MSAs") in the United States, including Atlanta, Boston, Chicago, Los Angeles, New York and San Francisco, among others, and 41 of the 45 most populated MSAs. The MSAs covered by the Wireless Licenses include more than 100 cities with populations exceeding 100,000 and encompass an aggregate population of almost 110 million. The Company recently has entered into three agreements pursuant to which it has agreed to acquire a significant number of additional 38 GHz licenses as described below under "-- Pending Acquisition of Milliwave" and "-- Other Recent Developments -- Pending Acquisition of Locate" and "-- Pending Acquisition of Pinnacle." By exploiting its Wireless Fiber capabilities, the Company seeks to become a value-added, economical provider of local telecommunications services and an attractive alternative to the local exchange carriers ("LECs"), such as the regional Bell operating companies ("RBOCs"), in substantially all of the metropolitan areas covered by the Wireless Licenses.

     The Company believes that its Wireless Fiber services provide it with certain critical competitive advantages in the evolving telecommunications market. Wireless Fiber services are engineered to provide 99.999% reliability, with a 10(-13) bit error rate (unfaded), performance equivalent to that provided by fiber optic-based networks and exceeding that generally provided by copper-based networks. Wireless Fiber services provide a high capacity, cost-effective solution for voice and broadband applications, providing data transfer rates equivalent to fiber-optic products and significantly exceeding those provided by the fastest dial-up modems and integrated services digital network ("ISDN") lines. The above-ground, installation-to-meet-demand nature of the Company's Wireless Fiber services enables the Company to provide services to a customer more quickly and less expensively than telecommunications providers that rely on the installation of fiber optic- or copper-based lines for connection to customer locations. As a CAP, the Company provides local access services that utilize the Company's Wireless Fiber services on a point-to-point basis, primarily to other telecommunications providers and large institutional end users. Since late 1994, the Company has focused on the development and initial marketing of its Wireless Fiber-based local access services. After an initial market-education phase, in which the Company demonstrated the efficacy and reliability of its Wireless Fiber services, principally though the use of field demonstrations and the installation of trial-basis Wireless

Fiber links, the Company began receiving initial orders for Wireless Fiber service. Since October 1995, the number of customers utilizing the Company's Wireless Fiber-based services has increased significantly and include such companies as American Communications Services, Inc., Ameritech Cellular, Cellular One, Geotek Communications Inc., IntelCom Group (U.S.A.), Inc., ("IntelCom"), Reed Elsevier PLC, Siemens Stromberg-Carlson, Teleport Communications Group, Inc. ("Teleport") and Western Wireless Corporation. In addition, the Company has entered into master service agreements with Electric Lightwave, Inc. (a subsidiary of Citizens Utilities ("Electric Lightwave")), MCImetro Access Transmission Services, Inc. ("MCImetro," a subsidiary of MCI Communications Corp. ("MCI")), ICG Telecom Group ("ICG," a subsidiary of IntelCom) and Century Telephone Enterprises, Inc. ("Century Telephone"), under which such companies are expected to utilize Wireless Fiber services as a component of their own telecommunications networks. The Company is in the process of negotiating additional master service agreements with other telecommunications providers. Although the Company believes it has made substantial progress in the initial rollout of its CAP business, the Company currently is generating only nominal revenues from such business.

     In addition to continuing the expansion of its CAP business, the Company is implementing its CLEC business on an accelerated basis to exploit opportunities emerging as a result of the Telecommunications Act of 1996 (the "Telecommunications Act"), which was enacted in February 1996. The Telecommunications Act provides for the removal of legal barriers to entering the local exchange market on a nationwide basis and will permit CLECs, such as the Company, to offer a full range of local exchange services, including local dial tone, custom calling features and toll services within Local Access Transport Areas ("LATAs"), to both business and residential customers. The Company recently initiated its CLEC business, offering local exchange services to end users on a retail basis. An integral part of the Company's CLEC business strategy is the creation of a Wireless Fiber-based infrastructure on a city-by-city basis that will allow the Company to provide a broad range of local exchange services within cities covered by the Wireless Licenses. This infrastructure will utilize the Company's Wireless Fiber capabilities, together with switches that will be acquired or leased by the Company and facilities leased or purchased from other carriers, to originate and terminate local traffic. The Company believes that its Wireless Fiber capabilities will provide it with a critical economic advantage over many other service providers because of the high costs such other service providers encounter in connecting end users to fiber optic backbone. In building its infrastructure, the Company is following a building-centric network plan, pursuant to which the Company is identifying strategically-located buildings in areas covered by its Wireless Licenses that can serve as hubs for its network in each city. These hub sites will be connected via Wireless Fiber links to end user customers and fiber optic facilities leased or purchased from other carriers. The Company believes that establishing a limited number of hub buildings (generally less than a dozen) in each metropolitan area where it has Wireless Licenses will enable it to address the vast majority of all commercial buildings targeted by the Company in that area. The buildings the Company is initially targeting each have more than 100,000 square feet of space and, in many instances, are not served by other CAPs or CLECs. The Company estimates that there are more than 8,000 buildings in this target group, populated by approximately 9.7 million people using more than 2.1 million phone lines, and that these buildings represent an aggregate local exchange service market exceeding $3.3 billion per annum. These estimates do not include multi-dwelling residential buildings, universities, hospitals or buildings occupied by a single tenant, and account only for voice lines and not data lines.

STRATEGY

     By exploiting its Wireless Fiber capabilities, the Company seeks to become a leading provider of integrated telecommunications services in the United States. Key elements of the Company's strategy include:

     ACCELERATING ROLLOUT OF CLEC SERVICES AND LEVERAGING OF WIRELESS FIBER CAPABILITIES. The Company has commenced offering local exchange services on a limited, resale basis in New York City and it is anticipated that the Company will begin offering such services in a number of additional cities during the next nine months. As the Company commences its CLEC business in each city, in order to gain initial market penetration in that city, it intends to initially resell the local exchange services of other service providers, such as other CLECs and the incumbent LECs, until it has established the Wireless Fiber and switch-based infrastructure required to provide its own local exchange services in that city. The Company currently intends to install approximately 17 main switches and 24 remote nodes during the next three years and plans to install its first main switch in New York City in October 1996. In July 1996, the Company entered into a three-year agreement with Lucent Technologies Inc. ("Lucent") allowing the Company to purchase the switching systems and related equipment and software it will need to build its CLEC infrastructure. Under the agreement, switches will be provided to the Company at discounted prices so long as the Company purchases certain minimum numbers of switches during each year of the agreement. The Company is hiring sales and marketing personnel to commence marketing efforts that primarily will target businesses located in those buildings in which the Company's Wireless Fiber services can be utilized for rapid, cost-effective, high-capacity linkage to fiber-based networks. By utilizing its Wireless Fiber services to originate and terminate customer traffic without connecting to end users through the extension of fiber-optic lines or using the facilities of the LECs, the Company believes that it will be able to provide many types of bundled local exchange, long distance, Internet access, enhanced communications and information services to its target customers at lower cost than many of its competitors, with equal or better quality.

     CONTINUING TO MARKET CAP SERVICES TO OTHER TELECOMMUNICATIONS PROVIDERS. The Company is continuing to target other telecommunications service providers in marketing its Wireless Fiber-based local access services. The Company believes that its Wireless Fiber services present an attractive, economical vehicle for other telecommunications service providers to extend their own networks and service territories, especially as they seek to rapidly penetrate new markets opening up to them as a result of the Telecommunications Act. By having its Wireless Fiber services packaged with the service offerings of other telecommunications providers or utilized as a seamless component of such providers' own telecommunications networks, the Company also hopes to leverage the marketing and distribution capabilities of such providers. The Company currently offers its Wireless Fiber services to long distance carriers; other CAPs and CLECs; providers of personal communications services ("PCS") and cellular and specialized mobile radio services (collectively "CMRS providers"); LECs and end users. The Company also markets its Wireless Fiber services to telecommunications service providers as viable, cost-efficient alternate routes for their telecommunications traffic in situations where primary routes are incapacitated and/or network reliability concerns require alternate telecommunications paths.

     PROVIDING WIRELESS INTERNET ACCESS AND PRIVATE NETWORK SERVICES. The Company is marketing its Wireless Fiber services to take advantage of the characteristics that make it an attractive solution for entities seeking cost-effective, high capacity Internet access and private voice and data network services. The total amount of bandwidth of each 38 GHz channel is 100 MHz, which supports high broadband capability. One Wireless Fiber DS-3 link provides transfer rates which are over 1,500 times the rate of the fastest dial-up modem currently in use and over 350 times the rate of the fastest ISDN line currently in use. In addition to accommodating standard voice and data requirements, Wireless Fiber services can allow end users to receive real time, full motion video and 3-D graphics and to utilize highly interactive applications on the Internet and other networks. The Company offers its Wireless Fiber services to businesses, government agencies and institutions with multiple locations that seek to establish their own independent local telecommunications systems for dedicated private line voice and data networks, including LAN and WAN applications. The Company also recently established its first major relationship with an Internet service provider (as described below under "-- Recent Developments -- Agreement with Digex") and is actively pursuing relationships with additional Internet service providers.

     EXPLOITING FIRST TO MARKET AND LEADING SPECTRUM HOLDER ADVANTAGES. The Company currently enjoys a "first-to-market" advantage as one of the few holders of 38 GHz licenses with an established operating and management infrastructure and the capital necessary to rapidly exploit and roll out its 38 GHz services on a commercial basis. The Company believes that its competitive advantage is further strengthened by its position as the holder of the largest aggregate amount of 38 GHz bandwidth capacity in the United States and by the broad geographic scope allocated under its Wireless Licenses. The Company holds 43 Wireless Licenses, 30 of which provide for 400 MHz of bandwidth capacity per licensed area and 13 of which provide for 100 MHz of bandwidth capacity per licensed area, and which allow the Company to address an aggregate of more than 400 million channel pops (i.e, the aggregate population in the areas covered by the Wireless Licenses multiplied by the aggregate number of 100 MHz channels allocated under those licenses). Based on existing and proposed FCC regulations, the Company believes that it will be difficult, in the near term, for other entities seeking to provide wireless local telecommunications services similar to those of the Company to obtain the aggregate bandwidth capacity and widespread geographic coverage afforded to the Company under its Wireless Licenses.

     EXPANDING AND IMPROVING THE COMPANY'S LONG DISTANCE OPERATIONS. The Company is seeking to expand and improve its long distance operations by (i) bundling its resale of long distance services with its local telecommunications services, (ii) broadening its business customer base and increasing customer retention rates, (iii) improving operating efficiencies by reducing costs associated with the provision of its long distance services, (iv) differentiating its long distance services, most notably, in the near term, through the use of less complicated billing systems, (v) using intelligent network platforms for the provision of enhanced telecommunications services, and
(vi) acquiring and integrating customer bases from other telecommunications providers. The Company also anticipates that it will be able to leverage upon the billing systems and intelligent network platforms developed in connection with its long distance services to enhance the marketability of its local telecommunications services.

     ACQUIRING CONTENT TO COMPLEMENT TELECOMMUNICATIONS SERVICE OFFERINGS. The Company believes that, over time, participants in the telecommunications market increasingly will seek to offer "content" -- from information programming, sports, weather, business and stock market information to music, films and literature -- to differentiate their services and attract traffic onto their transmission networks and that the ability to deliver entertainment and information content to consumers will play an increasingly important role in consumers' choice of a telecommunications provider. Accordingly, as a complement to its telecommunications service offerings, the Company produces and distributes information and entertainment content, focusing on niche programming such as documentaries, foreign films and multimedia sports programming. The Company believes that, in the future, it will be able to bundle proprietary content that it controls with various telecommunications services it offers to provide higher-margin products and services.

PENDING ACQUISITION OF MILLIWAVE

     In June 1996, the Company entered into an agreement to acquire (the "Milliwave Acquisition") all of the outstanding partnership interests in Milliwave Limited Partnership ("Milliwave"), a holder of 38 GHz licenses (the "Milliwave Licenses") that allow for the provision of services in more than 80 major markets, encompassing an aggregate population of greater than 160 million. The purchase price for the Milliwave Merger will be $40 million in cash and 3.4 million shares of Common Stock (which had an aggregate market value of $85 million based on a $25 per share market price at the time the Milliwave Merger Agreement was executed). The number of shares to be issued in connection with the Milliwave Merger is subject to upward or downward adjustment depending on the average market price of the Common Stock for the ten trading days prior to the consummation of the transaction (i.e., upward adjustment if the average price is below $22.06 per share and downward adjustment if the average price is above $27.94 per share); provided that the Company may determine not to consummate the transaction if the adjustment results in the Company being required to issue in excess of 4.5 million shares. All of the consideration is to be paid at the time the Milliwave Merger is consummated; however, the Company has placed $5 million of the cash consideration in an escrow account pending consummation of the Milliwave Merger. The Milliwave Acquisition is subject to certain regulatory approvals, but is expected to be consummated in the second quarter of 1997. Milliwave has generated insignificant revenue to date. The agreements provide for the Company to assist in the development and management of the Milliwave Licenses during the interim period prior to the consummation of the Milliwave Acquisition. Upon consummation of the Milliwave Acquisition, Dennis Patrick, Chief Executive Officer of Milliwave and former Chairman of the FCC, is expected to join the Company's Board of Directors.

     The Company expects that the Milliwave Acquisition will expand its geographic coverage, provide additional capacity in existing markets, provide economies of scale and permit the Company to achieve greater network efficiency. The following chart sets forth the change in the Company's Wireless License asset base after giving effect to the consummation of the Milliwave Acquisition:

                                                                        WinStar
                                                 WinStar   Milliwave   Pro Forma
                                                 -------   ---------   ---------

 Population Coverage (millions). . . . . . . .      109       160        170(1)
 Channel Pops (millions) . . . . . . . . . . .      413       160        573
 Licensed Areas with Multiple Channels . . . .       30         0         39(2)

----------------

     (1) Pro forma population coverage is not additive because of overlapping licensed areas.

     (2) Milliwave has only one channel in each of its licensed areas; however, when combined with WinStar, the overlapping single channel licensed areas increase WinStar's pro forma multiple channel coverage by nine licensed areas, bringing the aggregate population covered by multiple channels to over 100 million.


OTHER RECENT DEVELOPMENTS

     In furtherance of its strategy, the Company recently has accomplished the following:

     COMMENCEMENT OF ROLLOUT OF CLEC SERVICES. In April 1996, the Company commenced providing local exchange services to customers in New York City. The Company also commenced a program designed to obtain, by the end of 1999, authorization to operate as a CLEC in substantially all of the states where the Company has Wireless Licenses. The Company currently is authorized to operate as a CLEC in California, Colorado, Connecticut, Florida, Georgia, Illinois, Massachusetts, Michigan, New York, Pennsylvania, Tennessee, Texas, Washington and Wisconsin and is seeking or intends to seek such authorization in a number of additional states. It also is in the process of negotiating interconnection agreements with various local exchange service providers, including incumbent LECs, under which the Company will obtain services on an unbundled basis. The Company has entered into a number of interconnection agreements for states that encompass various cities covered by the Wireless Licenses. These agreements are with carriers such as Ameritech Corp. ("Ameritech") for Illinois, Pacific Bell ("PacBell"), GTE Telecommunications ("GTE") for California, NYNEX for New York and Massachusetts, and Bell South for Florida, Georgia and Tennessee, among others.

     PREQUALIFICATION OF WIRELESS FIBER LINK SITES. In connection with the development of its Wireless Fiber capacity for both its CAP and CLEC businesses, the Company has been following a plan pursuant to which it seeks to negotiate, prior to receipt of actual service orders, roof rights ("Roof Rights") for the installation of Wireless Fiber links on buildings specifically identified by existing and potential customers in the metropolitan areas covered by the Wireless Licenses, including buildings that can provide interconnection access to long distance carriers' points of presence ("POPs"), switch locations and local access nodes.

     ESTABLISHMENT OF NEW RELATIONSHIPS WITH OTHER SERVICE PROVIDERS AND CUSTOMERS. In addition to an existing master service agreement with Electric Lightwave, the Company recently has entered into master service agreements with each of MCImetro, ICG and Century Telephone. The master service agreements contemplate that the carriers will utilize Wireless Fiber services as a component of their own networks and set forth the general terms of the relationship between the Company and each carrier, including the initial term of the relationship, basic pricing schedules and service and installation parameters. The Company also recently began to provide Wireless Fiber services to the City of New York as a back-up disaster recovery system for certain of its facilities, providing it with redundancy in the event that the city's land-based telecommunications service fails for any reason.

     AGREEMENT WITH DIGEX. In June 1996, the Company entered into a six-year agreement ("Digex Agreement") with Digex, Inc. ("Digex"), a provider of Internet access services that primarily serves commercial, governmental and institutional end users as well as Internet access resellers. Pursuant to the Digex Agreement, the Company has the right of first refusal to provide all of Digex's local access and/or customer interconnection requirements through the use of the Company's Wireless Fiber services or the resale of other facilities, as appropriate. The Company also will purchase from Digex, during the next six years, a minimum of $5 million of Internet access services with the right to purchase additional amounts, in each case on a discounted basis. The Company intends to resell these Internet access services under the Company's own brand name, including through the bundling of such services with the Company's other telecommunications services.

     ACQUISITION OF LOCATE. The Company recently consummated the acquisition (the "Locate Acquisition") of the assets of Local Area Telecommunications, Inc. ("Locate") comprising Locate's business as a CAP providing microwave-based local access services to corporations and long distance and other common carriers (the "Locate Business"), for a purchase price of $17.5 million. Among Locate's key assets are two 38 GHz licenses, each providing 100 MHz of bandwidth, for the New York City metropolitan area, including Long Island and Northern New Jersey. In addition, Locate, together with its existing customers, has access to the roofs of numerous buildings, including the World Trade Center and other key sites in New York City, which the Company anticipates using in its CAP and CLEC operations. As part of the Locate Acquisition, the Company also acquired from Locate certain licenses for the provision of point-to-point services in other portions of the radio spectrum, including, among others, 10, 12, 16 and 18 GHz.

     PENDING ACQUISITION OF PINNACLE. In June 1996, the Company entered into an agreement to acquire the outstanding equity interests of Pinnacle Nine Communications, LLC, which is the holder of three 38 GHz licenses providing for 100 MHz of bandwidth in each of Baltimore, Dallas and Philadelphia. The acquisition of the equity interests is subject to obtaining applicable regulatory approvals and is expected to be consummated once the required regulatory approvals have been received.

     ACQUISITION OF CONTENT AND INFORMATION PROVIDERS. In April 1996, the Company acquired an 80% equity interest in Fox/Lorber Associates, Inc. ("Fox/Lorber"), an independent distributor of films, entertainment series and documentaries in the television and home video markets. Also, since April 1996, the Company has acquired an 80% equity interest in The Winning Line, Inc. ("TWL"), which operates the SportsFan Radio Network ("SportsFan"). SportsFan is a multimedia sports programming and production company which provides live sports programming to more than 200 sports and talk format radio stations across the United States, up to 24 hours a day, including to stations in 90 of the top 100 United States markets. SportsFan owns and operates The Pete Rose Show, among others, and also has interests in television and on-line distribution channels. In June 1996, the Company entered into an agreement with Source Media Inc. ("Source Media"), a provider of interactive technology and programming. Pursuant to this agreement, the Company has the exclusive right, in the 38 GHz spectrum, to use Source Media's technology and programming in connection with entertainment and information services the Company may offer.

OTHER BUSINESS

     Prior to the Company's entry into the telecommunications industry, it marketed and distributed consumer products, including personal care and bath and beauty products, through a subsidiary acquired in 1992. The Company continues to sell such products, primarily to large retailers, mass merchandisers, discount stores, department stores, national and regional drug store chains and other regional chains.

CORPORATE INFORMATION

     The Company was incorporated under the laws of the State of Delaware in September 1990. Its principal offices are located at 230 Park Avenue, New York, New York 10169 and its phone number is (212) 687-7577.

FINANCING PLAN

     In October 1995, to finance the initial rollout of its CAP business, the Company raised net proceeds of $214.5 million from a private placement ("1995 Debt Placement") of units, each unit consisting of two 14% Senior Discount Notes due 2005 ("Senior Notes") and one Convertible Note. The passage of the Telecommunications Act has resulted in opportunities that have caused the Company to accelerate the development and expansion of its telecommunications businesses. To capitalize on these opportunities, the Company has undertaken an expanded capital expenditure program and intends to make significant capital expenditures during the remainder of 1996 and 1997. Management anticipates, based on current plans and assumptions relating to its operations, that the Company's existing financial resources (including proceeds raised in the 1995 Debt Placement) and equipment financing arrangements which the Company intends to seek, will be sufficient to fund the Company's growth and operations for approximately 16 to 20 months from the date of this Prospectus. After such time, the Company will be required to obtain additional sources of significant capital. In the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company consummates any acquisitions of businesses or assets (including additional 38 GHz licenses, by auction or otherwise), the Company may be required to seek additional sources of capital sooner than currently anticipated. See "Use of Proceeds" and "Risk Factors -- Significant Capital Requirements" and "-- Risks Related to CLEC Strategy; Anticipated Initial Negative Operating Margins in CLEC Business."

                                  THE OFFERING

Common Stock offered by the
  Company. . . . . . . . . . . . .      7,133,000 shares

Common Stock offered by Selling
  Stockholders . . . . . . . . . .      1,843,922 shares

Proceeds The Company will not derive any cash proceeds from the issuance of Common Stock upon conversion of the

                                        Convertible Notes, but will immediately
                                        retire, without the payment of any
                                        additional consideration, the debt
                                        attributable to the Convertible Notes
                                        converted.  The Company will not derive
                                        any cash proceeds from the sale of
                                        Common Stock by the Selling
                                        Stockholders.


Conversion Ratio . . . . . . . . .      The Convertible Notes are convertible,
                                        at the option of the holder, into that
                                        number of shares of Common Stock of the
                                        Company equal to the Accreted Value of
                                        the Convertible Notes being converted
                                        (on the date of conversion) divided by
                                        $20.625, subject to adjustment in
                                        certain events (the "Conversion Ratio").
                                        Accordingly, the number of shares of
                                        Common Stock issuable upon conversion of the Convertible Notes will increase as the Accreted Value of the Convertible
                                        Notes increases.  On October 23, 1996,
                                        the date on which the Convertible Notes
                                        are first convertible, the aggregate
                                        Accreted Value of the Convertible Notes
                                        will be approximately $85.88 million,
                                        which would be convertible into an
                                        aggregate of approximately 4,164,000
                                        shares of Common Stock.  Immediately
                                        prior to maturity in October 2005,
                                        assuming no Convertible Notes have yet
                                        been converted, the aggregate Accreted
                                        Value of the Convertible Notes would be
                                        approximately $147.1 million, which
                                        would be convertible into an aggregate
                                        of approximately 7,133,000 shares of
                                        Common Stock.

Mandatory Conversion . . . . . . .      If the closing sale price of the Common
                                        Stock on the Nasdaq National Market
                                        during any period described below has
                                        exceeded the price for such period
                                        referred to below for at least 30
                                        consecutive trading days ("Market
                                        Criteria," with the 30-day period being
                                        referred to as the "Market Criteria
                                        Period"), all of the Convertible Notes
                                        will be automatically converted into
                                        that number of shares of Common Stock
                                        derived by application of the Conversion
                                        Ratio at the close of business on the
                                        last day of the Market Criteria Period:

                                                                 Number of
                                                                 Shares Issuable
                                                                 if Closing
                                                                 Price Met as
                        12 Months                 Closing        of Last Day
                        Beginning                Sale Price      of Period
                        ---------                ----------      ---------


                        October 15, 1996  $39.13           4,150,725
                        October 15, 1997  $40.75           4,752,224
                        October 15, 1998  $42.38           5,440,802
                        October 15, 1999  $44.00           6,229,155



Common Stock Nasdaq National
  Market Symbol. . . . . . . . . .      WCII

                             SUMMARY FINANCIAL DATA

     The summary financial data presented below, as of and for the two years ended February 28, 1994 and 1995 and for the ten months ended December 31, 1995, have been derived from the Company's audited financial statements and the summary financial data presented below as of and for the six months ended June 30, 1995 and 1996 and the ten months ended December 31, 1994 have been derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma and historical consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.



                                                            TEN MONTHS ENDED
                                                              DECEMBER 31,                        SIX MONTHS ENDED JUNE 30,
                                                    --------------------------------           ------------------------------
                                                       ACTUAL                                    ACTUAL
                                                   --------------                  PRO        ------------
                                 YEAR ENDED                                       FORMA
                                FEBRUARY 28,                                       AS                             PRO     PRO FORMA
                                ------------                         PRO FORMA  ADJUSTED                         FORMA       AS
                                1994     1995      1994      1995   1995(1)(2)   1995(3)     1995     1996(4)   1996(1)  ADJUSTED(3)
                                ----     ----      ----      ----   ----------   ------      ----     ------    ------   -----------
STATEMENT OF OPERATIONS
DATA:                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales:
 Telecommunications(5) . . .  $ 8,505  $14,909   $13,420   $13,136   $19,266    $19,266     $4,553   $20,573   $23,102     $23,102
 Information services. . . .       --      474       193     2,648    10,308     10,308      2,052     3,423     6,171       6,171
 Merchandising . . . . . . .    7,120   10,182     8,405    13,987    13,987     13,987      5,835     6,688     6,688       6,688
                               ------   ------    ------    ------    ------     ------     ------    ------    ------      ------
  Total net sales. . . . . .   15,625   25,565    22,018    29,771    43,561     43,561     12,440    30,684    35,961      35,961
Operating income (loss):
 Telecommunications. . . . .     (744)  (3,423)   (2,067)   (6,945)  (10,599)   (10,599)    (2,140)   (9,027)  (10,569)    (10,569)
 Information Services. . . .       --     (117)     (115)      238    (1,154)    (1,154)       284      (365)     (880)       (880)
 Merchandising . . . . . . .      223      307       329       756       756        756        115      (163)     (163)       (163)
 General corporate . . . . .   (1,547)  (2,378)   (1,609)   (3,861)   (3,861)    (3,861)    (1,979)   (6,249)   (6,249)     (6,249)
                               ------   ------    ------    ------    ------     ------     ------    ------    ------      ------
  Total operating loss . . .   (2,068)  (5,611)   (3,462)   (9,812)  (14,858)   (14,858)    (3,720)  (15,804)  (17,856)    (17,861)
Interest expense . . . . . .      744      637       505     7,630    30,966     21,624        430    18,015    18,862      13,252
Interest income. . . . . . .     (109)    (385)     (297)   (2,890)   (2,902)    (2,902)      (294)   (5,658)   (4,634)     (4,634)
Other expenses, net. . . . .    5,687    1,367       948     1,305       988        988      1,253       654       860         860
Net loss . . . . . . . . . .   (8,195)  (7,230)   (4,618)  (15,857)  (43,910)   (34,569)    (5,109)  (28,815)  (32,949)    (27,338)
Net loss per common share. .    (1.06)   (0.42)    (0.28)    (0.70)    (1.64)     (1.14)      (.25)    (1.05)    (1.07)       (.79)
Weighted average common
 shares outstanding. . . . .    7,719   17,122    16,609    22,770    26,812     30,449     20,184    27,468    30,910      34,643
OTHER FINANCIAL DATA:
Capital expenditures . . . .      307    1,816     1,465     8,652    12,310     12,310      1,023    10,405    10,469      10,469
EBITDA(6). . . . . . . . . .   (1,845)  (5,179)   (3,116)   (8,952)  (11,554)   (11,554)    (3,401)  (13,145)  (13,922)    (13,922)

                                                                                AS OF JUNE 30, 1996
                                                                   --------------------------------------------
                                                                                  (IN THOUSANDS)

                                                                                                      PRO FORMA
                                                                    ACTUAL         PRO FORMA(7)    AS ADJUSTED(8)
                                                                    ------         ------------    --------------


BALANCE SHEET DATA:
Cash, cash equivalents and short term investments. . . . . .       $191,061          $155,846         $155,846
Property and equipment, net. . . . . . . . . . . . . . . . .         25,788            34,808           34,808
Total assets . . . . . . . . . . . . . . . . . . . . . . . .        289,345           392,782          388,292
Current portion of long-term debt and capital lease
 obligations . . . . . . . . . . . . . . . . . . . . . . . .         10,287            27,842           27,842
Long-term debt and capital lease obligations,
 less current portion and discount . . . . . . . . . . . . .        256,110           256,344          173,986
Stockholders' equity (deficit) . . . . . . . . . . . . . . .           (790)           84,210          162,078



                                                        (FOOTNOTES ON NEXT PAGE)

--------------

     (1) Gives effect to the acquisitions of Milliwave, Locate, Fox/Lorbers TWL, and Avant-Garde Telecommunications, Inc., the original holder of many of the Wireless Licenses ("Avant-Garde"), and financings thereof, a financing (the "Everest Financing") provided to the Company by Everest Capital Limited and certain of its affiliates (as described under "Description of Certain Indebtedness") and the issuance of the Senior and Convertible Notes as if they occurred as of the beginning of the respective periods. See notes 2, 8, 17, 18 and 28 to the Consolidated Financial Statements. Excludes the Pinnacle Acquisition because of its immaterial effect on the pro forma amounts. Milliwave, Locate, Pinnacle and Avant-Garde have not generated material revenues to date. Assumes the issuance of 3.4 million shares of Common Stock in connection with the Milliwave Acquisition.

     (2) On a pro forma basis giving effect to the acquisitions and financings described in footnote (1) above (collectively, the "Transactions"), pro forma sales, operating loss, interest expense, net loss and negative EBITDA for the twelve months ended December 31, 1995 amounted to $49.4 million, $16.1 million, $37.3 million, $51.5 million and $12.2 million, respectively.

     (3) Adjusted to reflect the acquisitions and financings described in footnote (1) and the issuance of the Common Stock in this Offering and the resulting retirement of debt, as if they occurred at the beginning of the respective periods.

     (4) In the first six months of 1996, the Company settled a dispute with another carrier regarding the unauthorized switching of the Company's customers to the other carrier. The Company recognized revenue of approximately $1.5 million and cost of sales of approximately $850,000 in connection with this settlement, the majority of which related to minutes of use during that period.

     (5) The Company has generated nominal revenues from its Wireless Fiber services.

     (6) EBITDA consists of loss before interest, income taxes, depreciation and amortization and other income and expense. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated. See the Company's consolidated financial statements contained elsewhere in this Prospectus.

     (7) Gives effect to the acquisitions of Milliwave and Locate as if they occurred on June 30, 1996. Excludes the Pinnacle Acquisition because of its immaterial effect on the pro forma amounts.

     (8) Adjusted to reflected the acquisitions of Milliwave and Locate and the issuance of Common Stock upon conversion of the Convertible Notes and the resulting retirement of debt, as if they occurred on June 30, 1996.

                                  RISK FACTORS

     AN INVESTMENT IN THE COMMON STOCK INVOLVES A SIGNIFICANT DEGREE OF RISK. IN DETERMINING WHETHER TO MAKE AN INVESTMENT IN THE COMMON STOCK, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING RISK FACTORS.

HISTORICAL AND ANTICIPATED FUTURE NET AND OPERATING LOSSES AND NEGATIVE EBITDA

     The Company has incurred significant operating and net losses attributable in substantial part to the development of its telecommunications businesses.
The Company historically has had net losses and negative EBITDA, including a net loss and negative EBITDA of approximately $15.9 million and $9.0 million, respectively, for the ten months ended December 31, 1995, and $28.8 million and $13.1 million, respectively, for the six months ended June 30, 1996. The Company has been offering local access services as a CAP only since December 1994, and local exchange services as a CLEC only since April 1996, and has made and is making significant expenditures in the development of its wireless local telecommunications services operations, including expenditures associated with establishing an operating infrastructure and introducing and marketing its telecommunications services. The Company expects to continue to incur significant and increasing operating and net losses and to generate increasingly negative EBITDA while it develops and expands its telecommunications businesses and until such time that it establishes a sufficient revenue-generating customer base. As a result of expected lower telecommunications revenues and increased expenses, principally relating to an increase in the number of employees, in connection with the rollout of CLEC services, there will be substantial increases in the Company's net loss, operating loss and negative EBITDA in the third quarter of 1996 as compared to prior quarters and for 1996 and 1997 as compared to prior years. There can be no assurance that the Company will achieve or sustain positive EBITDA or profitability or at any time have sufficient financial resources to make principal and interest payments on its outstanding debt. In addition, if the Company does not achieve and sustain positive EBITDA and profitability, the value of the Common Stock may be adversely affected. See "-- Competition -- Long Distance Market," "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATED TO CLEC STRATEGY; ANTICIPATED INITIAL NEGATIVE OPERATING MARGINS IN CLEC BUSINESS

     The Company is pursuing an aggressive strategy to enter the local exchange services market as a CLEC in the metropolitan areas in which it has Wireless Licenses and to develop and obtain the facilities necessary to provide its own local exchange services. The Company has virtually no experience providing local exchange services and there can be no assurance that the Company's CLEC strategy will be successful. In addition, local exchange service providers have never utilized 38 GHz wireless-based systems as a significant segment of their local exchange services facilities and there can be no assurance that the Company will be successful in implementing its Wireless Fiber-based system. The Company's CLEC strategy is subject to risks relating to: the receipt of necessary regulatory approvals; the negotiation of resale agreements with LECs and other CLECs; the negotiation of interconnection agreements with RBOCs and other incumbent LECs; the ability of third-party equipment providers and installation and maintenance contractors to meet the Company's accelerated switch and remote node rollout schedule; the recruitment of additional personnel in a timely manner, so as to be able to attract and service new customers but not incur excessive personnel costs in advance of the rollout; the Company's ability to attract and retain new customers and to deliver high quality services; the potential adverse reaction to the Company's services by the Company's carrier customers, who may view the Company as a competitor; and the Company's ability to manage the simultaneous implementation of its plan in multiple markets. The Company currently does not have any local exchange services facilities in place, but plans to install its first main switch in New York in October 1996. The Company commenced marketing of its local exchange services in April 1996 and currently offers such services only in New York City and only on a resale basis. The Company currently is generating revenues from its CLEC operations that are insignificant. The Company does not expect significant revenues from its

CLEC business during 1996. As a new participant in the CLEC business, without an existing infrastructure or recognized brand name, the Company may need to offer lower prices than its competitors to attract customers.

     Although the Company's initial implementation of its CLEC strategy often will entail the resale of the facilities and services of other service providers, which itself is dependent on the negotiation and availability of satisfactory resale arrangements, the principal component of the Company's CLEC strategy will require significant capital investment related to the purchase and installation of numerous main switches and remote nodes and the interconnection of these facilities to customers' buildings and other local networks, including through the installation of Wireless Fiber links and build out of other facility infrastructure, in advance of generating material revenues.

     As the Company rolls out its CLEC operations, it anticipates experiencing negative operating margins while it develops its facilities. After initial rollout of its CLEC services in a particular city, the Company expects operating margins for such operations to improve only when and if (i) sales efforts result in sufficiently increased volumes of traffic originated and terminated over the Company's Wireless Fiber facilities instead of LEC or other CLEC facilities and
(ii) higher margin-enhanced services are provided to and accepted by customers. While the Company believes that the unbundling and resale of LEC services and the implementation of local telephone number portability, which are mandated by the Telecommunications Act, will reduce the Company's costs of providing local exchange services and facilitate the marketing of such services, there can be no assurance that the Company's CLEC operations will become profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the LECs and other CLECs. The Company's failure to implement its CLEC strategy successfully would have an adverse effect on the value of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Strategy for Telecommunications Business Growth" and "-- Telecommunications Services -- CLEC Services."

NEGATIVE OPERATING MARGINS IN THE INITIAL PROVISION OF WIRELESS FIBER-BASED CAP SERVICES

     The Company has experienced negative operating margins in connection with the development and initial provision of its Wireless Fiber-based CAP services and expects to continue to experience negative operating margins until it develops a revenue-generating customer base sufficient to fund operating expenses attributable to the provision of such services. In order to demonstrate the efficacy of Wireless Fiber, the Company often provides complementary service on a trial basis for a limited period. The Company expects to improve operating margins in the provision of its CAP services over time by (i) obtaining appropriate sites for its operations, (ii) acquiring and retaining an adequate customer base, (iii) placing telecommunications traffic of new customers and additional telecommunications traffic of existing customers across Wireless Fiber links, (iv) inducing providers of telecommunications services to utilize and market the Company's Wireless Fiber services as part of their own networks, systems and services, thereby reducing the Company's related marketing costs and (v) taking advantage of recent procompetitive regulatory initiatives and changes that permit the Company to provide additional local telecommunications services, thereby facilitating the marketability of higher-margin enhanced and premium services utilizing the Company's Wireless Fiber capabilities. If the Company fails to accomplish any of the foregoing, particularly acquiring and retaining an adequate customer base, it will not be able to improve the operating margins of its CAP business. There can be no assurance that the Company will be able to achieve or sustain positive operating margins. Failure to achieve positive operating margins would have an adverse effect on the value of the Common Stock. For a discussion of factors that affect results described in the forward-looking statements contained in this paragraph, see "-- Competition," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Competition in the Telecommunications Industry" and "-- Telecommunications Services -- CAP Services -- Marketing."

RISKS ASSOCIATED WITH RAPID EXPANSION AND ACQUISITIONS

     The Company intends to pursue a strategy of aggressive and rapid growth, including the accelerated rollout of its CLEC services, acquisitions of businesses and assets, continued aggressive marketing of its CAP services and the hiring of additional management, technical and marketing personnel, all of which will result in significantly higher operating expenses. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources. The Company's ability to manage future growth, should it occur, will depend upon its ability to monitor operations, control costs, maintain effective quality controls and significantly expand the Company's internal management, technical and accounting systems. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations and the value of the Common Stock. As part of its strategy, the Company may acquire complementary assets or businesses and may use a portion of the proceeds from the Offerings for such acquisitions. The pursuit of acquisition opportunities will place significant demands on the time and attention of the Company's senior management and will involve considerable financial and other costs with respect to identifying and investigating acquisition candidates, negotiating acquisition agreements and integrating the acquired businesses with the Company's existing operations. Employees and customers of acquired businesses may sever their relationship with such businesses during or after the acquisition. There can be no assurance that the Company will be able to successfully consummate any acquisitions or integrate any business or assets which it may acquire into its operations. See "Use of Proceeds" and "Business -- Strategy for Telecommunications Business Growth."

SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS

     The Company has significant indebtedness and interest expense as a result of the 1995 Debt Placement. At June 30, 1996, on a pro forma basis giving effect to the Transactions, the Company would have had, on a consolidated basis, approximately $284.3 million of indebtedness, including capitalized lease obligations. The accretion of original issue discount on the Senior and Convertible Notes will significantly increase the Company's liabilities (except to the extent that the Convertible Notes are converted to Common Stock). At June 30, 1996, on a pro forma as adjusted basis giving effect to the issuance of the Common Stock upon conversion of the Convertible Notes and the resulting retirement of the Convertible Notes (assuming conversion of all such Notes), the Company would have had, on a consolidated basis, approximately $202.0 million of indebtedness. The indentures related to the Senior and Convertible Notes ("Indentures") limit, but do not prohibit the incurrence of additional indebtedness by the Company and subsidiaries. Additionally, the Indentures do not limit the amount of indebtedness that may be incurred by the Company's new media and consumer products subsidiaries.

     The level of the Company's indebtedness could have important consequences, including the following: (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in the Company's business; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (iv) the Company is more highly leveraged than many of its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of indebtedness could make it more vulnerable in the event of a downturn in its business or if operating cash flow does not significantly increase.

     The Company had net losses and negative EBITDA during the ten months ended December 31, 1995 (and prior fiscal years) and the first six months of 1996 and management anticipates that such net losses and negative EBITDA will continue (and increase) in the foreseeable future. For the same periods, on a pro forma basis after giving effect to the Transactions, the Company's earnings before fixed charges would have been insufficient to cover fixed charges by approximately $43.9 million and $32.8 million, respectively. In addition, for the same periods on the same pro forma basis, the Company's EBITDA minus capital expenditures and interest expense would have been negative $54.8 million and negative $43.3 million, respectively. As the Company expands its operations, it expects to continue to experience increasing net and operating losses and negative EBITDA. There can be no assurance that the Company will be able to attain profitability or positive EBITDA or that the Company will be able to meet its debt service obligations.
If the Company's cash flow is inadequate to meet its obligations or fund its operations, the Company could face substantial liquidity problems. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments or, if the Company otherwise fails to comply with the material terms of its indebtedness, it would be in default thereunder, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company, including the Notes. Such defaults would adversely affect the market price of the Common Stock. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be affected by prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company. See "Description of Certain Indebtedness."

COMPETITION

     The Company is subject to intense competition in each of the areas in which it operates. Many of the Company's competitors have longer-standing relationships with customers and suppliers in their respective industries, greater name recognition and significantly greater financial, technical and marketing resources than the Company.


     LOCAL TELECOMMUNICATIONS MARKET. The local telecommunications market is intensely competitive and currently is dominated by the RBOCs and LECs. The Company has been marketing local access services as a CAP only since December 1994 and local exchange services as a CLEC only since April 1996, and the Company has not obtained a significant market share in any of the areas where it offers such services, nor does it expect to do so given the size of the local telecommunications services market, the intense competition and the diversity of customer requirements. In each area covered by the Wireless Licenses, the services offered by the Company compete with those offered by the LECs, such as the RBOCs, which currently dominate the provision of local services in their markets. The LECs have long-standing relationships with their customers, have the ability to subsidize competitive services with revenues from a variety of other services and benefit from existing state and federal regulations that currently favor the LECs over the Company in certain respects. While legislative and regulatory changes have provided increased business opportunities for competitive telecommunications providers such as the Company, these same decisions have given the LECs increased flexibility in their pricing of services. This may allow the LECs to offer special discounts to the Company's (and other CLECs') customers and potential customers. Further, as competition increases in the local telecommunications market, the Company anticipates that general pricing competition and pressures will increase significantly. As LECs lower their rates, other telecommunications providers will be forced by market conditions to charge less for their services in order to compete, which could have an adverse effect on the Company and on the value of the Common Stock.

     In addition to competition from the LECs, the Company also faces competition from a growing number of new market entrants, such as other CAPs and CLECs, competitors offering wireless telecommunications services, including leading telecommunications companies, such as AT&T Wireless, and other entities that hold or have applied for 38 GHz licenses or which may acquire such licenses or other wireless licenses from others or the FCC. There is at least one other CAP and/or CLEC in each metropolitan area covered by the Company's Wireless Licenses, including, in many such areas, companies such as American Communications Services, Inc. ("ACSI"), IntelCom, ICG, Brooks Fiber Properties ("Brooks Fiber"), MCImetro, MFS Communications Company, Inc. ("MFS"), Teleport and Time Warner, Inc. ("Time Warner"). Many of these entities (and the LECs) already have existing infrastructure which allows them to provide local telecommunications services with lower marginal costs than the Company can currently attain and which could allow them to exert significant pricing pressure in the markets where the Company provides or seeks to provide telecommunications services. In addition, many CAPs and CLECs have acquired or plan to acquire switches in order to offer a broad range of local telecommunications services.

     The Company currently faces or anticipates facing competition from other entities which offer, or are licensed to offer, 38 GHz services, such as Advanced Radio Telecom Corp. ("ART") and BizTel Communications, Inc. ("BizTel"), and could face competition in certain aspects of its existing and proposed businesses from competitors providing wireless services in other portions of the radio spectrum, such as CAI Wireless Systems, Inc. ("CAI"), a provider of wireless Internet access services, CellularVision USA, Inc. ("CellularVision"), a provider of wireless television services which, in the future, also may provide wireless Internet access and other local telecommunications services, and Associated Communications LLC ("Associated"), a provider of wireless CAP and other services. In many instances, these service providers hold 38 GHz licenses or licenses for other frequencies in geographic areas which encompass or overlap the Company's market areas. Additionally, some of these entities enjoy the substantial backing of, or include among their stockholders, major telecommunications entities, such as Ameritech with respect to ART, Teleport with respect to BizTel, and NYNEX and Bell Atlantic with respect to CAI. Due to the relative ease and speed of deployment of 38 GHz and some other wireless-based technologies, the Company could face intense price competition from these and other wireless-based service providers. Furthermore, a notice of proposed rulemaking ("NPRM") issued by the FCC contemplates an auction of additional channels in the 38 GHz spectrum band, which have not been previously available for commercial use, and the FCC recently has stated its intention to auction licenses in other portions of the spectrum, including 28 GHz, which may provide licensees with capabilities similar to and, in some instances, possibly superior, to those of the Company. The grant of additional licenses by the FCC in the 38 GHz band, or other portions of the spectrum with similar characteristics, as well as the development of new technologies, could result in increased competition. The Company believes that, assuming the adoption of the NPRM as currently proposed, entities having greater resources than the Company could acquire licenses to provide 38 GHz services.

     The Company also may face competition in the provision of local telecommunications services from cable companies, electric utilities, LECs operating outside their current local service areas and long distance carriers. The great majority of these entities provide transmission services primarily over fiber optic-, copper-based and/or microwave networks, which, unlike the Company's Wireless Fiber services, enjoy proven market acceptance for the transmission of telecommunications traffic. Moreover, the consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, which are expected to accelerate as a result of the passage of the Telecommunications Act, could give rise to significant new or stronger competitors. There can be no assurance that the Company will be able to compete effectively in any of its markets.

     The Company's Internet services also are likely to face significant competition, including, among others, from cable television operators deploying cable modems, which provide high speed data capability over existing coaxial cable television networks. Although cable modems currently are not widely available and do not provide for two-way data transfer rates that are as rapid as those which can be provided by Wireless Fiber services, the Company believes that the cable industry may support the deployment of cable modems to residential cable customers through methods such as price subsidies. Notwithstanding the cable industry's interest in rapid deployment of cable modems, the Company believes that in order to provide broadband capacity to a significant number of users, cable operators will be required to spend significant time and capital in order to upgrade their existing networks to a more advanced hybrid fiber coaxial network architecture. However, there can be no assurance that cable modems will not emerge as a source of competition to the Company's Internet business. Further, Internet service providers using existing technologies such as ISDN and, in the future, such technologies as asymmetrical digital subscriber loop ("ADSL") and high speed digital subscriber loop ("HDSL") will likely provide additional sources of competition to the Company's Internet access services. Additionally, the Company believes that many other telecommunication service providers already are promoting their Internet services. See "Business -- Competition in the Telecommunications Industry -- Local Telecommunications Market" and "-- Government Regulation of Telecommunications Operations."

     LONG DISTANCE MARKET. The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate (especially among residential customers, which the Company historically has emphasized in its long distance reselling business, and customers acquired in mergers and acquisitions, which are part of the Company's business strategy), as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company recently has terminated several "contest" and other marketing programs conducted by marketing agents, which were responsible for generating a substantial majority of the Company's telecommunications revenues during the 12 months ended March 31, 1996. These programs had been extremely successful in generating new long distance business primarily from consumers and were instrumental in allowing the Company to rapidly expand its customer base. As a result of certain consumer and regulatory complaints arising from these programs, on May 10, 1996, the Company adopted a policy of mandatory independent verification of all written letters of authorization ("LOAs") arising from these programs and, effective as of June 10, 1996, no longer accepts LOAs submitted from these programs. Although the Company is considering several alternative marketing programs, it does not expect that such alternative programs will, individually or in the aggregate, be as successful as the contest programs in the short term in attracting and retaining customers. Based on internal financial reports, the Company's telecommunications net sales for April, May and June 1996 were approximately $4.4 million, $3.5 million and $3.0 million, respectively. This trend is the result of customer attrition that has exceeded the rate at which new long distance customers have been added to the Company's customer base since the termination of these marketing programs. The Company expects to continue to experience low or negative rates of growth in its long distance business in the near term and expects a reduction in long distance revenues in the third quarter of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Revenues."

     The Company competes with major carriers such as AT&T Corp. ("AT&T"), MCI and Sprint, as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's current costs since the Company generally leases its access facilities. The Company believes that the RBOCs as well as other CLECs also will become significant competitors in the long distance telecommunications industry. The Company believes that the principal competitive factors affecting its market share are sales and marketing programs, pricing, customer service, accurate billing, clear pricing policies and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its ability to maintain high quality, market-driven services at prices generally perceived to be equal to or below those charged by its competitors. In 1995, the FCC announced a decision pursuant to which AT&T no longer will be regulated as a dominant long distance carrier. This decision is expected to increase AT&T's flexibility in competing in the long distance telecommunications services market and, in particular, will eliminate the longer advance tariff notice requirements previously applicable only to AT&T. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company. In addition, LECs have been obtaining additional pricing and regulatory flexibility. This may enable LECs to grant volume discounts to larger long distance companies, which also could put the Company's long distance business at a disadvantage in competing with larger providers. See "Business -- Competition in the Telecommunications Industry -- Long Distance Market."

     NEW MEDIA BUSINESS. The industry in which the Company's new media subsidiary competes consists of a very large number of entities producing, owning or controlling news, sports, entertainment, educational and informational content and services, including telecommunications companies, television broadcast companies, sports franchises, film and television studios, record companies, newspaper and magazine publishing companies, universities and on-line computer services. Competition is intense for timely and highly marketable or usable information and entertainment content. Almost all of the entities with which the Company's new media subsidiary competes have significantly greater presence in the various media markets and greater resources than the Company, including existing content libraries, financial resources, personnel and existing distribution channels. There can be no assurance that the Company will be able to compete successfully in the emerging new media industry. See "Business -- New Media Business."

     CONSUMER PRODUCTS BUSINESS. The consumer products industry is subject to changes in styles and consumer tastes. An unanticipated change in consumer preferences inconsistent with the Company's merchandise lines could have a serious and adverse effect upon its operations. The Company's product lines are subject to intense competition with numerous manufacturers and distributors of hair, beauty and bath products. Mass merchandisers, drug store chains, and other mass volume retailers typically utilize freestanding pegboard fixtures or pegboard wall fixtures, as well as in-line shelving and end-cap displays, to display their products. Competition for shelf and wall space for product placement is intense, as many companies seek to have their products strategically placed within the store. Competition also exists with respect to product name recognition and pricing, since retailers and consumers often choose products on the basis of name brand, cost and value. Many of the Company's competitors have greater product and name recognition than it does, as well as much larger and more sophisticated sales forces, product development, marketing and advertising programs and facilities. The Company generally competes by attempting to offer retail customers quality, service and products at reasonable prices. See "Business -- Consumer Products -- Competition."

LIMITED OPERATING HISTORY IN TELECOMMUNICATIONS INDUSTRY


     The Company shifted its business focus in 1992 from marketing consumer products to providing telecommunications services in order to capitalize on emerging opportunities in the evolving telecommunications industry. The Company began reselling long distance telecommunications services in 1993. The Company began marketing its local access services as a CAP in December 1994 and offering local exchange services as a CLEC in April 1996 and currently offers such CLEC services only in New York City and only on a resale basis. To date, the Company's CAP and CLEC operations have generated only nominal revenues.
Although a number of persons comprising the Company's senior management team have extensive experience in the telecommunications industry, the Company has a limited operating history in the telecommunications industry. The Company's prospects, therefore, must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an evolving industry characterized by intense competition.
See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT CAPITAL REQUIREMENTS

     The expansion of the Company's telecommunications operations and the continued funding of operating expenses will require substantial capital investment. Additionally, as part of its strategy, the Company may seek to acquire complementary assets or businesses (including additional spectrum licenses, by auction or otherwise), which also could require substantial capital investment. The Company's decision to accelerate the development of its CLEC operations in response to the Telecommunications Act has substantially increased the Company's capital expenditure requirements. Management anticipates, based on current plans and assumptions relating to its operations, that existing financial resources (including proceeds raised in the 1995 Debt Placement) and equipment financing arrangements which the Company intends to seek, will be sufficient to fund the Company's growth and operations for approximately 16 to 20 months from the date of this Prospectus. Management believes that the Company's capital needs at the end of such period will continue to be significant and the Company will continue to seek additional sources of capital. Further, in the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company consummates any acquisitions of businesses or assets (including additional spectrum licenses, by auction or otherwise), the Company may be required to seek additional sources of capital sooner than currently anticipated. Sources of additional capital may include public and private equity and debt financings, sales of nonstrategic assets and other financing arrangements. There can be no assurance that the Company will be able to obtain additional financing, or, if such financing is available, that the Company will be able to obtain it on acceptable terms. Failure to obtain additional financing, if needed, could result in the delay or abandonment of some or all of the Company's development and expansion plans, which would have a material adverse effect on the Company's business and could adversely affect the Company's ability to service its existing debt and the value of the Common Stock. For a discussion of other factors that could affect the forward-looking statements contained in this paragraph, see the other risk factors and "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Company Overview" and "-- Liquidity and Capital Resources."

GOVERNMENT REGULATION

     The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. Generally, the FCC exercises jurisdiction over all telecommunications services providers to the extent such services involve the provision of jurisdictionally interstate or international telecommunications, including the resale of long distance services, the provision of local access services necessary to connect callers to long distance carriers, and the use of electromagnetic spectrum (i.e., wireless services). With the passage of the Telecommunications Act, the FCC's jurisdiction has been extended to include certain interconnection and related issues that traditionally have been considered subject primarily to state regulation. The state regulatory commissions retain nonexclusive jurisdiction over the provision of telecommunications services to the extent such services involve the provision of jurisdictionally intrastate telecommunications. Municipalities also may regulate limited aspects of the Company's business by, for example, imposing zoning requirements or right-of-way permit procedures, certain taxes or franchise fees.

     The Telecommunications Act is intended to remove the formal barriers between the long distance and local telecommunications services markets, allowing service providers from each market (as well as providers of cable television and other services) to compete in all communications markets. The Telecommunications Act will permit the RBOCs eventually to compete in the provision of interLATA long distance services. Additionally, the FCC must promulgate new regulations over the next several years to address mandates contained in the Telecommunications Act, which will change the regulatory environment significantly. The Telecommunications Act generally requires LECs to provide competitors with interconnection and nondiscriminatory access to the LEC network on more favorable terms than have been available in the past. However, such interconnection and the terms thereof are subject to negotiations with each LEC, which may involve considerable delays, and may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, although the Company may petition the proper regulatory agency to arbitrate disputed issues, there can be no assurance that the Company will be able to obtain acceptable interconnection agreements. In addition, the Telecommunications Act requires the promulgation of regulations to implement universal service reform, to revise the existing subsidy system which is intended to provide support for the provision of ubiquitous telephone service, and to effect access charge reform to more closely align the access charges required to be paid by the long distance carriers to the LECs to the actual cost of providing service.

     The Company is unable to predict what effect the Telecommunications Act will have on the telecommunications industry in general and on the Company in particular. No assurance can be given that any regulation will broaden the opportunities available to the Company or will not have a material adverse effect on the Company and its operations. Further, there can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment.

     As required by the Telecommunications Act, in August 1996 the FCC adopted new rules implementing the Telecommunications Act (the "Interconnection Order"). These rules constitute a pro-competitive, deregulatory national policy framework designed to remove or minimize the regulatory, economic and operational impediments to full competition for local services, including switched local exchange service. Although setting minimum, uniform, national rules, the Interconnection Order also relies heavily on states to apply these rules and to exercise their own discretion in implementing a pro-competitive regime in their local telephone markets. Among other things, the Interconnection Order establishes rules requiring incumbent LECs to interconnect with new entrants such as the Company at specified network points; requires incumbent LECs to provide carriers nondiscriminatory access to network elements on an unbundled basis at any technically feasible point at rates that are just, reasonable and nondiscriminatory; establishes rules requiring incumbent LECs to allow interconnection via physical and virtual collocation; requires the states to set prices for interconnection, unbundled elements, and termination of local calls that are nondiscriminatory and cost-based (using a forward looking methodology which excludes embedded costs but allows a reasonable cost-of-capital profit); requires incumbent LECs to offer for resale any telecommunication service that the carrier provides at retail to end users at prices to be established by the states but which generally are at retail prices minus reasonably avoided costs; and which requires LECs and utilities to provide new entrants with nondiscriminatory access to poles, ducts, conduit and rights of way owned or controlled by LECs or utilities. Exemptions to some of these rules are available to LECs which qualify as rural LECs under the Telecommunications Act. The Interconnection Order also requires that intraLATA presubscription (pursuant to which LECs must allow customers to choose different carriers for intraLATA toll service without having to dial extra digits) be implemented no later than February 1999; that LECs provide new entrants with nondiscriminatory access to directory assistance services, directory listings, telephone numbers, and operator services; and that LECs comply with certain network disclosure rules designed to ensure that interoperability of multiple local switched networks. There can be no assurance how the Interconnection Order will be implemented or enforced or as to what affect they will have on competition within the telecommunications industry generally or on the competitive position of the Company specifically. A number of LECs, including the National Association of Regulatory Utility Consumers and others, have filed in Federal court seeking to appeal aspects of the Interconnection Order and to stay some or all of the rules adopted therein.

     Although the Company believes that it is in substantial compliance with all material laws, rules and regulations governing its operations and has obtained, or is in the process of obtaining, all licenses and approvals necessary and appropriate to conduct its operations, changes in existing laws and regulations, including those relating to the provision of wireless local telecommunications services via 38 GHz and/or the future granting of 38 GHz licenses, or any failure or significant delay in obtaining necessary regulatory approvals, could have a material adverse effect on the Company. On November 13, 1995, the FCC released an order freezing the acceptance for filing of new applications for 38 GHz frequency licenses. On December 15, 1995, the FCC announced the issuance of an NPRM, pursuant to which it proposed to amend its current rules relating to 38 GHz, including, among other items, the imposition of minimum construction and usage requirements and an auction procedure for issuance of licenses in the 37-40 GHz band where mutually exclusive applications have been filed. In addition, the FCC ordered that those applications that are subject to mutual exclusivity with other applicants or that were placed on public notice by the FCC after September 13, 1995 would be held in abeyance and not processed by the FCC pending the outcome of the proceeding initiated by the NPRM. Final rules with respect to the changes proposed by the NPRM have not been adopted and the changes proposed by the NPRM have been, and are expected to continue to be, the subject of numerous comments by members of the telecommunications industry, the satellite industry, various government agencies and others. Consequently, there can be no assurance that the NPRM will result in the issuance of rules consistent with the rules initially proposed in the NPRM, or that any rules will be adopted. Until final rules are adopted, the rules currently in existence remain in effect with respect to outstanding licenses.

     Additionally, providers of long distance services, including the major interexchange carriers, as well as resellers, such as the Company, are coming under intensified scrutiny for marketing activities by them or their agents that result in alleged unauthorized switching of customers from one long distance provider to another. The FCC and a number of state authorities are seeking to introduce more stringent regulations to curtail the intentional or erroneous switching of customers, which could include the imposition of fines, penalties and possible operating restrictions on entities which engage in unauthorized switching activities. In addition, the Telecommunications Act requires the FCC to prescribe regulations imposing procedures for verifying the switching of customers and additional remedies on behalf of carriers for unauthorized switching of their customers. The effect, if any, of the adoption of any such proposed regulations on the long distance industry and the manner of doing business therein, cannot be anticipated. Statutes and regulations which are or may become applicable to the Company as it expands could require the Company to alter methods of operations, at costs which could be substantial, or otherwise limit the types of services offered by the Company.

     The Company plans to operate as a CLEC in numerous states and to offer a full range of local exchange services. However, the Company must obtain the approval of state regulatory authorities prior to offering CLEC services in each state. The Company currently is authorized to operate as a CLEC in California, Colorado, Connecticut, Florida, Georgia, Illinois, Massachusetts, Michigan, New York, Pennsylvania, Tennessee, Texas, Washington and Wisconsin, and is seeking or intends to seek authorization in numerous other states. However, there can be no assurance that the Company will obtain or retain such state authorization. Further, as a CLEC, the Company will be subject to additional state regulatory and service parameters, including those relating to quality of service.

     The FCC has announced that it will examine, and possibly modify, existing universal service and access charge policies. In doing so, it will likely consider reducing substantially the access charges that interexchange carriers pay to LECs for access to the public switched network. CAPs, such as the Company, provide local access (i.e., the transmission of a long distance call from the caller's location to the long distance carrier's POP, and from the terminating POP to the recipient of the call) at rates that are discounted from the rates charged by LECs. If the FCC were to mandate reductions in LECs' local access charges, CAPs might be forced to substantially reduce the rates they charge long distance providers, resulting in lower gross margins (which, in the case of the Company, are currently negative). This could have a material adverse effect on the Company and its prospects, as well as the value of the Common Stock. See "Business -- Telecommunications Industry Overview," "-- Government Regulation of Telecommunications Operations" and "-- Competition in the Telecommunications Industry."

FINITE INITIAL TERM OF WIRELESS LICENSES; POTENTIAL LICENSE RENEWAL COSTS; FLUCTUATIONS IN THE VALUE OF WIRELESS LICENSES; BUILDOUT REQUIREMENTS FOR MILLIWAVE AND OTHER NEW LICENSES; TRANSFER OF CONTROL

     The FCC's current policy is to align the expiration dates of all 38 GHz licenses such that all such licenses mature concurrently and then to renew all such licenses for ten years. The initial term of all currently outstanding 38 GHz licenses, including the Company's licenses, expires in February 2001. While the Company believes that all of its Wireless Licenses will be renewed based upon FCC custom and practice establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that any Wireless License will be renewed upon expiration of its initial term.

     In the NPRM, the FCC proposed auctioning licenses for currently unallocated 38 GHz channels. Given the current political climate with respect to balancing the federal budget, there is a risk that the FCC will require significant payments upon renewal of the Company's Wireless Licenses. The FCC's failure to renew, or imposition of significant charges for renewal of, one or more Wireless Licenses could have a material adverse effect on the Company and could adversely affect the value of the Common Stock.

     The Wireless Licenses are a significant asset of the Company, the value of which will depend significantly upon the success of the Company's wireless telecommunications operations and the future direction of the wireless telecommunications segment of the telecommunications industry. The value of licenses to provide wireless services also may be affected by fluctuations in the level of supply and demand for such licenses. Any assignment of a license or transfer of control by an entity holding a license is subject to certain limitations relating to the identity and status of the transferee and prior FCC approval (and in some instances state regulatory approval as it relates to the provision of telecommunications services in that state), thereby possibly diminishing the value of the Wireless Licenses. A holder of a 38 GHz license is required to satisfy the FCC's rules and regulations relating to construction within 18 months from the license's date of grant in order to prevent revocation of the license. The Company currently is providing construction and support services to Milliwave in connection with its buildout of the Milliwave Licenses under the terms of a services agreement between the Company and Milliwave.

     The Company has entered into acquisition and related agreements with each of Milliwave, Locate and Pinnacle. The transfer of licenses issued by the FCC, including 38 GHz licenses (as well as a change of control of entities holding licenses), is subject to the prior consent of the FCC, which consent generally turns on a number of factors including the identity, background and qualifications of the transferee and the satisfaction of certain other regulatory requirements. In addition, the existence of proposed channel limitations in the NPRM, which in at least one licensed area may result in the Company exceeding the proposed maximum number of licenses for that area, may result in the FCC denying consent for one or more license transfers. In light of the foregoing, the newness of this service, and the uncertainty of final regulations to be issued in connection with the NPRM, there can be no assurance that the FCC will approve all or any of the proposed acquisitions or, if approved, that the FCC will not impose limitations on the ultimate number of licenses held in any particular licensed area. See "Business -- Telecommunications Services -- Wireless Fiber -- Wireless Licenses" and "-- Government Regulation of Telecommunications Operations."

CHANGES IN TECHNOLOGY, SERVICES AND INDUSTRY STANDARDS

     The telecommunications industry has been characterized by rapid technological change, changing end-user requirements, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet these evolving industry standards. The extent to which competitors using existing or currently undeployed methods of delivery of local telecommunications services will compete with the Company's Wireless Fiber services cannot be anticipated. There can be no assurance that existing, proposed or as yet undeveloped technologies will not become dominant in the future and render 38 GHz-based (and other spectrum-based) systems less profitable or less viable. For example, there are several existing technologies that may be able to allow the transmission of high bandwidth traffic over existing copper lines. There can be no assurance that the Company will have sufficient resources to make the investments necessary to acquire new technologies or to introduce new services that could compete with future technologies or that equipment held by the Company in inventory will not be rendered obsolete, any of which would have an adverse effect on the value of the Common Stock. See "Business -- Telecommunications Industry Overview."

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

     The indebtedness of the Company and the indentures ("Indentures") relating to the Convertible Notes and Senior Notes impose significant operating and financial restrictions on the Company, affecting, and in certain cases limiting, among other things, the ability of the Company to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with any such restrictions could limit the availability of borrowings or result in a default under the terms of any such indebtedness, and there can be no assurance that the Company will be able to comply with such restrictions. Moreover, these restrictions could limit the Company's ability to engage in certain business transactions which the Company may desire to consummate. The Company's inability to consummate any such transaction could have an adverse effect on the Company's operations and the value of the Common Stock. See "Description of Certain Indebtedness."

DEPENDENCE ON THIRD PARTIES FOR SERVICE AND MARKETING; POSSIBLE SERVICE INTERRUPTIONS AND EQUIPMENT FAILURES

     The Company's long distance resale business is dependent on utilizing the facilities of major long distance carriers to carry its customers' long distance telephone calls and, in many instances, especially during initial market penetrations, the Company's CLEC business will be dependent on the facilities of the LECs and other local exchange service providers to carry its customers' local telephone calls. The Company has agreements with long distance carriers that provide it with access to such carriers' networks and has entered or is entering into interconnect agreements with various LECs, and other CLECs, to access their local exchange facilities. Although the Company believes that it currently has sufficient access to long distance networks and will be able to obtain sufficient access to local exchange facilities, any increase in the rates or access fees charged by the owners of such facilities or their unwillingness to provide access to such facilities to the Company, as well as potential reticence of the LECs to honor appropriate provisioning and service intervals with respect to interconnection arrangements, could materially adversely affect the Company's operations. Failure to obtain continuing access to such networks and facilities also would have a material adverse effect on the Company, and could require the Company to significantly curtail or cease its operations. Further, the Company's CLEC operations will rely to some extent upon network elements which the LECs must provide pursuant to the Telecommunications Act and the Interconnection Order. These facilities often use copper wire for "last mile" access to end users. To the extent that the Company relies upon LEC facilities that use copper wire, the Company may not be able to offer potential customers the benefits of Wireless Fiber with respect to high transmission capacity. In addition, the Company's operations require that the networks leased by it, and any facilities which may be developed by the Company, operate on a continuous basis. It is not unusual for networks and switching facilities to experience periodic service interruptions and equipment failures. It is therefore possible that the networks and facilities utilized by the Company may from time to time experience service interruptions or equipment failures resulting in material delays which would adversely affect consumer confidence as well as the Company's business operations and reputation and the value of the Common Stock. See "Business -- Telecommunications Services -- Long Distance Services."

     The Company utilizes, in certain cases, third parties for marketing its Wireless Fiber services and maintaining its operational systems. The Company has entered into master service agreements with each of Electric Lightwave, MCImetro and Century Telephone, which allow those companies to utilize and resell the Company's Wireless Fiber services to their own customers. The Company also has an agreement with Lucent to provide field service for, and network monitoring of, the Company's Wireless Fiber facilities and another agreement with Lucent for the purchase by the Company of telecommunications switches and related equipment. The failure of any of these third parties to perform under their respective agreements or the loss of any of these agreements could have a material adverse effect on the Company's results of operations or its ability to service its customers. The Company plans to enter into master service agreements with other telecommunications service providers, and the failure to do so could have an adverse effect on the Company's development and results of operations and the value of the Common Stock. See "Business -- Telecommunications Services -- CAP Services -- Marketing."

RELIANCE ON EQUIPMENT SUPPLIERS

     The Company currently purchases substantially all of its wireless telecommunications equipment, including transceivers and network monitoring equipment, from a single supplier and its switches and related equipment from a single supplier even though, in each case, there are other manufacturers of such equipment. Any reduction or interruption in supply from its suppliers could have a material adverse effect on the Company until sufficient alternative supply sources are established. The Company does not manufacture, nor does it have the capability to manufacture, any of its telecommunications equipment. Although there are other manufacturers who have, or are developing, equipment that would satisfy the Company's needs, there can be no assurance that the Company would be able to replace its current primary suppliers on commercially reasonable terms. In addition, no industry standard or uniform protocol currently exists for 38 GHz equipment.

Consequently, a single manufacturer's equipment must be used in establishing each wireless link. See "Business -- Telecommunications Services -- Wireless Fiber -- Wireless Fiber Links."

LINE OF SIGHT; DISTANCE LIMITATIONS IMPOSED BY RAINFALL CONDITIONS IN CERTAIN GEOGRAPHIC AREAS; ROOF RIGHTS

     In order to provide quality transmission, Wireless Fiber services require an unobstructed line of sight between two transceivers comprising a link, with a maximum distance between any two corresponding transceivers of five miles (or shorter distances in certain areas; weather conditions may necessitate distances as short as 1.1 miles between transceivers to maintain desired transmission quality). The areas in which such shorter distances are required are those where rainfall intensity and the size of the raindrops adversely impact transmission quality at longer distances. Other weather conditions, such as snow, electrical storms and high winds, have not, in the Company's experience, affected Wireless Fiber services. The establishment of Wireless Fiber services may require additional transceivers to triangulate around obstacles (such as buildings). Similarly, to establish Wireless Fiber services covering a distance in excess of five miles, additional transceivers are required to establish a chain with links no more than five miles apart. The cost of additional transceivers where required by weather, physical obstacles or distance may render Wireless Fiber uneconomical in certain instances. The Company must obtain Roof Rights (or rights to access other locations where lines of sight are available) in each building where a transceiver will be placed. The Company seeks to prequalify and obtain Roof Rights at buildings targeted by potential customers in its licensed areas in advance of anticipated orders. There can be no assurance, however, that the Company will be successful in obtaining Roof Rights necessary to establish its Wireless Fiber services in its potential markets. The Company's prequalification activities often require the payment of option fees to the owners of buildings that are being prequalified. Notwithstanding its prequalification activities, there can be no assurance that the Company will receive orders for Wireless Fiber services which allow the Company to utilize Roof Rights it obtains. See "Business -- Telecommunications Services -- Wireless Fiber -- Wireless Fiber Links."

UNCERTAINTY OF MARKET ACCEPTANCE OF WIRELESS FIBER SERVICES

     The Company has been marketing its Wireless Fiber services since December 1994 and such services currently are generating revenues that are insignificant. The Company has not obtained a significant market share in any of the licensed areas where it offers Wireless Fiber services. The provision of wireless local telecommunications services over 38 GHz represents an emerging sector of the telecommunications industry and the demand for and acceptance of Wireless Fiber services are subject to a high level of uncertainty. Despite the Company's initial success in attracting customers, there can be no assurance that substantial markets will develop for wireless local telecommunications services delivered over 38 GHz, or that, even if such markets develop, the Company will be able to succeed in positioning itself as a provider of such services or provide such services profitably. The Company's success in providing wireless broadband services is subject to a number of factors beyond the Company's control. These factors include, without limitation, historical perceptions of the unreliability and lack of security of previous microwave radio technologies, changes in general and local economic conditions, availability of equipment, changes in telecommunications service rates charged by other service providers, changes in the supply and demand for wireless broadband services, competition from wireline and wireless operators in the same market area, changes in the federal and state regulatory schemes affecting the operations of telecommunications service providers in general and wireless broadband systems in particular (including the enactment of new statutes and the promulgation of changes in the interpretation or enforcement of existing or new rules and regulations). In addition, the extent of the potential demand for wireless broadband services in the Company's market areas cannot be estimated with certainty. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations and the value of the Common Stock. See "Business -- Telecommunications Services."

RELIANCE ON KEY PERSONNEL

     The efforts of a small number of key management and operating personnel will largely determine the Company's success. The loss of any of such personnel could adversely affect the Company. The Company's success also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel. See "Management."

VOLATILITY OF MARKET PRICE OF COMMON STOCK

     Since the Common Stock has been publicly traded, the market price of the Common Stock has fluctuated over a wide range and may continue to do so in the future. The market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including, among other things, the depth and liquidity of the trading market of the Common Stock, variations in the Company's operating results, press reports, including with respect to regulation and industry trends, and the difference between actual results and the results expected by investors and analysts. In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies, particularly telecommunications companies. These broad market fluctuations also may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     As of September 30, 1996, the Company had 31,275,972 shares of Common Stock outstanding. Although a significant number of the outstanding shares of Common Stock are "restricted securities," as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"), and may not be sold unless such sale is registered under the Securities Act or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144, substantially all of such Restricted Shares either have been registered for resale under the Securities Act or are currently, or will soon become, available for sale pursuant to Rule 144. In addition, the Company may issue a substantial number of shares of Common Stock in connection with the Milliwave Acquisition and the Locate Acquisition, all of which would be subject to registration rights requiring the Company to register them for resale. Sales or the expectation of sales of a substantial number of shares of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock. See "Shares Eligible for Future Sale."

EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND OTHER CONVERTIBLE SECURITIES

     As of September 30, 1996, there were outstanding options and warrants with respect to an aggregate of 9,401,083 shares of Common Stock at per-share exercise prices ranging from $1.06 to $31.12. Additionally, the Convertible Notes and certain other convertible debt are convertible into shares (with no additional cash payment to the Company). Moreover, substantially all of the shares underlying such securities have been or will be registered for resale under the Securities Act. The Company has two existing stock option plans under which options to purchase up to an additional 1,452,583 shares of Common Stock may be granted. The exercise of outstanding stock options, warrants and other convertible securities will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of shares of Common Stock issuable upon the exercise of such stock options, warrants and convertible securities may adversely affect prevailing market prices for the Common Stock. Further, the Company may be required to issue additional shares (up to 4.5 million shares) in connection with the Milliwave Acquisition and may, at its election, convert the $17.5 million promissory note to be issued in the Locate Acquisition into that number of shares of Common Stock equal to (a) the principal and interest due on such note divided by (b) the average closing price of the Common Stock for the five days ending on the date the Company gives notice of its intention to convert such note. See "Description of Certain Indebtedness," "Description of Capital Stock" and "Shares Eligible for Future Sale."

ANTI-TAKEOVER PROVISIONS

     The Company's corporate charter provides that directors serve staggered three-year terms and authorizes the issuance of up to 15,000,000 preferred shares with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. The affirmative vote of the holders of at least two-thirds of the capital stock of the Company is required to amend the provisions of the charter relating to the classification of the Board. The staggered board provision could increase the likelihood that, in the event of a possible takeover of the Company, incumbent directors would retain their positions and, consequently, may have the effect of discouraging, delaying or preventing a change in control or management of the Company. While the Company has no present intention to issue Preferred Stock, the authorization of preferred shares empowers the Board of Directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of the Company. Additionally, certain of the Company's indebtedness (including the Notes) contains provisions which would allow holders, at their election, to require prepayment in the event of a change in control of the Company, which could also serve to delay or prevent such a change in control from occurring. Moreover, the Company's By-Laws provide that a stockholder entitled to vote for the election of directors at a meeting may nominate a person or persons for election as director only if written notice of such stockholder's intent to make such nomination is given to the Company's Secretary not later than sixty days in advance of such meeting, and the Company's stock option plans contain a provision which accelerates the vesting of outstanding options in the event of certain changes in control of the Company, both of which could serve to delay or prevent a change in control from occurring. In addition, the Company is and, subject to certain conditions, will continue to be, subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of the Company. Furthermore, transfers of control and/or certain assets of telecommunications entities, such as the Company, may require the approval of the FCC and/or state regulatory commissions. With respect to 38 GHz licenses such as the Company's Wireless Licenses, assignments of such licenses and changes of control involving entities holding licenses require prior FCC and state regulatory approval and are subject to restrictions and limitations on the identity and status of the assignee or successor. See "Description of Capital Stock."

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been quoted on the Nasdaq National Market since June 27, 1994, under the symbol "WCII" and prior thereto was quoted on the Nasdaq SmallCap Market under the symbol "WCII" from April 4, 1991 to June 26, 1994.

     The following table sets forth, for the fiscal periods indicated, the high and low last sale prices of the Common Stock as reported on the Nasdaq National Market or the Nasdaq SmallCap Market, as the case may be. The quotes represent "inter-dealer" prices without adjustment or mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.


                                                          COMMON STOCK PRICE
                                                          ------------------
 PERIOD ENDED
 ------------
                                                          HIGH           LOW
                                                          ----           ---

 May 31, 1994. . . . . . . . . . . . . . . . . . . . .    $6-9/16      $3-3/4
 August 31, 1994 . . . . . . . . . . . . . . . . . . .    6-11/16         4
 November 30, 1994 . . . . . . . . . . . . . . . . . .    9-11/16         6
 February 28, 1995 . . . . . . . . . . . . . . . . . .     9-1/8       5-1/32
 May 31, 1995. . . . . . . . . . . . . . . . . . . . .    7-1/32          6
 August 31, 1995 . . . . . . . . . . . . . . . . . . .    13-3/8          5
 November 30, 1995 . . . . . . . . . . . . . . . . . .   21-13/16      13-1/2
 December 31, 1995 (commencing December 1, 1995) . . .    17-3/8         14
 March 31, 1996. . . . . . . . . . . . . . . . . . . .    18-1/2       13-3/8
 June 30, 1996 . . . . . . . . . . . . . . . . . . . .    32-1/4         16
 July 1 through September 3, 1996. . . . . . . . . . .      29         15-3/4


     See the cover page of this Prospectus for a recent reported last sale price of the Common Stock on the Nasdaq National Market. As of September 30, 1996, there were 326 holders of record of the Common Stock. The Company believes that there are more than 1,000 beneficial holders of the Common Stock.


                                 DIVIDEND POLICY

     The Company has not declared or paid any dividends on the Common Stock and does not intend to pay dividends on the Common Stock in the foreseeable future. The Company intends to retain future earnings, if any, to finance the development and expansion of its business. Certain covenants in the Indentures currently effectively prohibit the Company from declaring or paying cash dividends. See "Description of Certain Indebtedness."

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of the Company as of June 30, 1996: (i) on a historical basis, (ii) on a pro forma basis that gives effect to the acquisitions of Milliwave and Locate and financing thereof as if they occurred on June 30, 1996 (assuming that the Company does not elect to convert the $17.5 million note to the sellers of Locate into Common Stock) and (iii) on a pro forma as adjusted basis that gives effect to the conversion of all of the Convertible Notes as if it occurred on June 30, 1996. This table should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                                           June 30, 1996
                                                                  ------------------------------
                                                                                            Pro Forma
                                                               Actual        Pro Forma     As Adjusted
                                                               ------        ---------     -----------
                                                                          (in thousands)

 Cash, cash equivalents and short term investments . . . . .  $191,061       $155,846       $155,846
                                                              --------       --------       --------
                                                              --------       --------       --------
 Current portion of long-term debt and capital lease
   obligations . . . . . . . . . . . . . . . . . . . . . . .  $ 10,287       $ 27,842       $ 27,842
                                                              --------       --------       --------
                                                              --------       --------       --------
 Long-term debt and capital lease obligations:
   Senior Notes. . . . . . . . . . . . . . . . . . . . . . .  $164,716       $164,716       $164,716
   Convertible Notes . . . . . . . . . . . . . . . . . . . .    82,358         82,358         --
   Other notes . . . . . . . . . . . . . . . . . . . . . . .     3,586          3,586          3,586
   Capital lease obligations, net of current portion . . . .     5,450          5,684          5,684
                                                              --------       --------       --------
     Total long-term debt and capital lease
        obligations. . . . . . . . . . . . . . . . . . . . .   256,110        256,344        173,986
                                                              --------       --------       --------
 Stockholders' equity:
   Preferred stock of the Company, 150,000,000
     shares authorized, 689 shares issued and held
     in treasury, 0 outstanding. . . . . . . . . . . . . . .       689            689            689
   Common Stock, $.01 par value, 75,000,000
     shares authorized, 30,694,260 shares issued
     and 28,037,497 shares outstanding, 34,094,260
     shares issued and 31,437,497 shares
     outstanding on a pro forma basis, 38,087,366
     shares issued and 35,430,603 shares
     outstanding on an as adjusted basis(1). . . . . . . . .       307            341            381
   Additional paid-in capital. . . . . . . . . . . . . . . .   111,186        196,152        273,980
   Accumulated deficit . . . . . . . . . . . . . . . . . . .   (70,126)       (70,126)       (70,126)
                                                              --------       --------       --------
                                                                42,056        127,056        204,924
   Less:  treasury stock . . . . . . . . . . . . . . . . . .   (42,734)       (42,734)       (42,734)
     Unrealized loss on  long term investments . . . . . . .      (112)          (112)          (112)
                                                              --------       --------       --------
   Total stockholders' equity. . . . . . . . . . . . . . . .      (790)        84,210        162,078
                                                              --------       --------       --------
     Total capitalization. . . . . . . . . . . . . . . . . .  $255,320       $340,554       $336,064
                                                              --------       --------       --------

------------------------------

     (1) Does not include (i) an aggregate of 1,036,582 shares of Common Stock issuable upon exercise of options granted or which may be granted under the 1992 Performance Equity Plan ("1992 Plan"), (ii) an aggregate of 3,500,000 shares of Common Stock issuable upon exercise of options granted or which may be granted under the 1995 Performance Equity Plan ("1995 Plan"), (iii) 6,652,782 shares of Common Stock issuable upon exercise of other outstanding options and warrants and
          (iv) 535,714 shares of Common Stock which may be issued upon conversion of certain convertible debt other than the Convertible Notes. See "Description of Certain Indebtedness" and notes 17, 18 and 22 to the Consolidated Financial Statements. The exercise and conversion prices of certain of the foregoing securities are below the current market price of the Common Stock as of the date of this Prospectus. Assumes the issuance of 3,400,000 shares of Common Stock in connection with the Milliwave Acquisition.

                             SELECTED FINANCIAL DATA

     The summary financial data presented below, as of and for the two years ended February 28, 1994 and 1995 and for the ten months ended December 31, 1995, have been derived from the Company's audited financial statements and the summary financial data presented below as of and for the six months ended June 30, 1995 and 1996 and the ten months ended December 31, 1994 have been derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma and historical consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.


                                                                   YEAR ENDED           TEN MONTHS ENDED           SIX MONTHS
                                                                   FEBRUARY 28            DECEMBER 31,           ENDED JUNE 30,
                                                                 --------------       --------------------       --------------
                                                                1994        1995        1994        1995        1995       1996(1)
                                                                ----        ----        ----        ----        ----       -------
 STATEMENT OF OPERATIONS DATA:                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
 NET SALES:
   TELECOMMUNICATIONS(2) . . . . . . . . . . . . . . .        $  8,505     $14,909     $13,420     $13,136      $4,553     $20,573
   INFORMATION SERVICES. . . . . . . . . . . . . . . .              --         474         193       2,648       2,052       3,423
   MERCHANDISING . . . . . . . . . . . . . . . . . . .           7,120      10,182       8,405      13,987       5,835       6,688
                                                              --------    --------    --------      ------      ------      ------
     TOTAL NET SALES . . . . . . . . . . . . . . . . .          15,625      25,565      22,018      29,771      12,440      30,684
 OPERATING INCOME (LOSS):
   TELECOMMUNICATIONS. . . . . . . . . . . . . . . . .            (744)     (3,423)     (2,067)     (6,945)     (2,140)     (9,027)
   INFORMATION SERVICES. . . . . . . . . . . . . . . .              --        (117)       (115)        238         284        (365)
   MERCHANDISING . . . . . . . . . . . . . . . . . . .             223         307         329         756         115        (163)
   GENERAL CORPORATE . . . . . . . . . . . . . . . . .          (1,547)     (2,378)     (1,609)     (3,861)     (1,979)     (6,249)
                                                              --------    --------    --------      ------      ------      ------
     TOTAL OPERATING LOSS. . . . . . . . . . . . . . .          (2,068)     (5,611)     (3,462)     (9,812)     (3,720)    (15,804)
 INTEREST EXPENSE. . . . . . . . . . . . . . . . . . .             744         637         505       7,630         430      18,015
 INTEREST INCOME . . . . . . . . . . . . . . . . . . .            (109)       (385)       (297)     (2,890)       (294)     (5,658)
 OTHER EXPENSES, NET . . . . . . . . . . . . . . . . .           5,687       1,367         948       1,305       1,253         654
 NET LOSS. . . . . . . . . . . . . . . . . . . . . . .          (8,195)     (7,230)     (4,618)    (15,857)     (5,109)    (28,815)
 NET LOSS PER COMMON SHARE . . . . . . . . . . . . . .           (1.06)      (0.42)      (0.28)      (0.70)       (.25)      (1.05)
 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING. . . . . .           7,719      17,122      16,609      22,770      20,184      27,468
 OTHER FINANCIAL DATA:
 Capital expenditures. . . . . . . . . . . . . . . . .             307       1,816       1,465       8,652       1,023      10,405
 EBITDA(3) . . . . . . . . . . . . . . . . . . . . . .          (1,845)     (5,179)     (3,116)     (8,952)     (3,401)    (13,145)

                                                                                                       AS OF            AS OF
                                                                              AS OF FEBRUARY 28     DECEMBER 31,      JUNE 30,
                                                                              -----------------    -------------      --------
                                                                               1994       1995         1995             1996
                                                                               ----       ----         ----             ----
                                                                               (IN THOUSANDS)     (IN THOUSANDS)   (IN THOUSANDS)
 BALANCE SHEET DATA:
 Cash, cash equivalents and short term investments . . . . . . . . . . . .    $   719   $ 3,156       $211,701        $191,061
 Property and equipment, net . . . . . . . . . . . . . . . . . . . . . . .      1,301     2,663         15,898          25,788
 Total assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14,610    29,509        285,363         289,345
 Current portion of long-term debt and capital lease obligations . . . . .      2,851       332          9,643          10,287
 Long-term debt and capital lease obligations, less current portion
  and discount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,084     5,165        240,455         256,110
 Stockholders' equity. . . . . . . . . . . . . . . . . . . . . . . . . . .      4,719    18,280         21,752            (790)


                                                        (FOOTNOTES ON NEXT PAGE)

--------------

     (1) In the first six months of 1996, the Company settled a dispute with another carrier regarding the unauthorized switching of the Company's customers to the other carrier. The Company recognized revenue of approximately $1.5 million and cost of sales of approximately $850,000 in connection with this settlement, the majority of which related to minutes of use during that period.

     (2) The Company has generated nominal revenues from its Wireless Fiber services.

     (3) EBITDA consists of loss before interest, income taxes, depreciation and amortization and other income and expense. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated. See the Company's consolidated financial statements contained elsewhere in this Prospectus.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion includes certain forward-looking statements. For a discussion of important factors, including, but not limited to, continued development of the Company's businesses, actions of regulatory authorities and competitors, and other factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors" and the Company's periodic reports incorporated herein by reference.

COMPANY OVERVIEW

     The Company provides local and long distance telecommunication services in the United States. As a complement to its telecommunications operations, the Company produces and distributes information and entertainment content. The Company also maintains a consumer products company with distribution through national retailers in the United States and Canada.

     The Company operates its businesses through its wholly-owned subsidiaries as follows:

     - WinStar Wireless, Inc. ("WinStar Wireless"), through the Company's operating subsidiaries, provides Wireless Fiber-based dedicated local access services on a wholesale basis to other carriers in many major metropolitan areas via the Company's digital wireless capacity in the 38 GHz portion of the radio spectrum. Wireless Fiber services currently are marketed to long distance carriers, fiber-based CAPs, CLECs, cellular and specialized mobile radio services, LECs, cable companies, internet service providers, value added resellers an systems intergrators and end user customers.

     - WinStar Telecommunications, Inc. ("WinStar Telecom"), through the Company's operating subsidiaries, is rolling out its local exchange services as a value-added, economical alternative to the LECs, particularly through the exploitation of the Company's Wireless Fiber capabilities, in substantially all of the 41 licensed areas covered by the Company's 38 GHz licenses. WinStar Telecom markets its services primarily through a direct sales force to small and medium-sized businesses.

     - WinStar Gateway Network, Inc. ("WinStar Gateway Network") is a long distance telecommunications services reseller that provides service directly to residential customers and which supports WinStar Telecom's offering of bundled local and long distance service to businesses.

     - WinStar New Media Company, Inc. ("WinStar New Media") produces and distributes, domestically and abroad, information and entertainment content, principally nonfiction and international programming and nationally syndicated sports radio programming.

     - WinStar Global Products, Inc. ("WinStar Global Products"), which was acquired by the Company prior to its entry into the telecommunications industry, designs, manufactures, markets and distributes personal care products, principally bath and hair care products, and sells primarily through large retailers, including mass merchandisers, discount stores, department stores and national and regional drug store chains.

     Perceiving emerging opportunities in an increasingly procompetitive telecommunications industry, the Company shifted its focus in 1992 from marketing consumer products to providing telecommunications services, and entered the telecommunications business in 1993 with its acquisition of WinStar Gateway. Substantially all of the Company's revenues have historically been generated through its long distance telecommunications, information and entertainment, and consumer products businesses. In 1994, the Company positioned itself for entrance into the local telecommunications market with the acquisition of Avant-Garde, the original holder of many of the Wireless Licenses. Utilizing the Wireless Licenses, the Company

(through WinStar Wireless) entered the local access services market as a CAP in December 1994 and currently provides Wireless Fiber-based local access services to a limited number of customers, generating nominal revenues to date. In April 1996, the Company (through WinStar Telecom) entered the local exchange services market as a CLEC, and currently provides such services only on a resale basis in New York City.

     The passage of the Telecommunications Act of 1996 has resulted in opportunities that have caused the Company to accelerate the development and expansion of its telecommunications businesses. The Company's entry into the local exchange services market, along with the continued development and expansion of the Company's local access business, will require significantly larger amounts of capital expenditures for the construction of Wireless Fiber and switch-based infrastructure on a city-by-city basis, for working capital and for funding of operating losses during the next several years. In connection with its CLEC business, the Company is installing its own switches and remote nodes and utilize its Wireless Fiber capacity, together with facilities leased or purchased from other carriers, to originate and terminate local traffic. The faster the Company's rollout of its CLEC business, the greater the near term operating losses and capital expenditures will be. In addition, the Company is expanding its Wireless Fiber-based CAP business because its CAP business will serve a significant portion of the local access needs of the Company's CLEC business, including for backbone interconnections of hub, main switch and local nodes sites to be created by the Company in connection with its CLEC operations, and for the origination and termination of local traffic generated by the Company's local exchange customers.

REVENUES

     The Company anticipates that the revenues generated by the operations of its telecommunications businesses will represent an increasingly larger percentage of the Company's consolidated revenue as the Company expands into the local telecommunications services market. Factors driving the mix of revenues are as follows:

     - CLEC revenues will be driven primarily by the number of local exchange circuits installed and in service. Customers generally are billed a flat monthly fee plus a per-minute usage charge or fraction thereof. Revenue growth depends on the introduction of local exchange services in new cities, the purchase and installation of switches to service those areas, and the addition of new customers. Additionally, if bundled services, such as long distance and Internet access and Internet related services are purchased by the Company's customers, revenue per circuit will increase. Other anticipated sources of revenue include resale agreements for CMRS services, advanced data services, broadband data transmission services and video conferencing. The Company believes that as its local exchange services business grows, it will become the most significant component of the Company's revenues. The Company currently is generating revenues from this business that are insignificant. The Company does not expect significant revenues from its CLEC business during 1996. Local exchange services that are offered by the Company on a resale basis can be provided, and revenues generated thereby, shortly after receipt of customer orders. Currently, the sales cycle for the resale of local exchange services is approximately one to three weeks in duration. The Company anticipates that the sales cycle for local exchange services provided using its Wireless Fiber capabilities and its own switches will be approximately the same duration as that experienced in the resale of local exchange services. CLECs, including the Company, currently set prices at a discount to those charged by LECs. The Company anticipates ongoing price reductions for provision of local exchange services, including those provided by the Company, in the future.

     - CAP revenues are driven primarily by the number of Wireless Fiber links in service and the capacity of each link (i.e., T-1s or DS-3s). Customers generally are billed at a fixed monthly rate per unit of capacity. Since the Company's local access customers have been, and will likely continue to be, predominantly telecommunications service providers, the addition or loss of several major customers would have a material impact on this business. The Company currently is generating revenues from this business that are insignificant. The Company does not expect significant revenues from its CAP business during 1996.

The Company's local access services are sold through a sales cycle that has averaged 9 to 12 months in duration because of the need to (i) demonstrate the efficacy and reliability of Wireless Fiber-based services to potential customers, as such services involve technology that is relatively new to the United States telecommunications industry and (ii) acquire the Roof Rights to install the Wireless Fiber links necessary to address the specific requirements of a customer. The Company believes that this sales cycle will become shorter going forward as (i) the efficacy and reliability of Wireless Fiber services become more widely accepted in the industry (thereby shortening or eliminating the customer education phase of the sales cycle), (ii) the Company's strategy of prequalifying buildings for Roof Rights results in the acquisition of key locations that will enable the Company to more rapidly address the specific requirements of many potential customers and (iii) existing customers broaden their use of the Company's Wireless Fiber services, especially those which have entered into master service agreements with the Company. CAPs, including the Company, currently set prices at a discount to those charged by LECs. The Company anticipates significant ongoing price reductions for CAP services, including those provided by the Company, in the future. See "Risk Factors -- Uncertainty of Market Acceptance of Wireless Fiber Services."

     - Long distance telecommunications services revenues are driven principally by the size and type of the customer base, with the largest percentage of the Company's long distance telecommunications services revenues currently derived from residential customers. Customers are billed on the basis of minutes or fractions thereof. New customers are generated through agent programs, affinity group programs and direct marketing. It is expected that in the future, larger percentages of the Company's long distance telecommunications service revenues will be derived from direct sales efforts to smaller- and medium-sized businesses as well as from customers which are purchasing local exchange services through the Company's CLEC business. See "Risk Factors -- Competition."

     - Information and entertainment content revenues are generated principally by (i) sales of content, such as documentaries and foreign films, to traditional content customers, such as cable networks, (ii) sales of content to new media distribution channels, such as on-line services, (iii) sales of advertising and (iv) the bundling of content with the Company's telecommunications services. Revenues also are driven by the size and quality of the Company's programming library and the release of new programs, which affects quarter to quarter comparability.

     - Consumer products revenues are driven principally by the number of national retailers in the Company's customer base. The Company obtains shelf space through such large retailers, and the addition or loss of several large retailers can have a significant effect on the revenues of the Company's consumer products business. Product sell-through and new product introductions also play an important role in the Company's relationships with its customers.

COSTS

     Factors relating to costs are as follows:

     - Costs associated with the Company's CLEC business will include significant up-front capital expenditures for the development of the infrastructure required to provide the Company's own local exchange services, including expenditures relating to interconnection (i.e., the use of LEC facilities to terminate calls), purchases of switching equipment, 38 GHz radios site acquisition fees and expenses (including option fees for the prequalification of buildings for Roof Rights) and strategic preplacement of a limited number of radios and related equipment in connection with the Company's building-centric network plan (i.e., hubbing). In addition, the Company will have substantial start-up costs related to its CLEC business that will not be capitalized, including costs of engineering, marketing, administrative and other personnel, who will be needed in advance of related revenues. When the Company commences operations in a city, it will initially resell the local exchange services of LECs or other CLECs. The Company will carry more of its traffic on its own facilities as it develops and installs the switches, radios and interconnections required to provide services in a particular city. However, the Company always will carry significant amounts of its traffic over leased facilities at lower margins. The resale of local exchange services typically will result in greater operating costs than the provision of services over the Company's own facilities and such costs will therefore decrease as a percentage of total CLEC operating costs as the Company begins to provide more services over its own facilities. Additionally, site acquisition and switch costs will become a lower percentage of cost per minute of service as more buildings are connected and as the Company increases the number of customers and lines per building. The Company is following a city-by-city, building-centric network plan to establish its own local exchange services facilities. The up-front capital costs of establishing the initial infrastructure required for the Company to provide its own local exchange services are substantial and much greater than those relating to the Company's CAP business.

     - Costs associated with the Company's CAP business include site acquisition (including option fees for the prequalification of buildings for Roof Rights) and equipment related fees and expenses, including costs incurred in connection with the acquisition of Roof Rights and the purchase of 38 GHz radios. In addition, the Company will continue to incur substantial start-up costs related to its CAP business that will not be capitalized, including costs of engineering, marketing, administrative and other personnel who will be needed in advance of related revenues. The Company anticipates that the cost per Wireless Fiber link will be reduced as increased traffic is generated in buildings in which the Company already has established service and the Company qualifies for volume discounts from its principal equipment vendors. The Company also expects that equipment costs will continue to drop as technological improvements are made and more vendors begin to offer 38 GHz radios and other equipment. The initial costs to complete a Wireless Fiber link and initiate services across that link are much less than those required by the Company's CLEC business because of the additional costs related to establishing CLEC services, such as those related to the purchasing of switches and customer-site equipment.

     - Costs associated with the Company's long distance business include expenses related to resalable minutes purchased from major carriers, and accordingly fluctuate with revenue. Typically, reductions of such costs are achieved through negotiated volume rebates and competitive contract pricing. Generally, the Company is obligated to generate certain minimum monthly usage with its long distance carriers and may be required to pay an underutilization fee in addition to its monthly bill equal to a certain percentage of the difference between such minimum commitments and the traffic actually generated by the Company. The Company has never paid or been required to pay any under utilization charges.

     - The Company's information services businesses have both production and distribution costs. Film production costs include those related to producing original products and licensing third-party products and are capitalized as incurred and are expensed as productions are completed. Overhead costs in the production division are also capitalized and allocated to films in progress, and are subsequently expensed as such films are completed. The distribution divisions incur royalty costs payable to third-party producers and selling costs, both of which vary directly with sales of acquired product, as well as administrative costs, substantially personnel related costs, which are primarily fixed in nature and which are expensed as incurred.

     - Costs associated with the Company's consumer product business fluctuate with material and labor component pricing. A large percentage of material components are sourced overseas, and are purchased in United States dollars. The Company seeks to lower product costs through improved material sourcing. See "-- Liquidity and Capital Resources."

RESULTS OF OPERATIONS

    SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

     Net sales for the six months ended June 30, 1996 increased by $18,244,000, or 147%, to $30,684,000, from $12,440,000 for the six months ended June 30, 1995. This increase was principally attributable to increased revenues generated by the Company's telecommunications businesses, which had revenues of approximately $20,573,000 during the six months ended June 30, 1996, compared with $4,553,000 for the six months ended June 30, 1995.

     The increase in telecommunications revenue relates primarily to the Company's residential long distance telephone business, which is currently the Company's largest source of telecommunications revenue. During the period, however, the operations of the Company's new local communications businesses were advanced on many fronts, including the addition of personnel and customers, broader regulatory authorizations in several states, negotiation of interconnect agreements with incumbent local exchange carriers, and new relationships with equipment vendors. All of these accomplishments set the stage for future revenue growth from this part of the Company's business. Over time, this focus on the local communications market is expected to result in residential long distance revenues accounting for lower percentage of the overall telecommunications revenues of the Company. Furthermore, the Company intends to expand the marketing of its long distance services to the business market through WinStar Telecom, as part of its integrated telecommunications services offering.

     During the second quarter, the Company stopped accepting new customer orders for long distance services from certain independent marketing agents. These agents were responsible for generating a substantial portion of the Company's telecommunications revenues during the first six months of 1996, through certain marketing programs which the Company concluded were not consistent with its overall strategy. On May 10, 1996, the Company adopted a policy of mandatory independent verification of all written customer orders as a result of consumer and regulatory complaints from these programs. The Company is developing alternative long distance marketing programs designed to attract a broader base of customers, including the marketing and sales by its new CLEC sales force of these services to small and medium size commercial customers, and is continuing its efforts to increase its revenues through acquisitions. While the Company expects overall revenues to increase in the third and fourth quarters of 1996, to the extent that such new programs or acquisitions individually or in the aggregate are not successful in the near term, the Company is likely to experience a reduction in its residential long distance revenues during the same period.

     The Company also recorded a $1,370,000 increase in its information services revenues to $3,423,000, from $2,052,000 for the six months ended June 30, 1995, principally resulting from the Fox/Lorber and TWL acquisitions which occurred during the second quarter. The two New Media acquisitions are consistent with the Company's low risk, low expenditure approach to the content business. The acquisitions cost approximately $2.5 million consisting of cash, stock and notes, and are expected to contribute approximately $7 million to revenues for the balance of the year.

     Gross profit for the six months ended June 30, 1996 increase by $9,629,000, or 283%, to $13,036,000, from $3,407,000 for the six months ended June 30, 1995.
Gross profit as a percentage of net sales increased to 42.5% for the six months ended June 30, 1996, from 27.4% for the six months ended June 30, 1995. This increase was primarily attributable to improving margins in the Company's telecommunications business, which have been positively impacted by lower cost of sales of its long distance business achieved through reduced carrier costs resulting from renegotiated contracts with its long distance service carriers. The telecommunications segment gross profit margin increased to 46.7% for the period, up from 21.4% for the first six months of 1995. The Company expects that gross profit margins of its long distance business for the third and fourth quarter of 1996 will be lower due to the Company's shift in long distance marketing strategy. Margin improvement was also recognized from the information services segment, where the gross profit margin for the six months ended June 30, 1996 was 36.0% compared with 28.6% for the first six months of 1995.

     The Company expects gross profit to continue to increase as the Company's local communications business expands, however the gross profit margin is expected to continue to fluctuate during this development phase. For example, the gross profit margin of the Company's CLEC business will initially be lower, until its switches are installed and in operation, at which time margins are expected to increase. The Company's CAP business is expected to positively impact margins as revenues increase. Long distance margins are expected to be lower in the near term, due to the Company's shift in its long distance marketing strategy. While these decreased long distance margins may have a greater effect on the overall gross profit margin in the near term, this is expected to have a lesser effect on overall gross profit margin in time as revenues from the other business segments accelerate. The Company's information services and consumer product segments' gross profit margins fluctuate from quarter to quarter based on seasonality and product mix.

     Selling, general and administrative expenses increased by $21,039,000 to $28,005,000, or 91% of net sales, for the six months ended June 30, 1996 from $6,966,000, or 56% of net sales, for the comparable period of the prior year. The telecommunications segment accounted for 71% of such increase. Significant factors were the increase in sales, marketing, network and software engineering and related technical and support personnel resulting from the accelerated rollout of the Company's CLEC operations and growth in personnel at WinStar Wireless. These expenses will continue to grow as a percentage of net sales in the near term as the Company continues to emphasize the development of its local communications business. The effect of the Fox/Lorber and TWL acquisitions during the second quarter resulted in expense increases in the information services segment, which generated 6% of the increase for the period. Corporate, general and administrative expenses accounted for 20% of the total increase, reflecting the expense of continued expansion of the Company's executive, finance, information and human resource personnel and systems. For the reasons noted above, the operating loss for the six months ended June 30, 1996 was $15,804,000, compared with $3,720,000 for the six months ended June 30, 1995.

     Interest expense for the six months ended June 30, 1996 was $18,015,000, compared with $430,000 for the six months ended June 30, 1995. The increase was primarily attributable to $16,116,000 in interest accreted on the senior and convertible notes payable issued in the Company's October 1995 Debt Placement, which is not payable in cash until after 1999. Interest income for the six months ended June 30, 1996 increased by $5,364,000, to $5,658,000, from $294,000 for the six months ended June 30, 1995. The increase is attributable to earnings on the proceeds of the 1995 Debt Placement.

     Other expense for the six months ended June 30, 1996 decreased by $786,000, to $467,000, from $1,253,000 for the six months ended June 30, 1995. During the six months ended June 30, 1995, the Company recorded an expense of $1,104,000 representing its equity interest in the losses of Avant-Garde. As a result of the merger of Avant-Garde, the Company began to include all of Avant-Garde's revenues and expenses in its consolidated statements of operations effective July 17, 1995, and therefore this expense does not appear in the statement of operations for the quarter ended June 30, 1996. In addition, the cost of acquisition of Avant-Garde has been allocated primarily to licenses, and the amortization of this asset caused an increase in the amortization expense from $149,000 for the six months ended June 30, 1995, to $467,000 for the six months ended June 30, 1996.

     For the reasons noted above, the net loss for the six months ended June 30, 1996 was $28,815,000, compared with a net loss of $5,109,000 for the comparable period of 1995.

    TEN MONTHS ENDED DECEMBER 31, 1995 COMPARED TO THE TEN MONTHS ENDED DECEMBER 31, 1994

     Net sales for the ten months ended December 31, 1995 increased by $7,753,366, or 35.2%, to $29,771,472, from $22,018,106 in the comparable period of the prior year. This increase was attributable to increased revenues in the Company's information and entertainment services and consumer products merchandising subsidiaries. During the ten months ended December 31, 1995, WinStar Wireless had only nominal revenues. WinStar New Media, which reported nominal revenues in the prior year, had revenues of approximately $2,648,000 for the ten months ended December 31, 1995, related primarily to the completion of certain documentary television products. WinStar Global Products also experienced an increase in revenue of approximately $5,664,000, primarily due to the growth in sales volume of its bath and body product lines.

     Cost of sales for the ten months ended December 31, 1995 increased by $4,785,000, or 32%, to $19,546,000, from $14,761,000 for the ten months ended
December 31, 1994. The increase was principally attributable to the growth in the Company's information services and consumer products businesses.

     Gross profit for the ten month ended December 31, 1995 increased by $2,968,000, or 41%, to $10,225,000, from $7,257,000 for the ten months ended
December 31, 1994. Gross profit as a percentage of sales increased to 34.3% for the ten months ended December 31, 1995, compared to 33.0% in the comparable period of the prior year. The increase was principally attributable to an increase in gross margins at WinStar Global Products resulting from sales price increases and product cost decreases relating to better material pricing and factory efficiencies.

     Selling, general and administrative expenses increased by $9,292,277 to $19,266,466, or 64.7% of net sales, for the ten months ended December 31, 1995, from $9,974,189, or 45.3% of net sales, in the comparable period of the prior year. The acquisition of Avant-Garde and the consolidation of that entity's results of operations into the Company's financial statements from July 17, 1995 onward, as well as the growth in the administrative infrastructure at WinStar Wireless, accounted for approximately 36% of the total increase. In particular, expenses were incurred to develop operating systems, to market services to targeted customers and to prepare for future growth in the wireless business. Corporate general and administrative expenses accounted for approximately 23% of the total increase because of the hiring of additional personnel and the expansion of the Company's infrastructure to manage future growth in the wireless business. Selling and marketing expenses incurred by WinStar Global Products to service increased revenues accounted for approximately 22% of the total increase.

     For the reasons noted above, the operating loss for the ten months ended December 31, 1995, was $9,811,629, compared to an operating loss of $3,462,037 in the comparable period of the prior year.

     Interest expense increased by $7,125,000 to $7,630,000 for the ten months ended December 31, 1995, from $505,000 for the ten months ended December 31, 1994, reflecting principally the non-cash accretion of interest to the Senior and Convertible Notes.

     Interest income for the ten months ended December 31, 1995 increased by $2,593,000, to $2,890,000, compared with $297,000 for the same period during the prior year. The increase was attributable to earnings on the 1995 Debt Placement, which raised net proceeds of $214.5 million.

     Other expense, net, for the ten months ended December 31, 1995 increased by $357,000, to $1,306,000, compared with $949,000 for the same period of the prior year. The cost of the acquisition of Avant-Garde has been allocated primarily to the 38 GHz licenses held by Avant-Garde at the time of the acquisition, and the amortization of this asset beginning in June 1995, when such licenses were placed into service, caused an increase in amortization expense of $258,000.

     For the reasons noted above, the Company reported a net loss of $15,857,459 for the ten months ended December 31, 1995, compared to a net loss of $4,618,358 in the comparable period of the prior year.

     YEAR ENDED FEBRUARY 28, 1995 COMPARED TO YEAR ENDED FEBRUARY 28, 1994

     Net sales for the year ended February 28, 1995, were $25,564,760, up 63.6% from the prior year's sales of $15,625,019. During the year ended February 28, 1995, WinStar Gateway reported net sales of $14,909,225, compared to net sales of $8,505,282 in the year ended February 28, 1994, an increase of 75.3%. Sales growth resulted primarily from growth in the customer base at WinStar Gateway. WinStar Global Products also experienced substantial sales growth, from $7,119,737 in the year ended February 28, 1994, to $10,182,143 in the year ended February 28, 1995, an increase of 43%.
 This increase was attributable to approximately $3,600,000 in additional sales from the bath and body product line acquired in the year ended February 28, 1994, as well as growth in the personal care products line. These sales increases were offset by a reduction of approximately $1,200,000 in sales from discontinued business lines. WinStar New Media generated $473,392 in sales in the year ended February 28, 1995, its first year of operation.

     Cost of sales for the year ended February 28, 1995 increased by $6,990,000, or 65%, to $17,703,000, from $10,712,000 for the year ended
February 28, 1994. The increase is principally attributable to the growth in the Company's long distance telephone and consumer products businesses.

     Gross profit for the year ended February 28, 1995 increased by $2,949,000, or 60%, to $7,862,000, from $4,913,000 for the year ended
February 28, 1994. Gross profit as a percentage of sales was 30.8% in the year ended February 28, 1995, compared to 31.4% in the prior year. The slight decrease is attributable to certain one-time charges recorded at WinStar Gateway relating to contractual payments due to the Company's telecommunications providers.

     Selling, general and administrative expenses increased by $5,800,946 to $12,688,859, or 49.6% of net sales, for the year ended February 28, 1995, from $6,887,913, or 44.1% of net sales, for the prior year. The increase was attributable to increased operating expenses related to the growth of WinStar Gateway and WinStar Global Products, the build up of the corporate infrastructure to identify, acquire and manage opportunities for the Company's continued telecommunications growth, and start-up expenses associated with WinStar Wireless, offset by a reduction of expenses related to discontinued business lines. The Company also recorded a restructuring charge of $607,609 and other non-recurring charges of $481,872 in the year ended February 28, 1995, related to its WinStar Gateway subsidiary. These charges include termination costs for previous executive, management, and staff personnel as well as other charges taken in connection with sales programs and other initiatives implemented by previous management. For the reasons noted above, the operating loss for the year ended February 28, 1995, was $5,611,436, compared to an operating loss of $2,067,521 in the prior year.

     Interest expense decreased to $637,000 in the year ended February 28, 1995 from $744,000 in the prior year. This improvement was due to the use of approximately $2,000,000 in promissory notes by the holders thereof for the payment of the exercise price of certain warrants.

     Other expense, net, for the year ended February 28, 1995 decreased by $4,321,000, to $1,366,000, from $5,687,000 for the year ended February 28,
1994. In the year ended February 28, 1994, the Company recorded a non-cash expense of $5,316,667 related to certain stock options issued in connection with the Company's initial public offering in 1991, and an expense of $292,376 related to discontinued business lines. The Company also recorded an extraordinary gain of $194,154 resulting from the settlement of debt at a discount. These situations did not recur in the year ended February 28, 1995. This decrease in other expense was offset in part by the Company's proportionate share of expenses incurred by Avant-Garde, aggregating $1.1 million.

     For the reasons noted above, the Company reported a net loss of $7,230,195 for the year ended February 28, 1995, compared to a net loss of $8,195,468 for the year ended February 28, 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has incurred significant operating and net losses due in large part to the development of its telecommunications services business, and anticipates that such losses will increase as the Company accelerates its growth strategy. Historically, the Company has funded its operating losses and capital expenditures through public and private offerings of debt and equity securities and from credit facilities. Cash used to fund negative EBITDA during the six months ended June 30, 1996 and the ten months ended December 31, 1995 was $13.1 million and $9.0 million, respectively. In October 1995, the Company raised net proceeds of approximately $214.5 million from the placement of debt securities (the "1995 Debt Placement") to fund the expansion of its CAP business. Interest expense on such debt does not require payments of cash for the first five years. At June 30, 1996 and December 31, 1995, working capital was $193 million and $215 million, respectively, including cash, cash equivalents and short term investments of $191 million and $212 million, respectively.

     The passage of the Telecommunications Act has resulted in opportunities that have caused the Company to accelerate the development and expansion of its telecommunications businesses. To capitalize on these opportunities, the Company has undertaken a plan to expand and accelerate its capital expenditure program. Capital expenditures for the six months ended June 30, 1996, and the ten months ended December 31, 1995 were $10.4 million and $8.7 million, respectively, and, prior to the enactment of the Telecommunications Act, the Company's planned capital expenditures for 1996 and 1997 were estimated at $36 million and $52 million, respectively. As a result of the acceleration of the development and expansion of the Company's telecommunications businesses, the Company now plans to significantly increase its capital expenditures.

     A significant portion of the Company's increased capital requirements will result from the rollout of the Company's CLEC business on a nationwide basis. The Company has begun to build a direct sales force, has opened sales offices in New York City, and is in the process of expanding into other metropolitan areas. Additionally, the Company is in the process of ordering switching and other network equipment to be placed in key markets. Accordingly, the Company expects that its working capital, capital expenditure needs and selling, general and administrative expenses will continue to increase as this expansion takes place, which will accelerate the Company's need for additional capital.

     The Company has two working capital facilities and an equipment lease financing facility with a total of $14.4 million outstanding thereunder as of June 30, 1996. One working capital facility, which was to expire in September 1996, was assigned to a new lender who has extended a similar facility through September 1999. The Company is currently negotiating and expects to complete an extension of the other working capital facility.

     As of June 30, 1996, the Company also has commitments during the next year (i) to purchase $23.5 million of telecommunications capital equipment,
(ii) to pay an aggregate of approximately $41 million upon consummation of the Milliwave and other acquisitions, and (iii) to pay $17.5 million in short term notes or Common Stock upon consummation of the Locate acquisition.

     The proceeds of the Company's 1995 Debt Placement will be used principally to fund the capital expenditures and operating losses resulting from the accelerated development and expansion of the Company's telecommunications businesses. Management anticipates, based on current plans and assumptions relating to its operations, that the net proceeds from the 1995 Debt Placement, together with its current financial resources and equipment financing arrangements which the Company intends to seek, will be sufficient to fund the Company's growth and operations for approximately 16 to 20 months from the date of this Prospectus. Management believes that the Company's capital needs at the end of such period will continue to be significant and the Company will continue to seek additional sources of capital. The Company anticipates that it will be able to raise sufficient capital to implement its accelerated plan. Further, in the event the Company's plans or assumptions change or prove to be inaccurate, or if the Company successfully consummates any acquisitions of businesses or assets (including additional 38 GHz licenses, by auction or otherwise), the Company may be required to seek additional sources of capital sooner than currently anticipated. Sources of additional capital may include public and private equity and debt financings, sales of nonstrategic assets and other financing arrangements. There can be no assurance that the Company will be able to obtain financing, or, if such financing is available, that the Company will be able to obtain it on acceptable terms. Failure to obtain additional financing, if needed, could result in the delay or abandonment of some or all of the Company's development and expansion plan, which would have a material adverse effect on the Company's business and could adversely affect the Company's ability to service its debt and the value of its Common Stock.

                                   BUSINESS

GENERAL

     The Company delivers telecommunications services in the United States as a CAP, CLEC, and long distance and private network services provider. The Company utilizes its Wireless Fiber services as a key component of its transmission capabilities. As a complement to its telecommunications operations, the Company produces and distributes information and entertainment content.

     Wireless Fiber services deliver high quality transmission via digital, wireless capacity in the 38 GHz portion of the radio spectrum, where the Company is the holder of the largest aggregate amount of 38 GHz bandwidth in the United States pursuant to Wireless Licenses granted by the FCC. The Wireless Licenses enable the Company to provide Wireless Fiber services in the 31 most populated MSAs in the United States, including Atlanta, Boston, Chicago, Los Angeles, New York and San Francisco, among others, and 41 of the 45 most populated MSAs. The MSAs covered by the Wireless Licenses include more than 100 cities with populations exceeding 100,000, and encompass an aggregate population of almost 110 million. By exploiting its Wireless Fiber capabilities, the Company seeks to become a value-added, economical provider of local telecommunications services and an attractive alternative to the LECs, such as the RBOCs, in substantially all of the metropolitan areas covered by the Wireless Licenses.

     The Company believes that its Wireless Fiber services provide it with certain critical competitive advantages in the evolving telecommunications market. The Company's Wireless Fiber services are engineered to provide 99.999% reliability, with a 10(13) bit error rate (unfaded), performance equivalent to that provided by fiber optic-based networks and exceeding that generally provided by copper-based networks. The Company's Wireless Fiber services provide a high capacity, cost-effective solution for voice and broadband applications, providing data transfer rates equivalent to fiber-optic products and significantly exceeding those provided by the fastest dial-up modems and ISDN lines. The above-ground, installation-to-meet-demand nature of the Company's Wireless Fiber services enables the Company to provide services to a customer more quickly and less expensively than telecommunications providers that rely on the installation of fiber optic- or copper-based lines for connection to customer locations.

TELECOMMUNICATIONS INDUSTRY OVERVIEW

     The telecommunications industry is being reshaped by the deregulation of telecommunications markets, growing demand for high speed, high capacity digital telecommunications services and rapid advances in wireless technologies, including 38 GHz-based technology. The long distance market has been opened to competition for more than a decade and current deregulation is now allowing new competitors to enter into the local telecommunications markets to compete with the incumbent LECs in all aspects of local telecommunications services. The accelerating growth of LANs, WANs, Internet services and video teleconferencing, and the ongoing revolution in microprocessor power, are significantly increasing the volume of broadband telecommunications traffic. The convergence of these factors is creating significant opportunities for competitive telecommunications service providers such as the Company.

     GENERAL

     The present structure of the telecommunications marketplace was shaped principally by the court-directed divestiture ("Divestiture") of the Bell System in 1984. In connection with the Divestiture, the United States was divided into 194 local regions known as LATAs and the Bell System was separated into a long distance carrier, AT&T, to provide long distance services between LATAs, and seven RBOCs, including, for example, Bell Atlantic and NYNEX, to provide local telecommunications services. Long distance services involve the carriage of telecommunications traffic between LATAs. Local telecommunications services involve the provision of switched local traffic (local exchange services) and short-haul (or intraLATA) toll service and the provision of local network access to long distance carriers by the LECs, including the RBOCs, and independent long distance carriers and resellers, thereby allowing long distance traffic to reach end users in a different LATA (local access).

     While the Divestiture facilitated competition in the long distance segment of the telecommunications market, each LEC initially continued to enjoy a monopoly in the provision of local telecommunications services in its respective geographic service area. Beginning in the mid-1980s, however, certain entities began constructing their own local networks and providing local access and dedicated services designed to allow users to bypass a portion of a particular LEC's local network. CAPs were the first alternative providers of these types of services and the first competitors in the local telecommunications services market. The demand for alternative local telecommunications services providers in the past has been driven in large part by the significant charges levied by the LECs on the long distance carriers for access to such LECs' local networks (access charges), which have represented approximately 45% of such carriers' long distance revenues. The CAPs' local networks typically consist of fiber optic-based facilities connecting long distance carriers' POPs within a metropolitan area, connecting end users (primarily large businesses and government agencies) with long distance carriers' POPs and connecting different locations of a particular customer. CAPs take advantage of the digital technology employed by fiber optics and the substantial capacity and economies of scale inherent in their networks to offer customers service that is generally less expensive and of higher quality than that obtained from the LECs.

     The Telecommunications Act opens the local exchange services market to competition on a nationwide basis. The Telecommunications Act provides for the removal of legal barriers to competition in the local exchange market and will permit CLECs, such as the Company, to offer a full range of local exchange services, including local dial tone, custom calling features and intraLATA toll services, to both business and residential customers. It requires LECs to allow alternate carriers, such as the Company, to interconnect with their networks and establishes additional procompetitive obligations upon the incumbent LECs. These obligations include allowing unbundled access to the incumbent LECs' networks, resale of local exchange services, number portability, dialing parity, access to rights-of-way and mutual compensation for the termination of switched local traffic. In addition, the legislation codifies the LECs' equal access and nondiscrimination obligations and preempts inconsistent state regulation.
The Telecommunications Act also contains certain provisions that ultimately will eliminate the restrictions that currently prohibit the RBOCs from providing interLATA services.

     The full extent of the effects of the Telecommunications Act and the Interconnection Order on the Company and other telecommunications companies is as of yet unknown, particularly because it contains many provisions that require enabling regulations, many of which have not yet been promulgated or which are not yet final or are still subject to reconsideration or appeal or both. However, the Company believes that both competition and opportunity in the telecommunications industry will be increased by the Telecommunications Act, as telecommunications providers seek to enter quickly into newly-opened markets. The Company believes that such opportunity is amplified by (i) growing consumer interest, especially among business users, in alternatives to their existing carriers for more capacity in the form of broader bandwidth channels to customer premises, better pricing terms and route diversity, (ii) long distance carriers' desire to connect their long distance networks to local origination and termination points at rates lower than available from the incumbent LECs', (iii) a monopoly position and pricing structure in the local exchange services market which historically has provided little economic incentive for the incumbent LECs to upgrade their existing networks or to provide specialized services, (iv) technological advances in data and video services and products requiring greater transmission capacity and reliability and (v) ongoing regulatory initiatives to allow other providers of local telecommunications services to interconnect their networks with those owned by the incumbent LECs.

     38 GHz TECHNOLOGY

     An aggregate of fourteen 100 MHz channels in 38 GHz currently are allocated by the FCC in each 38 GHz licensed area with certain additional 100 MHz channels available for future licensing. Although FCC rules specify that 38 GHz be used for point-to-point transmissions, it has not mandated any particular commercial services for such frequency. Prior to 1993, the 38 GHz portion of the radio spectrum remained largely unassigned for commercial use in the United States due to, among other factors, the lack of available technology to efficiently utilize 38 GHz for commercial purposes. In the early 1990s, however, technology became available which allowed for the provision of non-switched wireless telecommunications links between two fixed points for the carriage of telecommunications traffic. 38 GHz technology was first employed in Europe on a commercial basis by PCS providers for the interconnection of their cell sites.

     By early 1994, technological advances combined with growing use in Europe led to increasing awareness of and interest in the potential uses of 38 GHz in the United States. After Avant-Garde (which was acquired by the Company in July 1995 and which was the original recipient of many of the Company's Wireless Licenses) received its initial 30 multiple-channel 38 GHz licenses in September 1993 (each license providing for four channels for an aggregate of 400 MHz of bandwidth capacity), other entities, including several large telecommunications companies such as Pacific Telesis, Inc., GTE and MCI, sought similar multiple-channel 38 GHz licenses for the provision of wireless local telecommunications services. However, in September 1994, the FCC began to follow new procedures with respect to the granting of 38 GHz licenses, including limiting bandwidth capacity to a single 100 MHz channel per licensee in a particular licensed geographic area and, in November 1995, established a freeze on the issuance of new licenses in this spectrum pending the outcome of a rulemaking proceeding. See "-- Government Regulation of Telecommunications Operations."

     Point-to-point wireless local telecommunications services can be offered in many portions of the radio spectrum. However, 38 GHz has several characteristics that make it particularly well suited for the provision of such services, including:

     - EFFICIENT CHANNEL REUSE ALLOWING FOR DENSE AND CONTROLLED NETWORK DESIGNS. Certain characteristics of 38 GHz, including the small amount of dispersion (i.e., scattering) of the radio beam as compared to the more dispersed radio beams produced in lower frequencies, allow for the reuse of bandwidth capacity in a licensed area. The ability to reuse capacity allows the 38 GHz license holder to densely deploy its 38 GHz services in a given geographic area, providing services to multiple customers over the same 38 GHz channel and conserving bandwidth capacity, thereby enhancing the types of services that can be provided and increasing the number of customers to which such services can be provided. Due to the limited dispersion characteristics of 38 GHz, numerous T-1 circuits and/or DS-3 circuits can be placed in close proximity without interfering with each other. The Company believes that the use of multiple 100 MHz channels allows, and in many instances is required, for dense reuse where multiple DS-3 paths are being deployed in a given area. The Company currently utilizes one 100 MHz channel to provide either four T-1 circuits, eight T-1 circuits or one DS-3 circuit depending on the specific radio equipment utilized and its configuration. The specific equipment and capacity deployed are determined by the capacity needed on each link.

     38 GHz licenses have been granted by the FCC on a geographic basis and cover areas originally defined by the applicant, allowing the license holder to install and operate as many transmission links as can be engineered in the entire licensed area without obtaining further approval from the FCC. This is a significant difference from most other comparable portions of the radio spectrum (i.e., those that are used for other commercial point-to-point applications), which are typically licensed on a link-by-link basis following frequency coordination. Frequency coordination is often time consuming and problematic at frequencies lower than 38 GHz because such frequencies are widely used and signals at such frequencies are more dispersed. The exclusive right to use a particular channel or channels within a broad geographic area gives the licensee much greater control and flexibility over its network design. A 38 GHz licensee can save costs, ensure interference-free operations and increase quality and reliability by designing efficient 38 GHz networks in advance of their deployment.

     - HIGHER DATA TRANSFER RATES. The total amount of bandwidth for each 38 GHz channel is 100 MHz, which exceeds the bandwidth of any other present terrestrial wireless channel allotment and supports full broadband capability. For example, one 38 GHz DS-3 channel at 45 Mbps today can transfer data at a rate which is over 1,500 times the rate of the fastest dial-up modem currently in use (28.8 Kbps) and over 350 times the rate of the fastest ISDN line currently in use (128 Kbps). Data transfer rates of a 38 GHz DS-3 channel even exceed the data transfer rates of cable modems (30
Mbps). The broadband capacity of 38 GHz transmission provides improved speed and quality in transmissions, as compared to transmissions that are carried over a "last mile" consisting of copper wire. In addition to accommodating standard voice and data requirements, 45 Mbps data transmission rates allow end users to receive full motion video and 3-D graphics and to utilize highly interactive applications on the Internet and other networks.

     - RAPID DEPLOYMENT. 38 GHz technology generally can be deployed considerably more rapidly than wireline (because of permit procedures and construction time required for wireline buildout) and many other wireless technologies (because of the need to follow FCC frequency coordination procedures in connection with the installation of most wireless facilities).

     - EASE OF INSTALLATION. The equipment used for point-to-point applications in 38 GHz (i.e., antennae, transceivers and digital interface units) is typically smaller, less obtrusive, less expensive and uses less power than equipment used for similar applications at lower frequencies, making it often relatively easier to obtain the Roof Rights required to install transceivers and less costly to initiate 38 GHz-based services.

     - ADDITIONAL ADVANTAGES OVER OTHER PORTIONS OF RADIO SPECTRUM. At frequencies above 38 GHz, point-to-point applications become less practical because the maximum distance between transceivers continually decreases as attenuation increases. Additionally, the FCC has specified the use of many portions of the spectrum for applications other than point-to-point, such as satellite and wireless cable services, and, accordingly, these portions of the radio spectrum often are not available for point-to-point applications. Finally, 38 GHz has characteristics which provide better signal quality and performance in inclement weather than those offered in the immediately surrounding portions of the radio spectrum.

STRATEGY FOR TELECOMMUNICATIONS BUSINESS GROWTH

     By exploiting its Wireless Fiber capabilities, the Company seeks to become a leading provider of integrated telecommunications services in the United States. Key elements of the Company's strategy include:

     ACCELERATING ROLLOUT OF CLEC SERVICES AND LEVERAGING OF WIRELESS FIBER CAPABILITIES. In response to the Telecommunications Act, the Company is accelerating the rollout of its local exchange CLEC services. The Company has commenced offering local exchange services on a limited, resale basis in New York City and it is anticipated that the Company will begin offering such services in a number of additional cities during the next nine months. As the Company commences its CLEC business in each city, in order to gain initial market penetration in that city, it intends to initially resell the local exchange services of other service providers, such as other CLECs and the incumbent LECs, until it has established the Wireless Fiber and switch-based infrastructure required to provide its own local exchange services in that city. The Company also is in the process of negotiating interconnection agreements with various local exchange service providers, including incumbent LECs, under which the Company will obtain network elements and/or services on an unbundled basis. The Company has entered into a number of interconnection agreements for states that encompass various cities covered by the Wireless Licenses. These agreements are with carriers such as Ameritech for Illinois, PacBell and GTE for California, NYNEX for New York and Massachusetts, and Bell South for Florida, Georgia and Tennessee, among others. The Company is following a city-by-city, building-centric network plan to establish its own local exchange services facilities which will utilize the Company's own switches and Wireless Fiber services to link end user customers and fiber optic facilities leased or purchased from service providers. By utilizing its Wireless Fiber services to originate and terminate customer traffic without connecting to end users through the extension of more costly fiber-optic lines or using the facilities of the LECs, the Company believes that it will be able to provide many types of bundled local exchange, long distance, Internet services, enhanced communications and information services to its target customers at lower cost than many of its competitors, with equal or better quality. See "-- Telecommunications Services -- CLEC Services."

     CONTINUING TO MARKET CAP SERVICES TO OTHER TELECOMMUNICATIONS PROVIDERS. The Company is continuing to target other telecommunications service providers in marketing its Wireless Fiber-based local access services. The Company believes that its Wireless Fiber services present an attractive, economical vehicle for other telecommunications service providers to extend their own networks and service territories, especially as they seek to rapidly penetrate new markets opening up to them as a result of the Telecommunications Act. By having its Wireless Fiber services packaged with the service offerings of other telecommunications providers or utilized as a seamless component of such providers' own telecommunications networks, the Company also hopes to leverage the marketing and distribution capabilities of such providers. The Company currently offers its Wireless Fiber services to long distance carriers; other CAPs and CLECs; CMRS providers; and LECs. The Company also offers its Wireless Fiber services to all types of telecommunications service providers as viable, cost-efficient alternate routes for their telecommunications traffic in situations where primary routes are incapacitated and/or network reliability concerns require alternate telecommunications paths. See "-- Telecommunications Services -- CAP Services."

     PROVIDING WIRELESS INTERNET ACCESS AND PRIVATE NETWORK SERVICES. The Company is marketing its Wireless Fiber services to take advantage of the characteristics that make it an attractive solution for entities seeking cost-effective, high capacity Internet access and private voice and data network services. The total amount of bandwidth of each 38 GHz channel is 100 MHz, which supports high broadband capability. One Wireless Fiber DS-3 link provides transfer rates which are over 1,500 times the rate of the fastest dial-up modem currently in use and over 350 times the rate of the fastest ISDN line currently in use. In addition to accommodating standard voice and data requirements, Wireless Fiber services can allow end users to receive real time, full motion video and 3-D graphics and to utilize highly interactive applications on the Internet and other networks. In addition to its CAP and CLEC services, the Company offers its Wireless Fiber services to businesses, government agencies and institutions with multiple locations that seek to establish their own independent local telecommunications systems for dedicated private line voice and data networks, including LAN and WAN applications. The Company also recently established its first major relationship with an Internet service provider and is actively pursuing relationships with additional Internet service providers. See "-- Telecommunications Services -- CAP Services."

     EXPLOITING FIRST TO MARKET AND LEADING SPECTRUM HOLDER ADVANTAGES. The Company currently enjoys a first-to-market advantage as one of the few holders of 38 GHz licenses with an established operating and management infrastructure and the capital necessary to rapidly exploit and roll out its 38 GHz services on a commercial basis. The Company believes that its competitive advantage is further strengthened by its position as the holder of the largest aggregate amount of 38 GHz bandwidth capacity in the United States and by the broad geographic scope allocated under its Wireless Licenses. The Company holds 45 Wireless Licenses, 30 of which provide for 400 MHz of bandwidth capacity per licensed area and 15 of which provide for 100 MHz of bandwidth capacity per licensed area, and which allow the Company to address an aggregate of more than 400 million channel pops. The Company will acquire a significant number of additional 38 GHz licenses upon consummation of the Milliwave, Locate and Pinnacle Acquisitions, which will enable the Company to address more than 175 million additional channel pops. Based on existing and proposed FCC regulations, the Company believes that it will be difficult, in the near term, for other entities seeking to provide wireless local telecommunications services similar to those of the Company to obtain the aggregate bandwidth capacity and widespread geographic coverage afforded to the Company under its Wireless Licenses. The

Company seeks to acquire other 38 GHz licenses as opportunities arise, which may include the acquisition of interests in other licensees and participation in any auction procedure for 38 GHz licenses that the FCC establishes. See "-- Telecommunications Services -- Wireless Fiber --Wireless Licenses."

     EXPANDING AND IMPROVING THE COMPANY'S LONG DISTANCE OPERATIONS. The Company is seeking to expand and improve its long distance operations by (i) bundling its resale of long distance services with its local telecommunications services, (ii) broadening its business customer base and increasing customer retention rates, (iii) improving operating efficiencies by reducing costs associated with the provision of its long distance services, (iv) differentiating its long distance services, most notably, in the near term, through the use of less complicated billing systems, (v) using intelligent network platforms for the provision of enhanced telecommunications services, (vi) enhancing the Company's internal marketing capabilities, and (vii) acquiring and integrating customer bases from other telecommunications providers. The Company also anticipates that it will be able to leverage upon the billing systems and intelligent network platforms developed in connection with its telecommunications services to enhance the marketability of such services. See "-- Telecommunications Services -- Long Distance Services."

     ACQUIRING CONTENT TO COMPLEMENT TELECOMMUNICATIONS SERVICE OFFERINGS. The Company believes that, over time, participants in the telecommunications market increasingly will seek to offer "content" -- from information programming, sports, weather, business and stock market information to music, films and literature -- to differentiate their services and attract traffic onto their transmission networks and that the ability to deliver entertainment and information content to consumers will play an increasingly important role in consumers' choice of a telecommunications provider. Accordingly, as a complement to its telecommunications service offerings, the Company produces and distributes information and entertainment content, focusing on niche programming such as documentaries, foreign films and multimedia sports programming. The Company believes that, in the future, it will be able to bundle proprietary content that it controls with various telecommunications services it offers to provide higher-margin products and services. See "--New Media Business."

TELECOMMUNICATIONS SERVICES

     Since late 1994, the Company has focused primarily on the development and initial marketing of its Wireless Fiber-based local access services. After an initial market-education phase, in which the Company demonstrated the efficacy and reliability of its Wireless Fiber services, principally though the use of field demonstrations and the installation of trial-basis Wireless Fiber links, the Company began receiving initial orders for Wireless Fiber services. In addition to continuing the expansion of its CAP business, the Company is implementing its CLEC business on an accelerated basis. The Company seeks to develop its CLEC business into a value-added, economical alternative to the LECs, particularly through the exploitation of the Company's Wireless Fiber capabilities.

     WIRELESS FIBER

     The Company utilizes its Wireless Fiber capacity in connection with its CAP business. The Company also will employ its Wireless Fiber capacity as an integral component of its planned CLEC facilities for the origination and termination of local traffic and hubbing of switch and local node sites and other facilities constructed or accessed by the Company.

     WIRELESS FIBER LINKS.

     Each Wireless Fiber link currently provides up to eight T-1s of capacity (equivalent to 192 voice lines) or one DS-3 of capacity (equivalent to 672 voice lines). The Company believes that with future developments in 38 GHz technology there will be substantial increases in the capacity of each Wireless Fiber link. The Company's Wireless Fiber links meet or exceed general telephone industry standards, provide transmission quality equivalent to that produced by fiber optic-based facilities, and address the growing demand for high speed, high capacity, digital telecommunications services for voice, data and video applications, including traditional local access, Internet access and network interconnection services. Accordingly, the Company believes that its Wireless Fiber capacity meets or exceeds the majority of potential customers' requirements in the Company's present and future target markets.

     Each Wireless Fiber path consists of transmission links, which are paired digital millimeter wave radio transceivers placed at a distance of up to five miles from one another within a direct, unobstructed line of sight. The transceivers currently used by the Company to create its Wireless Fiber paths are primarily the Tel-Link 38 Radio Systems supplied by P-Com, Inc. ("P-Com") pursuant to a four-year nonexclusive supply agreement ("Tel-Link Agreement") executed in November 1994, which may be terminated by the Company upon 90 days' notice to P-Com (subject to certain liquidated damages provisions if certain purchase minimums are not met). The transceivers are installed where lines of sight can be established between transceivers, such as on rooftops or towers or in windows. The Tel-Link Agreement includes provisions whereby the Company pays a higher price per link at the beginning of the contract period, with the excess recoverable by the Company in the form of significantly discounted links once certain volume levels have been achieved. The contract also stipulates certain minimum annual volume levels which must be met in order to maintain the agreed upon pricing structure.
The Company has entered into an amendment to the Tel-Link Agreement with P-Com, pursuant to which the requirements for volume discount pricing were revised. The Company has not yet qualified for significant volume discounts. The amendment also added another year to such term, reduced the purchase commitment provisions upon termination, and revised the type of Tel-Links to be provided by P-Com such that a greater proportion of higher capacity transceivers (including DS-3 capable transceivers), will be delivered under the agreement. As of June 30, 1996, the Company's noncancellable purchase commitment under the Tel-Link Agreement was approximately $12.5 million.

     The Company's Wireless Fiber services are reliable and cost-efficient. Significant features of the Company's Wireless Fiber services include: (i) 38 GHz digital millimeter wave transmissions having narrow beam width, reducing the potential of channel interference; (ii) 100 MHz bandwidth in each channel, allowing for high subdivision of voice and data traffic; (iii) a range of up to five miles between transmission links; (iv) performance engineered to provide 99.999% reliability, as tested; (v) transmission accuracy engineered to provide bit error rates of 10(13) (unfaded); (vi) 24-hour network monitoring by the Company's and Lucent's System Operations Control Centers ("SOCCs"); (vii) optional safeguards from link outages by installation of hot standbys that remain powered up and switch "on line" if the primary link fails; (viii) optional forward error correction ensuring the integrity of transmitted data over Wireless Fiber paths; and (ix) relatively low cost (installed) for each pair of transceivers comprising a transmission link.

     In August 1995, the Company entered into a three-year service contract with Lucent, pursuant to which Lucent has agreed to provide site survey, installation, maintenance and network management services for the Company's Wireless Fiber services 24-hours a day, 365 days a year, as required. The Company also is in the process of expanding its own installation, maintenance and network management capabilities, which expansion includes the development of management and operating systems and the hiring of qualified personnel.

     Transmission links in the Company's Wireless Fiber paths are connected via dial-up modems to both the Company-maintained SOCC in Virginia and Lucent's SOCC in Maryland. The SOCCs provide the Company with points of contact for network monitoring, troubleshooting and dispatching repair personnel in each MSA. The SOCCs provide a wide range of network surveillance functions for each Wireless Fiber path, providing the Company with the ability to remotely receive data regarding the diagnostics, status and performance of its transmission links.

     In order to provide quality transmission, Wireless Fiber services require an unobstructed line of sight between two transceivers comprising a link, with a maximum distance between any two corresponding transceivers of up to five miles (or shorter distances in certain areas; as weather conditions may necessitate distances as short as 1.1 miles between transceivers to maintain desired transmission quality). The areas in which such shorter distances are required are those where rainfall intensity and the size of the raindrops adversely impact transmission quality at longer distances. Other weather conditions, such as snow, electrical storms and high winds, have not, in the Company's experience, affected Wireless Fiber services. The establishment of Wireless Fiber may require additional transceivers to triangulate around obstacles (such as buildings). Similarly, to establish Wireless Fiber services covering a distance in excess of five miles, additional transceivers are required to establish a chain whose links are no more than five miles apart at any given point. The cost of additional transceivers where required by weather, physical obstacles or distance may render the provision of Wireless Fiber services uneconomical in certain instances.

     The Company must obtain Roof Rights (or rights to access other similar locations where unobstructed lines of sight are available) on each building where a transceiver will be placed. The Company's prequalification activities often require the payment of option fees for the buildings that are being prequalified. In connection with the development of its Wireless Fiber capacity for both its CAP and CLEC businesses, the Company has been following a plan pursuant to which it seeks to negotiate, prior to receipt of actual service orders, Roof Rights for the installation of Wireless Fiber links on buildings specifically identified by existing and potential customers in the metropolitan areas covered by the Wireless Licenses, including buildings that can provide interconnection access to long distance carriers' points of presence, switch locations and local access nodes. In addition, upon consummation of the Locate Acquisition, it is anticipated that the Company will gain roof access to a number of buildings, including the World Trade Center and other key sites in New York City, which the Company anticipates using in its CAP and CLEC operations.

     WIRELESS LICENSES.

     The Wireless Licenses allow the Company to provide Wireless Fiber services in the 31 most populated MSAs in the United States and 41 of the 45 most populated MSAs, which include more than 100 cities with populations exceeding 100,000 and encompasses an aggregate population of almost 110 million people. The Company has the largest aggregate amount of 38 GHz bandwidth capacity in the United States, holding 45 Wireless Licenses, 30 of which provide for 400 MHz of bandwidth capacity per licensed area ("400 MHz Wireless Licenses"). The 400 MHz Wireless Licenses allow for the provision of wireless local telecommunications services over four of the fourteen 38 GHz channels allocated in each of the following metropolitan areas: Atlanta, Baltimore, Boston, Buffalo, Chicago, Cincinnati, Cleveland, Dallas, Denver, Detroit, Houston, Kansas City, Los Angeles, Miami, Milwaukee, Minneapolis/St.Paul, New York (Long Island), New York City, New York West (Newark and Northern New Jersey), Oakland, Philadelphia, Phoenix, Pittsburgh, San Diego, San Francisco, Seattle, Spokane, St. Louis, Tacoma, Tampa Bay and Washington, D.C. The Company's remaining 15 Wireless Licenses, providing for 100 MHz of bandwidth capacity per licensed area ("100 MHz Wireless Licenses"), were issued under FCC procedures adopted in September 1994 which have limited recent grants of 38 GHz licenses to 100 MHz of bandwidth capacity per licensee in a particular licensed area. The 100 MHz Wireless Licenses allow for the provision of wireless local telecommunications services over two additional channels in the New York City metropolitan area and over one of the fourteen 38 GHz channels in each of the following metropolitan areas: Austin-San Marcos, Boise, Charlotte, Indianapolis, Jacksonville, Memphis, New Orleans, Norfolk, Oklahoma City, Omaha, Portland (Oregon), San Antonio and Stamford.

     Upon consummation of the Milliwave Acquisition, the Company will obtain 88 additional 38 GHz licenses, each providing for 100 MHz of bandwidth. The Milliwave Licenses allow for the provision of service in more than 80 major markets, encompassing an aggregate population of greater than 160 million. The cities covered by the Milliwave Licenses include many already serviceable by the Company under its existing Wireless Licenses, such as Boston, Chicago, Dallas, Los Angeles and New York, among others, which will increase the Company's aggregate bandwidth capacity in each such city. The Milliwave Licenses also cover many cities which currently are not serviceable by the Company under its existing Wireless Licenses, including, among others, Honolulu, Nashville, Orlando, Raleigh/Durham and Rochester (New York). The Company also has entered into a (i) services agreement with Milliwave pursuant to which it has agreed to provide services to Milliwave in connection with the buildout by Milliwave of its licensed areas in consideration for payment of monthly site access and management fees, as well as installation fees, and (ii) a two-year transmission path lease agreement with Milliwave permitting the Company to use up to 488 radio links in Milliwave's licensed areas. Additionally, upon consummation of the Pinnacle Acquisition, the Company will acquire three additional 38 GHz licenses, each providing 100 MHz of bandwidth in the Baltimore, Dallas and Philadelphia areas.

     The 400 MHz Wireless Licenses were granted in September 1993. Under each 400 MHz Wireless License, Avant-Garde, the original licensee, was required to construct a Wireless Fiber link in each geographic area covered by a Wireless License by March 15, 1995 in order to prevent possible revocation of the license. On or before March 15, 1995, Avant-Garde was operational in each of the areas covered by the 400 MHz Licenses and it filed a certificate of completion (FCC Form 494A) for each 400 MHz Wireless License with the FCC on March 15, 1995. The majority of the 100 MHz Wireless Licenses have been granted since June 1995. Under each 100 MHz Wireless License, WinStar Wireless is required to construct a Wireless Fiber link in each geographic area covered by a Wireless License within 18 months from its date of grant in order to prevent possible revocation of the license. Such construction has occurred for all of the Wireless Licenses.

     The FCC's current policy is to align the expiration dates of all outstanding 38 GHz licenses such that all such licenses mature concurrently and then to renew all such licenses for a matching period. The initial term of all currently outstanding 38 GHz licenses, including the Wireless Licenses, expires in February 2001. While the Company believes that all of its Wireless Licenses will be renewed based upon FCC custom and practice establishing a presumption in favor of licensees that have complied with their regulatory obligations during the initial license period, there can be no assurance that any Wireless License will be renewed upon expiration of its initial term. See "Risk Factors -- Finite Initial Term of Wireless Licenses; Potential License Renewal Costs; Fluctuations in the Value of Wireless Licenses; Buildout Requirements for Milliwave and Other New Licenses; Transfer of Control."

     CAP SERVICES

     The Company markets and provides wireless local access CAP services. Utilizing its Wireless Licenses, the Company offers numerous wireless telecommunications services to support a wide range of local access and dedicated service needs with a high degree of reliability. The technology and service applications in this field are evolving rapidly, and the Company believes that its Wireless Fiber service offerings will expand over time to include a broad range of voice, data and video applications. The Company currently offers Wireless Fiber services for the following applications, among others

    LLOCAL BY-PASS FOR LONG DISTANCE CARRIERS. Long distance carriers can utilize the Company's Wireless Fiber services to connect certain call termination or origination points in a particular licensed area to such carriers' POPs in the licensed area (see diagram on next page) at more economical rates than those generally charged by LECs and to connect two or more of their respective POPs in a single licensed area. Long distance carriers using Wireless Fiber services may benefit from both the lower cost afforded by such services and the wide-band capacity compared to LEC facilities, which, in many instances, are based in part on copper infrastructure and are, therefore, narrow-band. By utilizing the Company's Wireless Fiber services, long distance carriers can avoid the capacity barrier inherent in copper wire connections that typically has prevented them from providing their customers with end-to-end, full digital service available under a fiber optic- or wireless-based system. Wireless Fiber services also may be utilized to provide such carriers with viable, cost-efficient paths to serve as physically diverse routes (redundant and back-up capacity) for traffic in situations where primary routes are incapacitated and/or network reliability concerns demand alternate telecommunications paths.

                  LOCAL BYPASS FOR THE LONG DISTANCE INDUSTRY






                                   [DIAGRAM]




     WIRELESS COMPLEMENT TO CAP AND LEC NETWORKS. Currently, CAPs typically compete with LECs by utilizing their own fiber optic cable rings and lease the other facilities necessary to complete their networks from the LECs. Due to the large capital investment required to construct such networks, CAPs generally build their networks in limited, densely populated areas and offer services primarily to large customers such as long distance carriers, medium- to large-size businesses, government agencies and institutions. CAPs can utilize Wireless Fiber services to bypass facilities typically leased by them from the LECs (see diagram on next page). CAPs also can utilize the Company's Wireless Fiber services to facilitate the build out and enhance the reliability of their own local telecommunications networks and expand their marketing opportunities. The Company believes that the relative ease and low cost of installation of Wireless Fiber services in comparison to fiber optic-based facilities can provide CAPs with the ability to expand their networks to reach some customers in areas where demand levels are insufficient to justify the cost and time involved in constructing fiber optic capacity. CAPs, as well as LECs, also can utilize the Company's Wireless Fiber services to extend their own networks to provide services to areas within a licensed area to which it is not cost-efficient to run fiber optic cable or to which such cable simply has not yet been run. CAPs and LECs also may utilize the Company's Wireless Fiber services to provide redundant and back-up capacity to their own existing networks.

                        WIRELESS COMPLEMENT TO FIBER NETWORK






                                  [DIAGRAM]

     BACKBONE INTERCONNECTION AND REDUNDANCY FOR CMRS SERVICE PROVIDERS. Wireless Fiber services can be utilized by providers of mobile telecommunications services, such as PCS, cellular and specialized mobile radio carriers, for interconnecting traffic (backbone network traffic) between and among cell sites, repeaters, MTSOs and the wired local networks (see diagram on next page). The Company also anticipates that entities that acquired licenses in the PCS auctions, or which will acquire licenses in subsequent PCS auctions conducted by the FCC, also will find Wireless Fiber services attractive to carry their backbone network traffic. By utilizing Wireless Fiber services for their backbone network needs, CMRS carriers can maintain greater control over their systems by monitoring traffic carried over the Wireless Fiber services component of their systems, reduce costs of construction of their networks, increase the flexibility of their services and reduce the lead time involved in the provision of services in their respective licensed areas. Wireless Fiber services also can be used by CMRS carriers to provide redundant and back-up capacity for the fiber optic and/or copper wire portions of their backbone networks.

                          CELLULAR/PCS SITE INTERCONNECT






                                  [DIAGRAM]






     DEDICATED PRIVATE NETWORK SERVICES. The Company also markets its Wireless Fiber services to businesses, government agencies and institutions with multiple locations within the Company's licensed areas and which generate heavy telecommunications traffic between such locations. These entities can utilize Wireless Fiber services to establish their own independent telecommunications systems for dedicated private network services (see diagram below). Wireless Fiber services present entities with (i) a method for providing telecommunications connections between their buildings on a cost-effective basis, (ii) a viable alternative to the LECs' networks that frequently use low-capacity copper wire for "last mile" delivery, generally allowing for faster, more reliable data transmissions, (iii) greater control over their local telecommunications traffic and costs and
(iv) greater security because of the private line nature of the Company's Wireless Fiber services.

                           END USER PRIVATE NETWORK






                                 [DIAGRAM]

     NETWORK AND INTERNET ACCESS. The ability to access and distribute information quickly has become critical to business and government end users.
 Data traffic is becoming an increasing portion of overall telecommunications traffic because of the proliferation of LANs, WANs, Internet services and video teleconferencing. The Company's Wireless Fiber capacity enables it to provide high-speed data transmission services to end users.

     WAN SERVICES. The Company recently introduced dedicated WAN services. The Company's high-speed data telecommunications services permit businesses to transport data between buildings and between personal computers or workstations. These dedicated services allow personal computers and workstations on one LAN to communicate with personal computers and workstations on another LAN at the same speed at which these LANs operate. The Company's WAN services are offered at a variety of capacities to allow customers to choose the level which meets their needs.

     INTERNET SERVICES. The expanding demand for Internet access and the growing importance of audio, video and graphic Internet applications to both businesses and consumers also has created a growing market opportunity for the Company. The Company can offer Internet service providers timely, reliable and affordable access at high speed data rates. The Company can provide wireless broadband links between customers and their Internet service providers and between Internet service providers' POPs and the Internet backbone. In addition to accommodating standard voice and data requirements, 45 Mbps data transmission rates can allow end users to receive real time, full motion video and 3-D graphics and to utilize highly interactive applications on the Internet and other networks. The Company is actively pursuing relationships with Internet service providers. In June 1996, the Company entered into an agreement with Digex, a provider of Internet access services that primarily serves other Internet access providers, as well as commercial, governmental and institutional end users. Pursuant to the Digex Agreement, the Company has the right of first refusal to provide all of Digex's local access and/or customer interconnection requirements through the use of the Company's Wireless Fiber services or the resale of other facilities, as appropriate.

     POTENTIAL INTERACTIVE VIDEO APPLICATIONS. The inherent qualities of 38 GHz also may offer substantial opportunities for broadband interactive video applications appropriate for highly customized commercial demands. While the specific service offerings utilizing 38 GHz for video applications are still in development, the ability to commercially utilize certain aspects of this technology appears to be possible. The narrow-beam characteristics of 38 GHz, allowing for frequency reuse within a small area, coupled with its broadband capacity and multichannel capabilities may offer a significant market opportunity in the future as the appropriate technologies emerge, although there can be no assurance of the consumer acceptance or commercial viability of such video services. In June 1996, the Company entered into an agreement with Source Media, a provider of interactive technology and programming. Pursuant to this agreement, the Company has the exclusive right, in the 38 GHz spectrum, to use Source Media's technology and programming in connection with entertainment and information services the Company may offer.

     MARKETING. The Company began marketing its Wireless Fiber services in December 1994. Wireless Fiber services currently are marketed by the Company primarily to long distance carriers, CAPs, CMRS service providers and LECs, as well as businesses, government agencies and institutions. The Company has entered into master service agreements with each of Electric Lightwave, MCImetro, ICG and Century Telephone. The master service agreements contemplate that the carriers will utilize the Company's Wireless Fiber services as a component of their own networks and set forth the general terms of the relationship between the Company and each carrier, including the initial term of the relationship, basic pricing schedules and service and installation parameters. The Company also recently began to provide Wireless Fiber services to the City of New York as a back-up disaster recovery system for certain of its facilities, providing the city with redundancy in the event that its land-based telecommunications service fails for any reason.

     The Company currently markets or intends to market its CAP services (i) by performing field demonstrations and testing of Wireless Fiber services, (ii) by providing potential customers with Wireless Fiber services at reduced rates, in order to educate such customers about the efficacy and reliability of such services, (iii) by appearing at trade shows and advertising in trade publications, (iv) through national sales agents and direct sales and (v) directly to existing and potential customers of the Company's long distance services.

     CLEC SERVICES

     An integral part of the Company's CLEC business strategy is the creation of a Wireless Fiber-based infrastructure on a city-by-city basis that will allow the Company to provide a broad range of communications services within cities covered by the Wireless Licenses. This infrastructure will utilize the Company's Wireless Fiber capabilities, together with switches that will be acquired by the Company and facilities leased or purchased from other carriers, to originate and terminate local traffic. The Company believes that its Wireless Fiber capabilities will provide it with a critical economic advantage over many other service providers because of the high costs such service providers encounter in connecting fiber-optic lines to end users. In building its infrastructure, the Company is following a building-centric network plan, pursuant to which the Company is identifying strategically-located buildings in areas covered by its Wireless Licenses that can serve as hubs for its network in each city. These hub sites will be interconnected via Wireless Fiber links to fiber optic facilities leased or purchased from other carriers as well as to end users. The Company believes that the establishment of a limited number of hub buildings (generally less than a dozen) in each metropolitan area where it has Wireless Licenses will allow it to address the vast majority of all commercial buildings targeted by the Company in that area.

     The Company intends to install approximately 17 main switches and 24 remote nodes during the next three years and plans to install its first main switch in New York City in October 1996. The Company intends to have at least five additional major metropolitan areas serviced by its own switches or remote nodes by the first quarter of 1997. In July 1996, the Company entered into a three-year agreement with Lucent providing for the purchase from Lucent of the switching systems and related equipment and software the Company will need to build its CLEC infrastructure. Switches will be provided to the Company at discounted prices so long as the Company purchases certain switches during each year of the agreement.

     The Company has commenced a program designed to obtain, by the end of 1999, authorization to operate as a CLEC in virtually every state where the Company has Wireless Licenses, which will allow the Company to file tariffs and provide local exchange services in such states once authorization is granted. The Company currently is authorized to operate as a CLEC in California, Connecticut, Florida, Georgia, Illinois, Massachusetts, Michigan, New York, Pennsylvania, Tennessee, Texas, Washington and Wisconsin, is in the process of seeking authorization to operate as a CLEC in several additional states, and intends to seek such authorization in a number of additional states. It also is in the process of negotiating interconnection agreements with various local exchange service providers, including incumbent LECs, under which the Company will obtain network elements and/or services on an unbundled basis. The Company has entered into a number of interconnection agreements for states that encompass various cities covered by the Wireless Licenses. These agreements are with carriers such as Ameritech Corp. ("Ameritech") for Illinois, Pacific Bell ("PacBell") and GTE Telecommunications ("GTE") for California, and NYNEX for New York and Massachusetts, and Bell South for Florida, Georgia and Tennessee, among others.

     Implementation of the Company's CLEC strategy requires significant up-front capital expenditures to obtain necessary Roof Rights for hub buildings, to purchase 38 GHz radios and install Wireless Fiber links on hub buildings and to purchase and install main switches and remote nodes in up to 41 cities through 1999. See "Risk Factors -- Risks Related to CLEC Strategy; Anticipated Initial Negative Operating Margins in CLEC Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources."

     MARKETING. The Company plans to offer a broad range of communications and information services including local, long distance, enhanced, frame relay, mobile, Internet and targeted information services.

     The Company has commenced offering local exchange services on a limited, resale basis in New York City to various customers and it is anticipated that the Company will begin offering such services in a number of additional cities during the next nine months. As the Company commences its CLEC business in each city, in order to gain initial market penetration in that city, it initially intends to resell the local exchange services of other service providers, such as CLECs and the incumbent LECs, until such time that it has established the Wireless Fiber and switch-based infrastructure required to provide its own local exchange services in that city. Over the next three years, the Company intends to commence marketing its local exchange services in substantially all markets covered by its Wireless Licenses.

     The Company is targeting small and medium-sized businesses, especially those in buildings in which the Company's Wireless Fiber capacity can be utilized, for economic competitive advantage, to originate and/or terminate customers local telecommunications traffic. The buildings the Company is initially targeting each have more than 100,000 square feet of space, and, in many instances, are not currently served by other CAPs or CLECs. The Company estimates that there are more than 8,000 buildings in this target group, populated by approximately 9.7 million people using more than 2.1 million phone lines, and that these buildings represent an aggregate local exchange service market of greater than $3.3 billion per annum. These estimates do not include multi-dwelling residential buildings, universities, hospitals or buildings occupied by a single tenant, and account only for voice lines and not data lines.

     The Company also intends to market its services to residences in multiple dwelling units, such as apartment buildings. The Company intends to enter into the residential segment of the local exchange services market primarily by entering into partnerships and agency arrangements with shared tenant services providers and possibly partnerships or alliances with other telecommunications services providers.

     In connection with the plan to build its CLEC networks on a city-by-city basis, the Company is hiring numerous engineering, installation, maintenance, customer service, and marketing and sales personnel in order to create a direct sales force organization which will provide a high level of service to the business and multi-dwelling residential markets. A sales force has been deployed in New York and the Company is in the process of developing sales forces in several additional cities during the next nine months and currently plans to have a sales force in all metropolitan areas covered by the Wireless Licenses by the end of 1999. The Company also is developing joint marketing, reselling and agency relationships. For example, pursuant to the Digex Agreement, the Company will purchase from Digex, during the next six years, a minimum of $5 million of Internet services with the right to purchase additional amounts, in each case on a discounted basis. The Company will resell these Internet services under the Company's own brand name, including through the bundling of such services with the Company's other telecommunications services.

     The Company seeks to make its CLEC business an attractive choice for potential customers by (i) offering a broad range of telecommunications services that specifically address its target customers' needs, while providing levels of customer satisfaction that exceed those provided by larger competitors and (ii) exploiting the Company's Wireless Fiber service whenever feasible for economical origination and termination of customer traffic, thereby allowing for attractive pricing of services.

     LONG DISTANCE SERVICES

     The Company resells long distance services through its wholly-owned subsidiary, WinStar Gateway, which has its own agreements with major long distance carriers (AT&T, MCI, WorldCom, Inc. and U.S. Long Distance, Inc.), which allow it to utilize their networks. WinStar Gateway's services are tariffed at the FCC; also, WinStar Gateway has obtained authority to provide intrastate services in the large majority of states. The Company's current customer base encompasses primarily residential customers and small- and medium-sized businesses. The Company has been able to sell Wireless Fiber services to a limited number of its long distance customers and expects to be able to sell its Wireless Fiber services to a greater percentage of such customers in the future. In addition to providing basic long distance services, the Company provides toll-free services, international call-back, prepaid phone cards and certain enhanced services.

     The Company's agreements with certain major long distance carriers are for between one- and four-year terms and provide the Company with access to long distance carriers' networks at rates which are typically discounted, varying with monthly traffic generated by the Company through each carrier. Generally, the Company is obligated to generate certain minimum monthly usage through each network and, if such traffic is less than the minimum monthly usage commitment, may be required to pay an underutilization fee in addition to its monthly bill equal to a certain percentage of the difference between such minimum commitments and the traffic actually generated by the Company. The Company has never paid or been required to pay any underutilization charges. During 1995, the Company established a reserve for possible underutilization charges.

     MARKETING. The Company, like many long distance carriers, historically has experienced high customer turnover rates, primarily because a large portion of its customer base consists of residential customers who, as a group, are generally less loyal to telecommunications providers than larger customers, such as businesses. The Company believes customer turnover rates have recently increased (and will continue to increase) in the long distance industry generally, as well as for the Company. In order to reduce customer turnover rates, the Company is increasing its direct sales force and has decided to expand its marketing focus, which had been primarily on residential customers, to emphasize small- to medium-sized businesses through the introduction of products and services readily marketable to business customers, including prepaid phone card services and a broad array of toll-free services, including services which allow toll-free calls to be originated nationwide. The Company also offers business customers several flexible billing services such as master account billing (which enables customers to aggregate billing for several locations for management and accounting purposes and to qualify for volume discounts), project accounting codes (which reflect accounting codes of the customer on the billing statement) and computerized call detail reports (which provide call detail to customers on computer disks or tape for direct input into the customer's computer for accounting or rebilling). The Company recently has increased its customer service staff and will be seeking to reduce the turnover rate of its residential customers through improved customer service and more diverse service offerings.

     WinStar Gateway markets long distance telecommunications services primarily through independent sales representatives and resellers, through affinity group programs and to a lesser extent, through direct marketing to resellers and commercial accounts. Independent sales representatives typically enter into agreements with the Company providing for payments of commissions on business generated. The use of independent sales representatives entails the risk that the activities of such representatives may result in unauthorized switching of long distance carriers. See "-- Government Regulation of Telecommunications Operations." The Company has implemented a supervisory program with its agents to reduce this risk. The Company also markets its services to end users through print advertising and direct mail advertising in selected markets and in connection with its CLEC service offerings.

COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY

     LOCAL TELECOMMUNICATIONS MARKET

     The local telecommunications market is intensely competitive and currently is dominated by the RBOCs and LECs. The Company has been marketing local access services as a CAP only since December 1994 and local exchange services as a CLEC only since April 1996, and the Company has not obtained a significant market share in any of the areas where it offers such services, nor does it expect to do so given the size of the local telecommunications services market, the intense competition and the diversity of customer requirements. In each area covered by the Wireless Licenses, the services offered by the Company compete with those offered by the LECs, such as the RBOCs, which currently dominate the provision of local services in their markets. The LECs have long-standing relationships with their customers, have the potential to subsidize competitive services with revenues from a variety of business services and benefit from existing state and federal regulations that currently favor the LECs over the Company in certain respects. While legislative and regulatory changes have provided increased business opportunities for competitive telecommunications providers such as the Company, these same decisions have given the LECs increased flexibility in their pricing of services. This may allow the LECs to offer special discounts to the Company's (and other CLECs') customers and potential customers. Further, as competition increases in the local telecommunications market, general pricing competition and pressures will increase significantly. As LECs lower their rates, other telecommunications providers will be forced by market conditions to charge less for their services in order to compete.

     In addition to competition from the LECs, the Company also faces competition from a growing number of new market entrants, such as other CAPs and CLECs, competitors offering wireless telecommunications services, including leading telecommunications companies, such as AT&T Wireless, and other entities that hold or have applied for 38 GHz licenses or which may acquire such licenses or other wireless licenses from others or the FCC. There is at least one other CAP and/or CLEC in each metropolitan area covered by the Company's Wireless Licenses, including, in many such areas, companies such as IntelCom, ICG, MCImetro, MFS, Teleport and Time Warner. Many of these entities (and the LECs) already have existing infrastructure which allows them to provide local telecommunications services at potentially lower marginal costs than the Company currently can attain and which could allow them to exert significant pricing pressure in the markets where the Company provides or seeks to provide telecommunications services. In addition, many CAPs and CLECs have acquired or plan to acquire switches so that they can offer a broad range of local telecommunications services.

     The Company currently faces competition from other entities which offer, or are licensed to offer, 38 GHz services, such as ART and BizTel, and could face competition in certain aspects of its existing and proposed businesses from competitors providing wireless services in other portions of the radio spectrum, such as CAI, a provider of wireless Internet access services, CellularVision, a provider of wireless television services which, in the future, also may provide wireless Internet access and other local telecommunications services and Associated, a provider of wireless CAP and other services. In many instances, these service providers hold 38 GHz licenses or licenses for other frequencies (such as 18 and 28 GHz) in geographic areas which encompass or overlap the Company's market areas. Additionally, some of these entities enjoy the substantial backing of, or include among their stockholders, major telecommunications entities, such as Ameritech with respect to ART, Teleport with respect to BizTel, and NYNEX and Bell Atlantic with respect to CAI. Due to the relative ease and speed of deployment of 38 GHz and some other wireless-based technologies, the Company could face intense price competition from these and other wireless-based service providers. Furthermore, the NPRM issued by the FCC contemplates an auction of the lower 16 channels in the 38 GHz spectrum band, which have not been previously available for commercial use. The grant of additional licenses by the FCC in the 38 GHz band, or other portions of the spectrum with similar characteristics, as well as the development of new technologies, could result in increased competition. The Company believes that, assuming the adoption of the NPRM as currently proposed, additional entities having greater resources than the Company could acquire licenses to provide 38 GHz services.

     The Company also may face competition from cable companies, electric utilities, LECs operating outside their current local service areas and long distance carriers in the provision of local telecommunications services. The great majority of these entities provide transmission services primarily over fiber optic-, copper-based and/or microwave networks, which, unlike the Company's Wireless Fiber services, enjoy proven market acceptance for the carriage of telecommunications traffic. Moreover, the consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, which are expected to accelerate as a result of the passage of the Telecommunications Act, could give rise to significant new or stronger competitors to the Company. There can be no assurance that the Company will be able to compete effectively in any of its markets.

     The Company's Internet services also are likely to face significant competition from other Internet service providers as well as from cable television operators deploying cable modems, which provide high speed data capability over installed coaxial cable television networks. Although cable modems currently are not widely available and do not provide for data transfer rates that are as rapid as those which can be provided by Wireless Fiber services, the Company believes that the cable industry may support the deployment of cable modems to residential cable customers through methods such as price subsidies. Notwithstanding the cable industry's interest in rapid deployment of cable modems, the Company believes that in order to provide broadband capacity to a significant number of business and government users, cable operators will be required to spend significant time and capital in order to upgrade their existing networks to a more advanced hybrid fiber coaxial network architecture. However, there can be no assurance that cable modems will not emerge as a source of competition to the Company's Internet business. Further, Internet services based on existing technologies such as ISDN and, in the future, on such technologies as ADSL and HDSL will likely provide additional sources of competition to the Company's Internet access services. Additionally, the Company believes that many LECs and CLECs already are promoting other Internet access services.

     LONG DISTANCE MARKET

     The long distance market has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high (and increasing) average churn rate (especially among residential customers, which the Company historically has emphasized in its long distance reselling business, and customers acquired from other service providers, which acquisitions are part of the Company's ongoing long distance business strategy), as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company competes with major carriers such as AT&T, MCI and Sprint, as well as other national and regional long distance carriers and resellers, many of whom own substantially all of their own facilities and are able to provide services at costs lower than the Company's current costs since the Company generally leases its access facilities. The Company believes that the RBOCs also will become significant competitors in the long distance telecommunications industry for certain types of services and that Internet service providers also will compete in this market. The Company believes that the principal competitive factors affecting its market share are pricing, customer service, accurate billing, clear pricing policies and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its ability to maintain high quality, market-driven services at prices generally perceived to be equal to or below those charged by its competitors. In 1995, the FCC announced a decision pursuant to which AT&T no longer will be regulated as a dominant long distance carrier. This decision is expected to increase AT&T's flexibility in competing in the long distance telecommunications services market and, in particular, will eliminate the longer advance tariff notice requirements previously applicable only to AT&T. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company. In addition, LECs have been obtaining additional pricing flexibility. This may enable LECs to grant volume discounts to larger long distance companies, which also would put the Company's long distance business at a disadvantage in competing with larger providers.

GOVERNMENT REGULATION OF TELECOMMUNICATIONS OPERATIONS

     The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. Generally, the FCC exercises jurisdiction over all telecommunications services providers to the extent such services involve the provision of jurisdictionally interstate or international telecommunications, including the resale of long distance services, the provision of local access services necessary to connect callers to long distance carriers, and the use of electromagnetic spectrum (i.e., wireless services). With the passage of the Telecommunications Act, the FCC's jurisdiction has been extended to include certain interconnection and related issues that traditionally have been considered subject primarily to state regulation. The state regulatory commissions retain nonexclusive jurisdiction over the provision of telecommunications services to the extent such services involve the provision of jurisdictionally intrastate telecommunications. Municipalities also may regulate limited aspects of the Company's business by, for example, imposing zoning requirements or permit right-of-way procedures, and certain taxes or franchise fees.

     The Telecommunications Act is intended to remove the formal barriers between the long distance and local telecommunications services markets, allowing service providers from each market (as well as providers of cable television and other services) to compete in all communications markets. The Telecommunications Act will permit the RBOCs to compete in the provision of interLATA long distance services. Additionally, the FCC must promulgate new regulations over the next several years to address mandates contained in the Telecommunications Act, which may change the regulatory environment significantly. The Telecommunications Act generally requires LECs to provide competitors with interconnection and nondiscriminatory access to the LEC network on more favorable terms than have been available in the past.
However, such interconnection and the terms thereof are subject to negotiations with each LEC, which may involve considerable delays, and may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, although the Company may petition the proper regulatory agency to arbitrate disputed issues, there can be no assurance that the Company will be able to obtain acceptable interconnection agreements.

     The Company is unable to predict what effect the Telecommunications Act will have on the telecommunications industry in general and on the Company in particular. No assurance can be given that any regulation will broaden the opportunities available to the Company or will not have a material adverse effect on the Company and its operations. Further, there can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment.

     As required by the Telecommunications Act, in August 1996 the FCC adopted the Interconnection Order. These rules constitute a pro-competitive, deregulatory national policy framework designed to remove or minimize the regulatory, economic and operational impediments to full competition for local services, including switched local exchange service. Although setting minimum, uniform, national rules, the Interconnection Order also relies heavily on states to apply these rules and to exercise their own discretion in implementing a pro-competitive regime in their local telephone markets. Among other things, the Interconnection Order establishes rules requiring incumbent LECs to interconnect with new entrants such as the Company at specified network points; requires incumbent LECs to provide carriers nondiscriminatory access to network elements on an unbundled basis at any technically feasible point at rates that are just, reasonable and nondiscriminatory; establishes rules requiring incumbent LECs to allow interconnection via physical and virtual collocation; requires the states to set prices for interconnection, unbundled elements, and termination of local calls that are nondiscriminatory and cost-based (using a forward looking methodology which excludes embedded costs but allows a reasonable cost-of-capital profit); requires incumbent LECs to offer for resale any telecommunication service that the carrier provides at retail to end users at prices to be established by the states but which generally are at retail prices minus reasonably avoided costs; and which requires LECs and utilities to provide new entrants with nondiscriminatory access to poles, ducts, conduit and rights' of way owned or controlled by LECs or utilities. Exemptions to some of these rules are available to LECs which qualify as rural LECs under the Telecommunications Act. The Interconnection Order also requires that intraLATA presubscription (pursuant to which LECs must allow customers to choose different carriers for intraLATA toll service without having to dial extra digits) be implemented no later than February 1999; that LECs provide new entrants with nondiscriminatory access to directory assistance services, directory listings, telephone numbers, and operator services; and that LECs comply with certain network disclosure rules designed to ensure that interoperability of multiple local switched networks. There can be no assurance how the Interconnection Order will be implemented or enforced or as to what affect they will have on competition within the telecommunications industry generally or on the competitive position of the

Company specifically. A number of LECs, including the National Association of Regulatory Utility Consumers and others, have filed in Federal court seeking to appeal aspects of the Interconnection Order and to stay some or all of the rules adopted therein.

     The allocation of jurisdiction between federal and state regulators over dedicated circuits that carry both interstate and intrastate traffic (including private line and special access services) poses jurisdictional questions. Although the FCC does not generally rule on the jurisdictional nature of a carrier's traffic, under current FCC practice, non-switched telecommunications services are considered jurisdictionally interstate (subject to FCC jurisdiction) unless more than 90% of the traffic is intrastate in nature. Currently, the Company's dedicated service offerings are primarily jurisdictionally interstate in nature. The Company believes that these services include virtually all service between a long distance carrier's POP and a POP of that long distance carrier or another long distance carrier, and between an end user and a long distance carrier's POP.

     Under the FCC's streamlined regulation of non-dominant carriers, the Company must file tariffs with the FCC for jurisdictionally interstate services on an ongoing basis, although the Telecommunications Act provides the FCC with the statutory authority to forbear from filing tariffs and the FCC is considering whether to do so. The Company currently is not subject to price-cap or rate-of-return regulation and it may install and operate non-radio facilities for the transmission of interstate communications without prior FCC authorization.

     In addition, the Company has filed tariffs with the FCC as required with respect to its provision of interstate service and recently has filed for certification (or similar authority for purposes of providing intrastate service) in a number of the states where it is licensed by the FCC. The Company has received certification or other appropriate regulatory authority to provide intrastate non-switched service in 23 states and has applied for authority in nine additional states.

     Some of the Company's services may be classified as intrastate and therefore currently subject primarily to state regulation. In all states where the Company is offering CAP or CLEC service, the Company (through its state-specific operating subsidiaries) is certified or otherwise operating with appropriate state authorization. The Company, through WinStar Gateway, provides intrastate long distance service pursuant to certification, registration or (where appropriate) on a deregulated basis in more than 40 states and is currently seeking intrastate authority in the remaining continental states. The Company expects that as its business and product lines expand and as more procompetitive regulation of the local telecommunications industry is implemented, it will offer additional intrastate service. The Company is seeking to expand the scope of its intrastate service in various jurisdictions, a process which depends upon regulatory action and, in some cases, legislative action in the individual states. Interstate and intrastate regulatory requirements are changing rapidly and will continue to change.

     Although the Company believes that it is in substantial compliance with all material laws, rules and regulations governing its operations and has obtained, or is in the process of obtaining, all licenses and approvals necessary and appropriate to conduct its operations, changes in existing laws and regulations, including those relating to the provision of wireless local telecommunications services via 38 GHz and/or the future granting of 38 GHz licenses, or any failure or significant delay in obtaining necessary regulatory approvals, could have a material adverse effect on the Company. On November 13, 1995, the FCC released an order freezing the acceptance for filing of new applications for 38 GHz frequency licenses. On December 15, 1995, the FCC announced the issuance of an NPRM, pursuant to which it proposed to amend its current rules relating to 38 GHz, including, among other items, the imposition of minimum construction and usage requirements and an auction procedure for issuance of licenses in the 37-40 GHz band where mutually exclusive applications have been filed. In addition, the FCC ordered that those applications that are subject to mutual exclusivity with other applicants or that were placed on public notice by the FCC after September 13, 1995 would be held in abeyance and not processed by the FCC pending the outcome of the proceeding initiated by the NPRM. Final rules with respect to the changes proposed by the NPRM have not been adopted and the changes proposed by the NPRM have been, and are expected to continue to be, the subject of numerous comments by members of the telecommunications industry, the satellite industry, various government agencies and others. Consequently, there can be no assurance that the NPRM will result in the issuance of rules consistent with the rules initially proposed in the NPRM, or that any rules will be adopted. Until final rules are adopted, the rules currently in existence remain in effect with respect to outstanding licenses.

     Pursuant to an international treaty to which the United States is a signatory, the 38.6-40.0 GHz band is allocated on a co-primary basis to the Fixed Satellite Services ("FSS") and the 37.5-40.5 GHz band is allocated on a co-primary basis to the Mobile Satellite Services ("MSS"). The FCC has not proposed rules to implement the treaty provisions, although comments and a petition for rule making recently have been filed with the FCC by Motorola Satellite Communications Inc. ("Motorola") requesting that such rules be considered and, in particular, power flux density limits. On May 21, 1996, the FCC placed on public notice for comment the petition to allocate the 37.5-38.6 GHz bands to the FSS and to establish Technical Rules for the 37.5-38.6 GHz band. In addition, Motorola requested the FCC to adopt the power flux density limitations of the ITU Radio Regulations for the 37.5 to
40.5 GHz band in order to allow FSS systems and terrestrial microwave operators to co-exist on a co-primary basis. There can be no assurance that any proposed or final rules will not have a material adverse effect on the Company.

     As part of the rulemaking proceedings required under the Telecommunications Act, the FCC will consider reform of the existing access charge mechanisms, including possibly substantial reductions in the rates charged by LECs to long distance service providers for local "access" (i.e., the transmission of a long distance call from the caller's location to the long distance provider's POP and from the terminating POP to the recipient of the call). CAPs, such as the Company, provide local access at rates that are discounted from the rates charged by LECs. If the FCC were to mandate reductions in LECs' local access charges, CAPs might be forced to substantially reduce the rates they charge long distance providers, resulting in lower gross margins (which, in the case of the Company, are currently negative).

     Additionally, providers of long distance services, including the major interexchange carriers as well as resellers, such as the Company, are coming under intensified regulatory scrutiny for marketing activities by them or their agents that result in alleged unauthorized switching of customers from one long distance service provider to another. The FCC and a number of state authorities are seeking to introduce more stringent regulations or take other actions to curtail the intentional or erroneous switching of customers, which could include, among other things, the imposition of fines, penalties and possible operating restrictions on entities which engage or have engaged in unauthorized switching activities. In addition, the Telecommunications Act requires the FCC to prescribe regulations imposing procedures for verifying the switching of customers and additional remedies on behalf of carriers for unauthorized switching of their customers. The effect, if any, of the adoption of any such proposed regulations or other actions on the long distance industry and the manner of doing business therein, cannot be anticipated. Statutes and regulations which are or may become applicable to the Company as it expands could require the Company to alter methods of operations, at costs which could be substantial, or otherwise limit the types of services offered by the Company.

NEW MEDIA BUSINESS

     The Company formed WinStar New Media based on its belief that the ability to deliver entertainment and information content to consumers will play an increasingly important role in consumers' choice of a telecommunications provider. The Company actively seeks opportunities to acquire the rights or means to market and distribute information and entertainment content and services that are marketable to traditional markets and which also can enhance the marketability of the Company's telecommunications services. The Company believes that in the future, it will be able to bundle content that it controls with various telecommunications services its offers to provide higher-margin products and services.

     In December 1994, the Company consummated the acquisition of Non Fiction Films, Inc. ("NFF"), a producer of documentary programming. NFF's productions to date include ten hours of programming for the Arts and Entertainment Network's award winning Biography-Registered Trademark- series and "Divine
MagicTM: The World of the Supernatural," a ten-part series that traces ancient beliefs, miracles and mysticism from their early beginnings.

     In April 1996, NFF acquired an 80% equity interest in Fox/Lorber, an independent distributor of films, entertainment series and documentaries. Fox/Lorber distributes its content to television and home video markets domestically and abroad. Its home video division emphasizes the distribution of foreign and art films and has a home video library of over 100 titles. Its television division emphasizes the distribution of educational and entertainment program series, sports-related programs and documentaries to broadcast and cable stations abroad and in the United States and Canada. Under the terms of an agreement between NFF and the holder of the remaining 20% equity interest in Fox/Lorber, NFF has the right to require such holder to sell, and such holder has the right to require NFF to purchase, the remaining 20% equity interest based upon certain criteria.

     Since April 1996, WinStar New Media acquired an 80% equity interest in TWL. WinStar New Media has the right to require the stockholders of TWL who own the remaining 20% equity interest in TWL to sell, and such stockholders have the right to require WinStar New Media to purchase, the remaining 20% equity interest based upon certain criteria. TWL operates SportsFan, a multimedia sports programming and production company that provides live sports programming to more than 200 sports and talk format radio stations across the United States, up to 24 hours a day, including to stations in 90 of the top 100 United States markets. SportsFan owns and operates The Pete Rose Show, among others, and also has developing interests in television and on-line distribution channels.

     In June 1996, WinStar New Media entered into an agreement with Source Media, a provider of interactive technology and programming. Pursuant to this agreement, WinStar New Media has the exclusive right, in the 38 GHz spectrum, to use Source Media's technology and programming in connection with entertainment and information services the Company may offer.

     In September 1996, WinStar New Media acquired an 80% equity interest in Millennium Marketing, Inc. (which does business as S&A Associates ("S&A"). WinStar New Media has the right to require the stockholders of S&A who own the remaining 20% equity interest in S&A to sell, and such stockholders have the right to require WinStar New Media to purchase, the remaining 20% equity interest based upon certain criteria. S&A is a full service agency to media sellers, with a focus on the provision of advertising sales representation and/or related consulting services for content-driven interactive media properties.

     The industry in which the Company's new media subsidiary competes consists of a very large number of entities producing, owning or controlling news, sports, entertainment, educational and informational content and services, including telecommunications companies, television broadcast companies, sports franchises, film and television studios, record companies, newspaper and magazine publishing companies, universities and on-line computer services. Competition is intense for timely and highly marketable or usable information and entertainment content. Almost all of the entities with which the Company's new media subsidiary competes have significantly greater presence in the various media markets and greater resources than the Company, including existing content libraries, financial resources, personnel and existing distribution channels. There can be no assurance that the Company will be able to successfully compete in the emerging new media industry.

CONSUMER PRODUCTS

     The Company's consumer products business is operated through its subsidiary, WinStar Global Products. WinStar Global Products designs, markets and distributes personal care products, including hair brushes and certain hair accessories, and bath products, including gels, lotions, bath oils and home fragrance products including potpourri and candles.

     MARKETING AND DISTRIBUTION

     WinStar Global Products' customers are primarily large retailers, including mass merchandisers, discount stores, department stores, national and regional drug store chains and other regional chains. WinStar Global Products' customers sell through more than 20,000 individual retail outlets. Its current customer list includes the following national and regional chain stores: Walmart, Revco Drug Stores, CVS, Mervyn's, Target, Ames, Marshalls, Eckerd Drug, Family Dollar Stores, Sally Beauty Supply, Fay Drug, Arbor Drug and American Drug Stores.

     A significant portion of WinStar Global Products' sales is made by its in-house sales force. The remainder of WinStar Global Products' sales typically are made by independent sales representatives who receive a commission from WinStar Global Products on all orders generated by them. Independent sales representatives generally carry the product lines of several noncompeting manufacturers and distributors, many of whom are much larger than WinStar Global Products.

     SOURCING

     WinStar Global Products currently utilizes a combination of domestic and foreign suppliers and contract manufacturers and internal assembling for its consumer product lines. WinStar Global Products generally purchases its hair brushes and combs from foreign manufacturers, and packages these products in its Fairfield, New Jersey facility. WinStar Global Products purchases components for its bath and body product line from both foreign and domestic sources, and assembles and packages products in its Fairfield, New Jersey facility. WinStar Global Products does not have any binding agreements with any of its manufacturers or suppliers. Therefore, any of such entities can terminate their relationship with WinStar Global Products at any time. WinStar Global Products does not believe that the termination of any such relationship or relationships would have a material adverse impact on its operations since management believes it would have alternative sources for its products and components at comparable prices. There can be no assurance of this, however, or that, in the event that WinStar Global Products were to experience difficulties with its present manufacturers, suppliers and subassemblers, it would not experience a temporary delay in obtaining the products or components it needs elsewhere.

     COMPETITION

     The consumer products industry is subject to changes in styles and consumer tastes. An unanticipated change in consumer preferences inconsistent with WinStar Global Products' merchandise lines could have a serious and adverse effect upon its operations. WinStar Global Products' product lines are subject to intense competition with numerous manufacturers and distributors of hair, beauty and bath products. Mass merchandisers, drug store chains, and other mass volume retailers typically utilize freestanding pegboard fixtures or pegboard wall fixtures, as well as in-line shelving and end-cap displays, to display their products. Competition for shelf and wall space for product placement is intense, as many companies seek to have their products strategically placed within the store. Competition also exists with respect to product name recognition and pricing, since retailers and consumers often choose products on the basis of name brand, cost and value. Many of WinStar Global Products' competitors have greater product and name recognition than it does, as well as much larger and more sophisticated sales forces, product development, marketing and advertising programs and facilities. WinStar Global Products generally competes by attempting to offer quality, service and products to its customers at reasonable prices.

EMPLOYEES

     As of September 30, 1996 the Company had approximately 650 employees. The Company is not a party to any collective bargaining agreements and never has experienced a strike or work stoppage. The Company considers its relations with its employees to be good.

PROPERTIES

     The Company's corporate headquarters are located at 230 Park Avenue, Suite 3126, New York, New York 10169. These headquarters are situated in approximately 11,500 square feet of space which the Company subleases for an average rent of approximately $304,000 per annum under a sublease which expires in April 2000. The Company has executed a lease for additional space of approximately 6,000 square feet at 230 Park Avenue for a rent of $188,176 per annum, which lease becomes effective June 1, 1996 and expires in April 2000. The Company maintains leases on other properties used in the operations of its subsidiaries. The Company believes that its insurance coverage on its properties is adequate and that the Company, and each of its subsidiaries, as the case may be, is in compliance with the related leases.

LEGAL PROCEEDINGS

     WinStar Gateway receives inquiries from state authorities with respect to consumer complaints concerning the provision of telecommunications services, including allegations of unauthorized switching of long distance carriers and misleading marketing. The Company believes such inquiries are common in the long distance industry and addresses such inquiries in the ordinary course of business. WinStar Gateway recently has experienced an increased level of consumer and regulatory complaints, a substantial majority of which arose from the activities of a limited number of independent marketing agents. On May 10, 1996, WinStar Gateway adopted a policy of mandatory independent verification for 100% of customer orders received from these agents' programs, and effective June 10, 1996, no longer accepts customer orders from these programs. WinStar Gateway has initiated discussions with the FCC and a number of state regulatory authorities with respect to the resolution of any issues arising from the terminated programs.
 The Company does not believe that resolution of these issues will have a material adverse effect on the Company, its financial condition or its results of operations.

     In April 1996, an action was commenced against WinStar Gateway in the Circuit Court of Jefferson County, Alabama, arising from long distance marketing programs previously conducted in that state. The plaintiffs, James Schaffer and Linda Kelly, on behalf of themselves and other Alabama residents similarly situated, allege that their long distance service was switched to WinStar Gateway and away from their previous providers without their consent and through misleading and deceptive marketing practices. The plaintiffs seek monetary relief, the exact amount of which cannot be determined. WinStar Gateway has removed the action to federal court in Alabama and also has moved to have the complaint dismissed. The court has issued an order denying WinStar Gateway's motion, but, in recognition of the importance of the issue, has offered to certify the issue for interlocutory appeal to the appropriate court of appeals, and WinStar Gateway intends to pursue an interlocutory appeal. In the event the action is not disposed of by motion, the Company intends to resolve the action as expeditiously and economically as possible, which may include the diligent defense of the action or settlement. The Company believes that it has meritorious defenses to the allegations raised in the action. In the event WinStar Gateway is not successful in the defense of the action, or if WinStar Gateway elects to settle the action, the Company believes that any judgment against WinStar Gateway, or settlement entered into by it, will not have a material adverse effect on the Company, its financial condition or its results of operations.

     In June 1996 the Company, as plaintiff, commenced an action for declaratory judgment against Nelson Thibodeaux, a former officer of WinStar Gateway, in the Federal District Court for the Southern District of New York seeking a declaration that the Company has no obligation to Mr. Thibodeaux under stock option agreements granted to him during his employment with WinStar Gateway. Further, because the Company believes that any and all claims that may be advanced by Mr. Thibodeaux with regard to his stock option agreements would be frivolous, the Company has notified Mr. Thibodeaux and his counsel of its intention to seek sanctions and such other remedies as may be available against Mr. Thibodeaux and his counsel in the event that Mr. Thibodeaux and his counsel seek to assert any defense to the Company's action. Additionally, the Company seeks monetary damages arising from an alleged breach by Mr. Thibodeaux of the non-competition and related provisions contained in his employment agreement with the Company. Mr. Thibodeaux answered the Company's complaint in August 1996, denying all of the Company's assertions. The Company intends to diligently proceed with this action.

                                   MANAGEMENT

     The following table sets forth certain information with respect to the executive officers and directors of the Company.

Name                                           Age    Position
----                                           ---    --------
William J. Rouhana, Jr.(1)(2)(3)(4)..........  44     Chairman of the Board of Directors and
                                                      Chief Executive Officer
Nathan Kantor(5).............................  54     President, Chief Operating Officer and Director
Steven G. Chrust(6)..........................  47     Vice Chairman of the Board of Directors
Fredric E. von Stange(6).....................  41     Executive Vice President, Chief Financial
                                                      Officer and Director
Bert Wasserman(2)(5).........................  62     Director
William J. vanden Heuvel(1)(3)(4)............  65     Director
William Harvey(3)(6).........................  53     Director
Steven B. Magyar(1)(2)(3)(4).................  46     Director
Timothy R. Graham............................  46     Executive Vice President and Secretary

-------------------
(1)  Term expires at annual meeting of stockholders in 1997

(2)  Member of Audit Committee

(3)  Member of Compensation Committee

(4)  Member of Nominating Committee

(5)  Term expires at annual meeting of stockholders in 1999

(6)  Term expires at annual meeting of stockholders in 1998

     Mr. Rouhana has been a director of the Company since its inception, its Chairman of the Board since February 1991, and its Chief Executive Officer since May 1994. Mr. Rouhana was President and Chief Executive Officer of WinStar Companies, Inc. ("WinStar Companies") from 1983 until November 1995. Through WinStar Companies, he served, from August 1987 to February 1989, as Vice Chairman of the Board and Chief Operating Officer of Management Company Entertainment Group, Inc., a diversified distributor of entertainment products and, thereafter, as its Vice Chairman of the Board until May 1990. Since August 1992, Mr. Rouhana has been a director of TII Industries, Inc. ("TII Industries"), a telecommunications equipment manufacturing company. From May 1991 through September 1994, he was director of Lancit Media Productions, Ltd., a creator of children's television programming. Mr. Rouhana was in private legal practice from 1977 to 1984, specializing in the financing of entities involved in the development of entertainment products and information services. Mr. Rouhana is Vice Chairman of the Board of Governors of the United Nations Association and is a member of certain other associations, including Business Executives for National Security. He is a Phi Beta Kappa graduate of Colby College, a Thomas J. Watson Fellow (1972-1973) and a graduate of Georgetown University School of Law. Mr. Rouhana is the brother-in-law of Fredric E. von Stange.

     Mr. Kantor has been a director of the Company since October 1994 and President and Chief Operating Officer of the Company since September 1995. Since its formation in November 1990, Mr. Kantor had been the President of ITC Group, Inc. ("ITC"), a company which specializes in the development of emerging competitive telecommunications companies. Mr. Kantor, through ITC, coordinated all of the Company's telecommunications operations from June 1994 to September 1995 when he became President and Chief Operating Officer of the Company, at which time services provided by ITC to the Company ceased. Mr. Kantor also is currently the Chairman of the Board and Chief Executive Officer of Image Telecommunications Corp. ("Image Telecom"), a company involved in the development of information and video servers. From January 1985 to December 1990, he was President of MCI Telecommunications Corporation (Northeast Division). Mr. Kantor was a founder of MCI International, Inc., and served as its President and Chief Operating Officer from its founding in July 1982 to December 1984. Mr. Kantor is a graduate of Florida State University and the United States Military Academy at West Point.

     Mr. Chrust has been a director of the Company since January 1994 and has been employed by the Company as its Vice Chairman of the Board since January 1995, in which capacity he is responsible for strategic planning, financing and corporate development. He has been the President of SGC Advisory Services, Inc. ("SGC"), a discretionary money-management services firm specializing in the telecommunications and technology sector, since he founded it in October 1992. From August 1987 to September 1992, Mr. Chrust was a director of AMNEX, Inc., an operator services long distance company, and served as its Chairman of the Board, Chief Executive Officer and President between October 1990 and October 1992. From August 1985 through December 1989, Mr. Chrust was the Executive Vice President of Executone Information Systems, Inc., a telecommunications equipment company. Mr. Chrust was Director of Technology Research and a stockholder of Sanford C. Bernstein & Co., Inc., a Wall Street investment firm, where he was ranked in the top tier of telecommunications analysts for more than ten years and as the first-ranked analyst in that sector for five consecutive years. He was associated with Sanford C. Bernstein & Co., Inc., from 1970 through 1985. From November 1993 until February 1996, Mr. Chrust was a director of American Communications Services, Inc., a fiber optic-based competitive access provider. Mr. Chrust is a graduate of Baruch College.

     Mr. von Stange has been a director of the Company since its inception, its Executive Vice President since January 1993, and its Chief Financial Officer since March 1994. Mr. von Stange was Executive Vice President of WinStar Companies, a merchant bank and a principal stockholder of the Company from 1983 until November 1995. From December 1988 to October 1989, Mr. von Stange was Chairman of the Board of Yankee Bargain Stores, Inc. ("Yankee"), and resumed that position from July 1991 to December 1991. Mr. von Stange was a director of Yankee from December 1988 until December 1991. Mr. von Stange is a graduate of The Wharton School, University of Pennsylvania. He is the brother-in-law of William J. Rouhana, Jr.

     Mr. Wasserman has been a director of the Company since June 1995. Mr. Wasserman was Executive Vice President and Chief Financial Officer of Time Warner from January 1990 to December 1994 and was also a director of Time Warner from January 1990 to March 1993. Mr. Wasserman was a member of the Office of the President and was also a director of Warner Communications, Inc. ("Warner Communications"), from 1981 to 1990, when that company merged with Time Warner, and had served Warner Communications in various capacities beginning in 1966. Mr. Wasserman serves as a member of various boards, including: several investment companies in the Dreyfus Family of Funds; Lillian Vernon Corp., a catalog seller of home products; Mountasia Entertainment International, Inc., an operator of family recreation centers; The New German Fund, a New York Stock Exchange listed mutual fund operated by Deutsche Bank AG; and IDT Corp., a provider of telecommunications services, including Internet access and long distance services. Mr. Wasserman also served as a director on the Chemical Bank National Advisory Board until Chemical Bank merged with Chase Manhattan Bank in March 1996. He is a graduate of Baruch College and Brooklyn Law School.

     Mr. vanden Heuvel has been a director of the Company since June 1995. Since 1984, Ambassador vanden Heuvel has served as Senior Advisor to Allen & Co., an investment banking firm, as well as counsel to the law firm Stroock & Stroock & Lavan. He served as a director of Time Warner from 1981 to 1993 and currently is a director of Zemex Corp., a New York Stock Exchange listed company engaged in the mining and exploitation of industrial minerals. Ambassador vanden Heuvel also has been a member of the IRC Group, a Washington D.C. based consulting group comprised of former United States ambassadors, since 1981. He has been Chairman of the Board of Governors of the United Nations Association since 1993. From 1979 to 1981, Ambassador vanden Heuvel served as United States Deputy Permanent Representative to the United Nations. From 1977 to 1979, he served as United States Ambassador to the European Office of the United Nations and various other international organizations. He was Special Assistant to United States Attorney General Robert F. Kennedy from 1961 to 1964. Ambassador vanden Heuvel is a graduate of Deep Springs College, Cornell University and Cornell Law School.

     Mr. Harvey has been a director of the Company since June 1994. In 1972 and 1991, respectively, Mr. Harvey founded New Electronic Media Science, Inc. ("NEMS"), and Next Century Media, Inc. ("Next Century"), marketing, media and research consulting companies specializing in the marketing, entertainment and interactive media industries. Mr. Harvey has served as Chief Executive Officer and President of both NEMS and Next Century since their respective inceptions. Through NEMS and Next Century, Mr. Harvey has worked with major television and cable networks, several RBOCs, major film studios, IBM, AT&T, advertising agencies, videotex companies and advertisers on the integration of advertising into various new media. Mr. Harvey invented the marketing tool known as the Area Dominant Influence ("ADI") for Arbitron and co-founded International Ratings Services, Inc., the first company to provide United States movie studios, including Warner Brothers, Columbia and CBS International, with ratings for their television programs broadcast in foreign countries. Since 1979, Mr. Harvey has also been the publisher of "The Marketing Pulse," a monthly advertising and media trade newsletter.

     Mr. Magyar has been a director of the Company since June 1993. Since May 1994, Mr. Magyar has been operating a private business he owns which specializes in financial services for high net worth individuals and business owners. From 1989 to May 1994, Mr. Magyar was a regional vice president of CIGNA and during the preceding fifteen years held various sales and sales management positions with CIGNA. Mr. Magyar has served on CIGNA's strategic business development committee and has been a guest lecturer at New York University. Mr. Magyar also is a Certified Life Underwriter and Chartered Financial Consultant with the American College of Insurance. Mr. Magyar is a member of the General Agents and Managers Association, the National Association of Underwriters and the American Society of CLU and ChFC. Mr. Magyar is a graduate of Colby College.

     Mr. Graham has served as Executive Vice President of the Company since October 1994. From October 1990 through September 1994, Mr. Graham was engaged in the private practice of law and served in various capacities with National Capital Management Corporation, a company engaged through its subsidiaries in various businesses, such as the ownership of real estate rental properties, industrial manufacturing and insurance matters, including as Corporate Secretary and as President of its primary real estate and insurance subsidiaries. During that period, Mr. Graham also acted in various capacities for WinStar Services, Inc. ("WinStar Services"), a wholly-owned subsidiary of WinStar Companies. Prior to 1990, Mr. Graham was a partner in the law firm of Nixon, Hargrave, Devans & Doyle, specializing in corporate finance, regulatory and business law. Mr. Graham was a Securities Law Editor of Barrister Magazine, an American Bar Association publication, from 1985 to 1986 and has authored a number of publications, including "Public Offerings in the United States by Foreign Companies" and "Financing of Foreign Companies through United States Securities Markets." Mr. Graham is a director of TII Industries and National Capital Management Corporation. Mr. Graham also is a member of the Board of Advisors of the Instructional Television Station of the Archdiocese of New York. Mr. Graham is a graduate of Fordham Law School and the Georgetown University School of Foreign Service.

     The Board of Directors of the Company is divided into three classes, each of which generally serves for a term of three years, with only one class of directors being elected in each year. The term of office of the first class of directors (Class I), currently consisting of Steven G. Chrust, Fredric E. von Stange and William Harvey, will expire in 1998, the term of office of the second class of directors (Class II), currently consisting of Bert W. Wasserman and Nathan Kantor, will expire in 1999, and the term of office of the third class of directors (Class III), currently consisting of William J. Rouhana, Jr., William J. vanden Heuvel and Steven B. Magyar, will expire in 1997. In each case, each director will hold office until the next annual meeting of stockholders at which his class of directors is to be elected, or until his successor is duly qualified and appointed. As of August 5, 1996, the Company's by-laws have been amended to provide that, through August 5, 1999, at each annual meeting of stockholders in which directors are elected, persons will be elected so that a majority of the members of the Board will be independent directors.

     The responsibilities of the Audit Committee, which currently is composed of William J. Rouhana, Jr., Bert Wasserman and Steven B. Magyar, include, in addition to such other duties as the Board may specify, (i) recommending to the Board the appointment of independent accountants; (ii) reviewing the timing, scope and results of the independent accountant's audit examination and the related fees; (iii) reviewing periodic comments and recommendations by the Company's independent accountants and the Company's response thereto;
(iv) reviewing the scope and adequacy of internal accounting controls and internal auditing activities; and (v) making recommendations to the Board with respect to significant changes in accounting policies and procedures.
As of August 5, 1996, the Company's by-laws have been amended to provide that, through August 5, 1999, a majority of the members of this Committee must be independent directors.

     The responsibilities of the Compensation Committee, which currently is composed of William J. Rouhana, Jr., Steven B. Magyar, William Harvey and William J. vanden Heuvel, include, in addition to such other duties as the Board may specify, (i) reviewing and recommending to the Board the salaries, compensation and benefits of the executive officers and key employees of the Company, (ii) reviewing any related party transactions on an ongoing basis for potential conflicts of interest and (iii) administering the Company's stock option plans. As of August 5, 1996, the by-laws of the Company have been amended to provide that, through August 5, 1999, a majority of the members of this Committee must be independent directors and that, absent approval of a majority of the independent members of the Compensation Committee, the Company will not enter into any material transaction with any director or affiliate of any director of the Company.

     The responsibilities of the Nominating Committee, which currently is composed of William J. Rouhana, Jr., William J. vanden Heuvel and Steven B. Magyar, include, in addition to such other duties as the Board may specify, considering and recommending to the Board nominees for directors.

DIRECTOR COMPENSATION

     The Company pays each outside director $500 for attendance at each meeting of a committee of which such director is a member and $1,000 for attendance at each meeting of the Board of Directors. On January 13th of each year, persons who are directors at such date are granted options to purchase 10,000 shares of Common Stock at a per-share exercise price equal to the last sale price of a share of Common Stock on the last trading day prior to such grant.

                              PRINCIPAL STOCKHOLDERS

     The table and accompanying footnotes set forth certain information as of September 30, 1996 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of the Company's Common Stock,
(ii) each director of the Company, (iii) the Company's Chief Executive Officer and each of the Company's next four most highly compensated executive officers and (iv) all directors and executive officers of the Company as a group (based upon information furnished by such persons). Shares of Common Stock issuable upon exercise of options which currently are exercisable or exercisable within 60 days of the date of this Prospectus are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. Unless otherwise indicated, the address for the persons listed below is c/o WinStar Communications, Inc., 230 Park Avenue, Suite 3126, New York, New York 10169.

                                                                   Percent Beneficially Owned
                                                                   --------------------------
                                              Number of Shares        Before      After
Name and Address of Beneficial Owner         Beneficially Owned      Offering   Offering(1)
------------------------------------         ------------------      --------   -----------
William J. Rouhana, Jr. ...................     2,123,002(2)            6.7%        5.9%
Nathan Kantor..............................       752,568(3)            2.4         2.1
Steven G. Chrust...........................       412,333(4)            1.3         1.2
Fredric E. von Stange......................       805,833(5)            2.6         2.3
Steven B. Magyar...........................        50,706(6)             *           *
 Two Pine Point
 Lloyd Harbor, New York  11742
William J. vanden Heuvel...................        57,500(7)             *           *
 812 Park Avenue
 New York, New York  10021
Bert Wasserman.............................        60,000(8)             *           *
 126 East 56th Street
 New York, New York  10022
William Harvey.............................        20,000(9)             *           *
 c/o Next Century Media, Inc.
 11 North Chestnut Street
 New Paltz, New York  12561
Timothy R. Graham..........................       435,852(10)           1.4         1.2
Keystone Investment Management
 Company...................................     2,166,800               6.9         6.1
 200 Berkeley Street
 Boston, Massachusetts  02116
All Directors and Executive Officers as a
 Group (9 persons).........................     4,717,794(11)          14.2        13.3

-----------------
* Less than 1%.

(1) Assumes that all Convertible Notes are converted into an aggregate of 4,163,639 shares on October 23, 1996, the first possible day of conversion.

                                      (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(2) Includes 408,333 shares of Common Stock issuable upon exercise of certain options. Does not include 150,000 shares of Common Stock issuable upon exercise of options which become exercisable in March 1997 and 116,667 shares of Common Stock issuable upon exercise of options which become exercisable in two equal annual installments in July 1997 and 1998. Mr. Rouhana has agreed that, during the term of Nathan Kantor's employment agreement with the Company, he would vote all shares of Common Stock he controls in favor of Mr. Kantor as a director of the Company.

(3) Includes 530,666 shares of Common Stock issuable upon exercise of certain options. Also includes 6,500 shares of Common Stock owned by Mr. Kantor's son and 26,000 shares of Common Stock owned by a trust (a trustee of which is Mr. Kantor's spouse), over all of which Mr. Kantor disclaims beneficial ownership. Does not include 233,334 shares of Common Stock issuable upon exercise of other options which become exercisable in two equal annual installments commencing in September 1997 and 78,000 shares of Common Stock issuable upon exercise of options which become exercisable in December 1996.

(4) Includes (i) 12,000 shares of Common Stock owned by the pension plan for SGC Advisory Services, Inc., a telecommunications consulting firm of which Mr. Chrust is President and owner, and (ii) 358,333 shares issuable upon exercise of certain options owned by Mr. Chrust or members of his family. Does not include 480,000 shares issuable upon exercise of other options which become exercisable in four equal annual installments commencing in January 1997 and 66,667 shares issuable upon exercise of other options which become exercisable in two equal annual installments in July 1997 and 1998.

(5) Includes 200,000 shares of Common Stock issuable upon exercise of certain options. Does not include 75,000 shares of Common Stock issuable upon exercise of other options which become exercisable in March 1997.

(6) Includes (i) 1,000 shares of Common Stock owned by Mr. Magyar's spouse, over which Mr. Magyar disclaims beneficial ownership, (ii) 1,670 shares of Common Stock owned by benefit plans of which Mr. Magyar is the sole trustee and primary beneficiary, and (iii) 30,000 shares of Common Stock issuable upon exercise of certain options.

(7) Includes 50,000 shares of Common Stock issuable upon exercise of certain options. Does not include 20,000 shares of Common Stock issuable upon exercise of other options which become exercisable in June 1997. Also includes 500 shares owned by Mr. vanden Heuvel's spouse, as to which he disclaims beneficial ownership.

(8) Includes 50,000 shares of Common Stock issuable upon exercise of certain options. Does not include 20,000 shares of Common Stock issuable upon exercise of other options which become exercisable in June 1997.

(9) Represents 20,000 shares of Common Stock issuable upon exercise of options.

(10) Includes 260,000 shares of Common Stock issuable upon exercise of certain options. Does not include 50,000 shares of Common Stock issuable upon exercise of other options which become exercisable in October 1997.

(11) Includes shares referred to as being included in notes (2) through
     (10).  Excludes shares referred to in such notes as being excluded.

                               SELLING STOCKHOLDERS

     This Prospectus relates to the resale by the Selling Stockholders listed below of up to an aggregate of 2,216,922 shares of Common Stock. All of the shares being registered under the Registration Statement of which this Prospectus forms a part are being so registered pursuant to certain registration rights granted by the Company to the Selling Stockholders. Except as footnoted, none of the Selling Stockholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                                                  Number of     Beneficial
                                                         Beneficial Ownership     Shares of    Ownership of     Percentage
                                                            of Shares of           Common       Shares of      of Beneficial
Name of                                                   Common Stock as of       Stock        Common Stock     Ownership
Selling Stockholder                                        August 30, 1996        to be Sold     After Sale      After Sale
-------------------                                      --------------------     ----------   -------------   -------------
Everest Capital Limited (1)                                    535,714              132,174       403,540           1.6%
Morgan Stanley & Co. International(1)                          400,000              400,000          --              --
Leo I. George (2)                                              492,500              247,500       245,000            *
Tracy Jo Hudson Lewis Trust, U.T.A. dated January
 25, 1990, as amended(2)                                        62,500               62,500          --              --
Cindy Lee Hudson Fumei Trust, U.T.A. dated January
 25, 1990, as amended(2)                                        62,500               62,500          --              --
Michelle Dawn Hudson Trust, U.T.A. dated January 25,
 1990, as amended(2)                                            62,500               62,500          --              --
Jerri Dee Hudson Bell Trust, U.T.A. dated January 25,
 1990, as amended(2)                                            62,500               62,500          --              --
The CIT Group (3)                                               50,000               50,000          --              --
Century Business Credit Corporation (4)                        125,048               75,000        50,048            *
James J. Pinto (5)                                             279,332              236,443        42,889            *
Telcom Partners L.P. (5)                                       200,000              200,000          --              --
Churchill Associates L.P. (5)                                   10,555               10,555          --              --
GKN Securities Corp. (6)                                       159,500              159,500          --              --
ML Investors Services, Inc. (7)                                 70,000               70,000          --              --
Strategic Growth International, Inc. (8)                        33,000               12,750        20,250            --

________________________

*    Less than one percent.

(1)  In May 1995, the Company, WinStar Wireless, Everest Capital Fund
     L.P. ("Fund"), Everest Capital International Ltd. ("Capital" and, along with Fund the "Purchasers") and Everest Capital Limited, agent for the Purchasers ("Agent"), entered into a note and warrant purchase agreement, pursuant to which WinStar Wireless issued an aggregate principal amount of $7,500,000 secured promissory notes ("Convertible Notes"), which are convertible into shares of the Company's Common Stock and the Company issued warrants to purchase up to 550,000 shares of Common Stock. The Convertible Notes bear interest at the rate of 7% per annum and are payable in May 2000. At any time, the unpaid principal amount of and accrued interest on the Convertible Notes are convertible, at the option of the Purchasers, into shares of Common Stock at a conversion price of $7.00 per share (1,071,429 shares of Common Stock). After December 15, 1996, WinStar Wireless may force conversion if the last sale price of the Common Stock is above 175% of the then conversion price (currently $12.25) for 20 consecutive trading days. The warrants issued to the Purchasers were divided into three classes: EC-A Warrants, EC-B Warrants and EC-C Warrants. The 300,000 aggregate amount of EC-A Warrants are exercisable immediately through May 24, 2000 at an exercise price of $12.00 per share. The 100,000 EC-B Warrants are exercisable immediately through May 24, 2000 at an exercise price of $13.00 per share. The 150,000 EC-C Warrants were exercised in July 1995 at an exercise price of $.01 per share. In December 1996, the Agent sold 300,000 EC-A Warrants and 100,000 EC-B Warrants to Morgan Stanley & Co. International, an affiliate of Morgan Stanley & Co., the placement agent in the sale of the Senior and Convertible Notes in October 1995. The 1,071,429 shares of Common Stock issuable upon conversion of the Convertible Notes and the 550,000 shares of Common Stock issuable or issued upon exercise of the EC-A, EC-B and EC-C Warrants sold to the Purchasers in the above-described transactions are being registered for resale by the Purchaser under the Registration Statement of which this Prospectus forms a part. As of August 31, 1996, the Purchasers have sold or transferred 1,489,255 of the aforementioned shares.

(2) In February 1994, the Company, its wholly-owned subsidiary WinStar Wireless, Avant-Garde and Leo I. George, President and Chief Executive Officer of Avant-Garde, entered into an agreement, pursuant to which WinStar Wireless acquired from Mr. George, 360 shares, or 16%, of the issued and outstanding common stock of Avant-Garde ("Avant-Garde Common Stock") for a purchase price consisting of (i) $500,000 cash, (ii) $900,000 in the form of 225,000 shares of the Company's Series D Convertible Preferred Stock ("Preferred Stock D") having a liquidation value of $4.00 per share (which Preferred Stock D was subsequently converted into 225,000 shares of the Company's Common Stock) and (iii) the promissory note of WinStar Wireless in the principal amount of $200,000, payable without interest in April 1995. WinStar Wireless also received two options from Mr. George to purchase an additional 742.5 shares ("First Option") and 697.5 shares ("Second Option") of Avant-Garde Common Stock, respectively. In April 1994, WinStar Wireless exercised the First Option to purchase an additional 742.5 shares (33% of the outstanding shares) of Avant-Garde Common Stock at a purchase price of $4,444.44 per share (for an aggregate purchase price of $3.3 million payable in cash). As a result of the exercise of the First Option, WinStar Wireless raised its ownership to a total of 49% of the outstanding Avant-Garde Common Stock. In connection with the First Option exercise, WinStar Wireless prepaid in full its outstanding promissory note to Mr. George in the principal amount of $200,000. In April 1995, in lieu of exercising the Second Option, WinStar Wireless entered into a merger agreement with Avant-Garde, Mr. George and The Larry D. Hudson Trust ("Hudson Trust"), the only other shareholder of Avant-Garde, pursuant to which Avant-Garde was merged into WinStar Wireless Fiber Corp., a wholly-owned subsidiary of the Company, in July 1995. In connection with this merger, the Company acquired 697.5 shares of Avant-Garde from Mr. George and 450 shares of Avant-Garde Common Stock from The Hudson Trust and, in consideration thereof, issued 775,000 shares and 500,000 shares, respectively, of the Company's Common Stock to Mr. George and The Hudson Trust. 688,000 of the 775,000 shares of Common Stock issued to Mr. George (of which 440,500 have already been sold) and the 500,000 shares of Common Stock (of which 250,000 have already been sold) issued to The Larry D. Hudson Trust in connection with the above-described transactions are being registered for resale by such persons under the Registration Statement of which this Prospectus forms a part. Of such shares being registered, some may be owned by a trust established by Mr. George for the benefit of Mr. George and his family members. 35,000 of the 988,000 shares beneficially owned by Mr. George are owned by the George Family L.P., of which Mr. George is the general partner. Mr. George now serves as a Vice President of WinStar Wireless and of WinStar Wireless Fiber Corp., a wholly-owned subsidiary of the Company. Pursuant to the terms of the Hudson Trust, the remaining 250,000 shares of Common Stock originally held by the Hudson Trust have been reissued in equal amounts of 62,500 shares to four trusts established under the Hudson Trust for the benefit of Mr. Hudson's daughters.

(3) The CIT Group, a lending institution, was issued warrants to purchase 50,000 shares of Common Stock (with a per-share exercise price of $6.975) in November 1994 in connection with a $5,000,000 financing provided by such institution to WinStar Gateway, a wholly-owned subsidiary of the Company.

(4) Century Business Credit Corporation, a lending institution, was issued (a) 50,000 shares of Common Stock upon exercise of certain warrants (with a per-share exercise price of $3.625) issued in October 1993 in connection with an $8,000,000 import trade factoring and financing arrangement provided by such institution to WinStar Global Products, a wholly-owned subsidiary of the Company, and (b) 25,000 shares of Common Stock upon exercise of certain warrants (with a per-share exercise price of $5.75 per share) issued in May 1995, in connection with an extension of such facility.

(5) 310,000, 55,555 and 140,000 shares of Common Stock were issued to James Pinto, Churchill Associates L.P. and Telcom Partners, L.P., respectively, upon exercise of certain options (with a per-share exercise price of $1.50) granted in September 1993 in connection with loans aggregating $500,000 provided by such persons to the Company. The loans were evidenced by promissory notes payable in August 1996 and accruing interest at the annual rate of 7%. All amounts under these promissory notes have been fully paid. James Pinto is the general partner of Telcom Partners, L.P. Mr. Pinto is also one of the principal officers of Churchill International Inc., the corporate general partner of Churchill Associates L.P. Mr. Pinto has sold 73,557 shares of his Common Stock, Churchill Associates L.P. has sold 45,555 of its shares and Telecom Partners L.P. has sold 40,000 of its shares. Shares issued to each person are not included in the others' beneficial ownership.

(6) 312,500 shares of Common Stock were issued to GKN Securities Corp. ("GKN") upon exercise of options (12,500 with a per-share exercise price of $3.25 and 300,000 with a per-share exercise price of $8.25). GKN had acted as underwriter of the Company's initial public offering of securities consummated in April 1991. As of August 31, 1996, 153,500 of such shares have been sold. The number of shares indicated does not include shares held by GKN in its trading account.

(7)  ML was issued options to purchase 55,000 shares of Common Stock
     (with a per-share exercise price of $17.125) in September 1995 and options to purchase 15,000 shares of Common Stock (with a per-share exercise price of $18.0625) in October 1995 as additional consideration for providing the Equipment Lease Financing.

(8)  Strategic Growth International was issued options to purchase
     12,750 shares of Common Stock (with a per-share exercise price of $2.25) in March 1993 for certain consulting services.

     The Common Stock of the Selling Stockholders may be offered and sold from time to time as market conditions permit in the over-the-counter market, including the Nasdaq National Market, in negotiated transactions or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Common Stock of the Selling Stockholder may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions in the shares or related rights and transactions in which the broker solicits purchases; and (iv) transactions between sellers and purchasers without a broker/dealer; and (v) underwritten offerings. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

                         DESCRIPTION OF CERTAIN INDEBTEDNESS

     In October 1995, the Company raised net proceeds of $214.5 million from the 1995 Debt Placement. There will not be any accrual of cash interest on the Senior or Convertible Notes (collectively, the "Notes") prior to October 15, 2000 or payment of cash interest on the Notes prior to April 15, 2001. From and after October 15, 2000, the Notes will bear interest at the rate of 14% per annum, payable semi-annually in cash commencing April 15, 2001. The Notes mature on October 15, 2005. At maturity, the Senior Notes will have an aggregate principal amount of $294.2 million and the Convertible Notes will have an aggregate principal amount of $147.1 million.

     The Convertible Notes are convertible, at the option of the holder, into Common Stock at any time on or after October 23, 1996 into that number of shares derived by dividing the principal amount of the Convertible Notes being converted by the Conversion Price. In addition, if the closing sale price of the Common Stock on the Nasdaq National Market during the twelve-month periods from October 15, 1995 through October 15, 1999 has exceeded the Market Criteria and a registration statement with respect to the Conversion Shares is effective and available, all of the Convertible Notes automatically will be converted into shares of Common Stock at the close of business on the last day of the Market Criteria Period; provided, however, that if the Market Criteria is satisfied prior to October 15, 1996, the conversion will not occur until October 23, 1996 and will occur only if the closing sale price of the Common Stock is at least $37.50 on such date. The Company is obligated to cause to be declared effective a registration statement registering the issuance or resale of the shares of Common Stock on or prior to October 23, 1996. This Prospectus forms a part of such registration statement. If such registration statement is not declared effective on or prior to October 23, 1996, the Conversion Price will be decreased to $20.06.

     The Indentures contain certain covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to: incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of their capital stock; make investments or make certain other restricted payments; sell assets; issue or sell stock of such subsidiaries; enter into transactions with stockholders or affiliates; acquire assets or businesses not constituting "telecommunications assets" (as defined in such Indentures); or consolidate, merge or sell all or substantially all of their assets. The covenants contained in the Indentures are subject to exceptions and the Company's new media and consumer products subsidiary will not be subject to the covenants contained therein, although the Company's ability to invest in such subsidiaries is limited.

     In September 1995, WinStar Wireless entered into an equipment lease financing (the "Equipment Lease Financing") with ML Investors Services, Inc. ("ML") pursuant to which ML has agreed to make up to $10.0 million of equipment financing available to WinStar Wireless until September 1996. As of the date of this Prospectus, ML has made available only $7.0 million under the Equipment Lease Financing. The balance of $3.0 million may be drawn by WinStar Wireless only if ML agrees to make such funds available, which it is not obligated to do. As of June 30, 1996, WinStar Wireless leased equipment having a value of approximately $7.0 million under the Equipment Lease Financing. Pursuant to a master lease agreement between WinStar Wireless and ML (the "Lease") entered into in connection with the Equipment Lease Financing. WinStar Wireless may lease transceivers and related network equipment from ML or its assignee for payments at the rate of 2.2753% per month of the equipment value (a return of approximately 13% per annum to the lessor) and are non-cancelable for sixty months. After twelve months, Winstar Wireless may purchase the equipment at scheduled rates which decline over the term of the Lease and which provide for a return of approximately 15% per annum to the lessor. WinStar Wireless' obligations under the Lease are guaranteed by the Company. As additional consideration for providing the Equipment Lease Financing, the Company has agreed to issue ML five-year options to purchase shares of Common Stock at the rate of one share of Common Stock for each $100 of the Equipment Lease Financing amount made available at a price equal to the market price on the day prior to the date of grant. Pursuant to such agreement, the Company has issued to ML options to purchase 55,000 shares of Common Stock at an exercise price of $17.125 per share and options to purchase 15,000 shares of Common Stock at an exercise price of $18.0625 per share.

     In May 1995, the Company, WinStar Wireless and Everest Capital Fund L.P. ("Fund"), Everest Capital International Ltd. ("Capital" and, along with Fund the "Purchasers") and Everest Capital Limited, agent for the Purchasers ("Agent"), entered into a note and warrant purchase agreement, pursuant to which WinStar Wireless issued $7.5 million of notes (the "Everest Notes"), which are convertible into shares of the Company's Common Stock, and warrants to purchase up to 550,000 shares of Common Stock. The Everest Notes bear interest at the rate of 7% per annum, payable in cash on a semi-annual basis, and are payable in May 2000. The Everest Notes are secured by a lien on all of the assets of WinStar Wireless and Wireless Fiber Corp. and are guaranteed by the Company and Wireless Fiber Corp. To secure its guaranty, the Company pledged all of the outstanding shares of common stock of WinStar Wireless and Wireless Fiber Corp. Under the Everest Notes, WinStar Wireless may not pay any dividends to the Company and may not issue any capital stock. The Purchasers agreed to subordinate their liens to any liens granted by the Company to secure up to $30.0 million of equipment-related financing prior to February 29, 1996 and up to an additional $20.0 million of such financing prior to February 28, 1997. Any liens securing indebtedness above such amounts, and any liens granted after February 28, 1997, require the consent of the Purchasers.

     At any time, the unpaid principal amount of and accrued interest on the Everest Notes are convertible, at the option of the Purchasers, into shares of Common Stock at a conversion price of $7.00 per share. On December 28, 1995, the Purchasers exercised their option to convert $3.75 million of principal and approximately $25,000 of interest due under the Everest Notes into 539,255 shares of Common Stock. In addition, the holders of the Everest Notes have committed that they will convert any remaining outstanding Everest Notes into Common Stock on or prior to December 15, 1996. After December 15, 1996, WinStar Wireless may force conversion of the Everest Notes if the last sale price of the Common Stock is above 175% of the then conversion price (currently $12.25) for 20 consecutive trading days. The warrants issued to the Purchasers were divided into three classes: EC-A Warrants, EC-B Warrants and EC-C Warrants. The 300,000 aggregate amount of EC-A Warrants are exercisable through May 24, 2000 at an exercise price of $12.00 per share. The 100,000 EC-B Warrants are exercisable through May 24, 2000 at an exercise price of $13.00 per share. The 150,000 EC-C Warrants were exercised in July 1995 by Everest at an exercise price of $.01 per share.

     In November 1994, WinStar Gateway entered into a Loan and Security Agreement ("CIT Loan Agreement") with The CIT Group/Credit Finance, Inc. ("The CIT Group"), pursuant to which The CIT Group agreed to make a $5.0 million (less $100,000 until WinStar Gateway has maintained three consecutive calendar months with positive net income from operations) revolving credit facility (the "CIT Credit Facility") available to WinStar Gateway until November 1996. Pursuant to the terms of the CIT Loan Agreement, borrowings are limited to 90% of most eligible accounts receivable, with availability of certain types of accounts receivable limited to 80% and 50% (less appropriate reserves as determined by The CIT Group). In addition, WinStar Gateway is prohibited from paying dividends to the Company. The Company also is party to a keepwell agreement requiring the Company to make a monthly contribution to WinStar Gateway in an amount equal to WinStar Gateway's net income (loss), plus its depreciation and amortization, minus its capital expenditures, if such amount is less than zero for a particular month. Borrowings bear interest at a rate of 3.0% in excess of the prime commercial lending rate of The Chase Manhattan Bank, N.A. ("Chase Manhattan") and are secured by a lien on all of WinStar Gateway's assets as well as a guarantee from the Company as to the first $2.2 million in borrowings. The CIT Loan Agreement also provides for an annual fee of $50,000 as well as certain underutilization fees. As additional consideration for providing the CIT Credit Facility, the Company issued to The CIT Group warrants to purchase 50,000 shares of Common Stock until November 3, 1998 at an exercise price of $6.975 per share, which warrants have been exercised.

     In August 1996, WinStar Global Products entered into an Amended and Restated Credit and Security Agreement ("Credit Agreement") with IBJ Schroder Bank & Trust Company (the "Lender"), pursuant to which the Lender agreed to make a $12,000,000 revolving credit facility (the "Revolving Credit Facility") and a $250,000 Letter of Credit facility (included within the $12,000,000 facility) available to WinStar Global Products until August 8, 1999. Pursuant to the terms of the Credit Agreement, borrowings are limited to an amount equal to the sum of (a) 85% of eligible accounts receivable plus (b) the lesser of 50% of eligible inventory or $4,500,000 plus (c) for the period commencing March 1 of each year through January 31 of the following year, $3,000,000 (the "Overadvance"). Borrowings bear interest at a rate of 0.75% in excess of the base lending rate of the Lender and are secured by a lien on all of the assets of WinStar Global Products as well as a guaranty from the Company of the Overadvance. The Credit Agreement also provides for certain periodic fees to be paid by WinStar Global Products and places certain affirmative and negative covenants upon it, including restrictions upon its ability to pay dividends or make other payments to the Company. The Revolving Credit Facility amends the $6,000,000 credit facility from Century Business Credit Corporation ("Century") which was established in 1994 and was assigned (including a $3,000,000 guaranty by the Company) by Century to the Lender.

                           DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The authorized capital stock of the Company includes 75,000,000 shares of Common Stock, $.01 par value. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Although the Company has no present intention of paying any dividends, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of preferred shares.

     Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

     The Company's Certificate of Incorporation, as amended, provides for a Board of Directors divided into three classes, each of which will generally serve for a term of three years, with only one class of directors being elected in each year; provides that directors may be removed with or without cause and only by at least a majority of the capital stock of the Company entitled to vote thereon; and further requires an affirmative vote of the holders of at least two-thirds of the capital stock of the Company entitled to vote thereon to alter, amend or repeal the provisions relating to the classification of, and the removal of members from, the Board of Directors. Nominations for the Board of Directors may be made by the Company Board or by any stockholder entitled to vote for the election of directors. A stockholder entitled to vote for the election of directors at a meeting may nominate a person or persons for election as director only if written notice of such stockholder's intent to make such nomination is given to the Company's Secretary not later than sixty days in advance of such meeting. The Company's Certificate of Incorporation and By-Laws do not provide for cumulative voting rights which means that holders of more than one-half of the outstanding voting rights, voting for the election of directors, can elect all of the directors to be elected, if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors. A special meeting of stockholders of the Company may be called by the request of the holders of at least 10% of the outstanding capital stock of the Company entitled to vote generally in all matters.

     The registrar and the transfer agent for the Common Stock of the Company is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

PREFERRED STOCK

     The authorized capital stock of the Company includes 15,000,000 shares of "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. There currently are no shares of preferred stock outstanding. The Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock (and the ability of the Board of Directors to do so without stockholder approval), while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless prior to the date the stockholder became an interested stockholder the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or unless one of two exceptions to the prohibitions are satisfied: (i) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the Company's voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans) or (ii) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock, excluding the stock owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. It is possible that these provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

                      SHARES ELIGIBLE FOR FUTURE SALE

     As of September 30, 1996, there were outstanding options and warrants with respect to an aggregate of [9,957,464] shares of Common Stock at per-share exercise prices ranging from $1.06 to $31.12. Additionally, the Convertible Notes and certain other convertible debt are convertible into shares (with no additional cash payment to the Company). Although a significant number of the outstanding shares of Common Stock are "restricted securities," as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"), and may not be sold unless such sale is registered under the Securities Act or is made pursuant to an exemption from the registration under the Securities Act, including the exemption provided by Rule 144, substantially all of such Restricted Shares have been registered for resale under the Securities Act or are currently, or will soon become, available for sale pursuant to Rule 144. In addition, the Company may issue a substantial number of shares of Common Stock in connection with the Milliwave Acquisition and the Locate Acquisition, all of which would be subject to registration rights requiring the Company to register them for resale. Sales or the expectation of sales of a substantial number of shares of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock.

     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the holder is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of Restricted Shares from the Company or from any "affiliate" of the Company, and the holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Commission recently has proposed amendments to Rule 144 and Rule 144(k) that would permit resales of restricted securities under Rule 144 after a one-year, rather than a two-year, holding period, subject to compliance with the other provisions of Rule 144, and would permit unlimited resales of restricted securities by non-affiliates under Rule 144(k) after a two-year, rather than a three-year, holding period. Adoption of such amendments could result in resales of restricted securities sooner than would be the case under Rule 144 and Rule 144(k) as currently in effect. The Company is unable to determine when or if such proposed amendments will be adopted.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax consequences to beneficial owners from the conversion of Convertible Notes into Common Stock and the ownership and disposition of the Common Stock. This discussion is based on current provisions of the Internal Revenue Code (the "Code"), applicable final, temporary and proposed Treasury Regulations ("Treasury Regulations"), judicial authorities, and current administrative rulings and pronouncements of the Service and upon the facts concerning the Company and its subsidiaries as of the date hereof. There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought by the Company. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

     This discussion does not address all aspects of United States federal income taxation that may be relevant to particular holders of the Convertible Notes or the Common Stock in light of their personal investment or tax circumstances, or to certain types of investors (including insurance companies, financial institutions, broker-dealers or tax-exempt organizations) subject to special treatment under the United States federal income tax laws. This discussion does not deal with special tax situations, such as the holding of the Convertible Notes or Common Stock as part of a straddle with other investments or situations in which the functional currency of a holder who is a U.S. Holder (as defined below) is not the United States dollar. In addition, this discussion deals only with Convertible Notes and Common Stock held as capital assets within the meaning of Section 1221 of the Code. This discussion does not deal with foreign, state and local consequences that may be relevant to non-U.S. Holders in light of their personal circumstances.

     As used in the discussion which follows, the term "U.S. Holder" means a beneficial owner of Convertible Notes or Common Stock, as applicable, that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term "Non-U.S. Holder" means a Holder of Convertible Notes or Common Stock, as applicable, that is, for United States federal income tax purposes, not a U.S. Holder.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF CONVERTING THE CONVERTIBLE NOTES INTO COMMON STOCK AND HOLDING AND DISPOSING OF THE COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

TAX CONSEQUENCES TO U.S. HOLDERS

EXERCISE OF CONVERSION RIGHTS

     No gain or loss will be recognized for United States federal income tax purposes by a U.S. Holder of the Convertible Notes upon the conversion thereof in exchange for Common Stock (except to the extent of cash, if any, received in lieu of the issuance of fractional shares of Common Stock). A U.S. Holder's tax basis in the Common Stock will equal the sum of the adjusted tax basis in the Convertible Notes reduced by the portion of adjusted tax basis allocated to any fractional Common Stock exchanged for cash. The adjusted tax basis in the Convertible Notes is the purchase price of such Convertible Note to the U.S. Holder as increased by any accrued original issue discount (net of all amortized acquisition premiums) and market discount previously included in income by the U.S. Holder and decreased by amortizable bond premiums, if any, deducted over the term of the Convertible Notes. The holding period of the Common Stock received on the conversion of the Convertible Notes will include the period during which the Convertible Notes were held by such U.S. Holder, except that the holding period of Common Stock allocable to accrued original issue discount may commence on a later date. If any cash is received in lieu of fractional shares, the U.S. Holder will recognize gain or loss, and the character and the amount of such gain or loss will be determined as if the U.S. Holder had received such fractional shares and then immediately sold them for cash.

ADJUSTMENTS

     The Conversion Ratio applicable to the Convertible Notes is subject to adjustments under certain circumstances. Under Section 305 of the Code and the Treasury Regulations promulgated thereunder, holders of the Convertible Notes will be treated as having received a constructive distribution, resulting in ordinary income to the extent of the Company's current and accumulated earnings and profits, if, and to the extent that, adjustments in the Conversion Ratio are coupled with or occur by reason of certain taxable distributions on stock and increase the proportionate interest of a holder of a Convertible Note in the earnings and profits of the Company. The Company believes that it does not presently have earnings and profits for tax purposes. Accordingly, any such adjustment will not be treated as a taxable distribution to holders of the Convertible Notes so long as the Company continues not to have earnings and profits for tax purposes.

DIVIDENDS

     The Company does not presently intend to pay dividends on its Common Stock in the foreseeable future. If the Company should pay a dividend on the Common Stock, the dividend will be taxable as ordinary income to the extent of the Company's current and accumulated earnings and profit. If there are no such earnings and profits, such dividend would be treated first as a return of capital to the extent of the U.S. Holder's tax basis in the Common Stock, and then, if the amount of the dividend exceeds such tax basis, as capital gain to the extent of such excess. As a result, until such time as the Company has current or accumulated earnings and profits, distributions on Common Stock will be a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of any Common Stock (but not below zero) in the hands of its holder. The Company believes that it does not presently have accumulated earnings and profits for tax purposes. However, the Company cannot predict whether it will have earnings and profits for future taxable years. See "Risk Factors -- Historical and Anticipated Future Operating Losses and Negative EBITDA."

SALE OF COMMON STOCK

     Gain or loss will generally be recognized upon a sale of the Common Stock received upon conversion of Convertible Notes in an amount equal to the difference between the amount realized on the transfer and the holder's adjusted tax basis in the Common Stock. Such gain or loss will be capital gain or loss, provided the Common Stock is held as a capital asset, and will be long-term capital gain or loss with respect to Common Stock held for more than one year.

BACKUP WITHHOLDING

     In general, certain payments to a non-corporate U.S. Holder of dividends on Common Stock and the gross proceeds of a disposition of the Common Stock will be subject to United States information reporting requirements. In general, subject to certain exceptions, such payments will be subject to United States backup withholding tax at a rate of 31% if the U.S. Holder, among other things, (i) fails to furnish his social security number or other taxpayer identification number ("TIN") to the payor responsible for backup withholding (for example, the U.S. Holder's securities broker), (ii) furnishes to such payor an incorrect TIN, (iii) fails to provide such payor with a certified statement, signed under penalties of perjury, that the TIN provided to the payor is correct and that the U.S. Holder is not subject to backup withholding or (iv) fails to report properly interest and dividends on his tax return. A holder who does not provide the Company or the applicable reporting entity with his or her correct TIN may be subject to penalties under the Code.

     The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provide that the required information is furnished to the Service.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

EXERCISE OF CONVERSION RIGHTS

     No gain or loss will be recognized for United States federal income tax purposes by non-U.S. Holders of the Convertible Notes upon the conversion thereof in exchange for full shares of Common Stock. To the extent any cash is received in lieu of the issuance of fractional shares of Common Stock, the rules applicable to gain from a sale of Common Stock will apply. See "Gain on Disposition of Common Stock."

DIVIDENDS

     The Company does not anticipate paying cash dividends on its capital stock in the foreseeable future. See "Dividend Policy." In the event, however, that dividends are paid on shares of Common Stock, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be provided by an income tax treaty between the United States and the country of which the Non-U.S. Holder is a tax resident, unless (i) the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and the Non-U.S. Holder provides the payor with proper documentation or (ii) if a tax treaty applies, the dividends are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder. In order to claim the benefit of an applicable tax treaty rate, a Non-U.S. Holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of such treaty. Dividends that are effectively connected with the conduct of a trade or business within the United States or, if a tax treaty applies, are attributable to such a United States permanent establishment, are subject to United States federal income tax on a net income basis (that is, after allowance for applicable deductions) at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of United States Treasury regulations, for purpose of determining the applicability of a tax treaty rate. However, under proposed United States Treasury regulations, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed United States Treasury regulations are published as final regulations), a Non-U.S. Holder generally would be subject to United States withholding tax at a 31% rate under the backup withholding rules described below, rather than at a 30% rate or a reduced rate under an income tax treaty, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption.

     A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS"), provided that the required information is furnished to the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S.Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock unless (i) (a) the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States or (b) if a tax treaty applies, the gain is attributable to a United States permanent establishment maintained by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to United States expatriates, or
(iv) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or the period such Non-U.S. Holder held the Common Stock. If the Company were, or to become, a U.S. real property holding corporation, gains realized upon a disposition of Common Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Common Stock during the shorter of the periods described above generally would not be subject to United States federal income tax so long as the Common Stock is "regularly traded" on an established securities market. The Company believes that it has not been, is not currently, and does not anticipate becoming, a "U.S. real property holding corporation" for United States federal income tax purposes.

     If an individual Non-U.S. Holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale under regular graduated United States federal income tax rates. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, individual Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Common Stock are urged to consult their tax advisors as to the tax consequences of such sale.

     If a Non-U.S. Holder that is a foreign corporation falls under clause
(i) above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

     Common Stock owned or treated as owned by an individual who is neither a United States citizen nor a United States resident (as defined for United States federal estate tax purposes) at the time of death will be included in the individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Under United States Treasury regulations, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with a trade or business in the United States of the Non-U.S. Holder or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

     United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to (i) dividends paid to Non-U.S. Holders that are subject to the 30% withholding discussed above (or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding) or (ii) under current law, dividends paid to a Non-U.S. Holder at an address outside of the United States. However, under proposed United States Treasury regulations, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed United States Treasury regulations are published as final regulations), a Non-U.S. Holder generally would be subject to backup withholding at a 31% rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary.

     Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Common Stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required certain identifying information.

     In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of Common Stock effected at a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person, 50% or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (i) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Temporary United States Treasury regulations provide that the Treasury is considering whether backup withholding should be required in such circumstances. Under proposed United States Treasury regulations not currently in effect, backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person. The IRS recently proposed regulations addressing certain withholding, certification and information reporting rules (some of which have been mentioned above) which could affect treatment of the payment of the proceeds discussed above. Non-U.S. Holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the possible application of the proposed United States Treasury regulations addressing the withholding and the information reporting rules.

     Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF CONVERTIBLE NOTES OR COMMON STOCK IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM FROM THE CONVERSION OF THE CONVERTIBLE NOTES INTO COMMON STOCK AND THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                LEGAL MATTERS

     The legality of the securities offered hereby and certain tax matters are being passed upon for the Company by Graubard Mollen & Miller, New York, New York. Certain partners and employees of Graubard Mollen & Miller own shares of Common Stock.

                                  EXPERTS

     The consolidated financial statements and financial statement schedule of the Company as of December 31, 1995 and February 28, 1995, and for the ten months ended December 31, 1995 and for the two years in the period ended February 28, 1995, the financial statements of Avant-Garde Telecommunications, Inc. as of February 28, 1995 and for the two years in the period ended February 28, 1995 and the financial statements of Milliwave Limited Partnership as of December 31, 1995 and for the period April 25, 1995 (inception) through December 31, 1995 included in this Prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon, and are included herein in reliance upon the authority of such firm as experts in giving such reports.

     The financial statements of the Microwave Division of Local Area Telecommunications, Inc. as of December 31, 1995 and 1994, and for each of the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Division's ability to continue as a going concern as discussed in Note 1 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet web site located at www.sec.gov. The Common Stock of the Company is traded on the Nasdaq National Market (Symbol:
WCII), and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission two Registration Statements under the Securities Act on Form S-3 (Nos. 333-6073 and 333-6079, respectively) with respect to the securities offered by the Company pursuant to this Prospectus and a Registration Statement on Form S-3 (No. 33-95242) with respect to the securities offered by the Selling Stockholders pursuant to this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statements. For further information about the Company and the securities offered hereby, reference is made to the Registration Statements and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission.

                          INDEX TO FINANCIAL STATEMENTS
                                                                            Page
                                                                            ----

WinStar Communications, Inc. and Subsidiaries
   Report of Independent Certified Public Accountants.....................  F-2
   Consolidated Balance Sheets as of June 30, 1996 (unaudited),
     December 31,1995 and February 28, 1995...............................  F-3
   Consolidated Statements of Operations, Six Months Ended
     June 30, 1996 and 1995 (unaudited), Ten Months Ended December 31,
     1995 and 1994 (unaudited as to 1994),
     and Years Ended February 28, 1995 and 1994...........................  F-4
   Consolidated Statements of Stockholders' Equity, Ten Months
     Ended December 31, 1995, and Years Ended February 28, 1995
     and 1994.............................................................  F-5
   Consolidated Statements of Cash Flows, Six Months Ended
     June 30, 1996 and 1995 (unaudited), Ten Months Ended
     December 31, 1995, and Years Ended February 28, 1995
     and 1994.............................................................  F-8
   Notes to Consolidated Financial Statements.............................  F-9

The Microwave Division of Local Area Telecommunications, Inc.
   Report of Independent Auditors..........................................F-33
   Balance Sheets as of June 30, 1996 (unaudited),
     December 31, 1995 and 1994............................................F-34
   Statements of Operations, Six Months Ended June 30, 1996 and
     1995 (unaudited) and Years Ended December 31, 1995 and 1994...........F-35
   Statements of Divisional (Deficit) Surplus, Six Months Ended
     June 30, 1996 (unaudited) and Years Ended December 31, 1995 and 1994............................................................  F-36
   Statements of Cash Flows, Six Months Ended June 30, 1996 and 1995
     (unaudited) and Years Ended December 31, 1995 and 1994..............  F-37
   Notes to Financial Statements.........................................  F-38

Avant-Garde Telecommunications, Inc.
   Report of Independent Certified Public Accountants....................  F-42
   Balance Sheet as of February 28, 1995.................................  F-43
   Statements of Operations, Period March 1, 1995 to July 17, 1995
     (unaudited) and Years Ended February 28, 1995 and 1994..............  F-44
   Statements of Cash Flows, Period March 1, 1995 to July 17, 1995
     (unaudited) and Years Ended February 28, 1995 and 1994..............  F-45
   Notes to Financial Statements.........................................  F-46

Milliwave Limited Partnership
   Report of Independent Certified Public Accountants....................  F-49
   Balance Sheets as of June 30, 1996 (unaudited) and December
     31, 1995............................................................  F-50
   Statement of Operations, Six Months Ended June 30, 1996...............  F-51
   Statement of Changes in Partners' Capital, April 25, 1995
     (inception) through December 31, 1995 and the Six Months Ended
     June 30, 1996 (unaudited)...........................................  F-52
   Statement of Cash Flows, Six Months Ended June 30, 1996...............  F-53
   Notes to Financial Statements.........................................  F-54

Unaudited Pro Forma Condensed Consolidated Financial Statements
   Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of June 30, 1996.................................................  F-57
   Unaudited Pro Forma Condensed Consolidated Statement of Operations,
     Six Months Ended June 30, 1996......................................  F-58
   Unaudited Pro Forma Condensed Consolidated Statement of Operations,
     Ten Months Ended December 31, 1995..................................  F-59
   Notes to Unaudited Pro Forma Condensed Consolidated Financial
     Statements..........................................................  F-60

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
  WinStar Communications, Inc.

      We have audited the accompanying consolidated balance sheets of WinStar Communications, Inc. and Subsidiaries as of December 31, 1995 and February 28, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WinStar Communications, Inc. and Subsidiaries as of December 31, 1995 and February 28, 1995, and the consolidated results of their operations and their consolidated cash flows for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP
New York, New York
March 8, 1996

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                              June 30,         December 31,       February 28,
                                                                1996               1995              1995
                                                           ------------        ------------       -----------
                                                            (unaudited)
ASSETS
Current assets
  Cash and cash equivalents...........................    $  75,600,073        $138,105,824      $  3,156,354
  Short term investments..............................      115,460,429          73,594,849            --
                                                           ------------        ------------       -----------
    Total cash, cash equivalents and short term
      investments.....................................      191,060,502         211,700,673         3,156,354
  Investments in marketable equity securities.........          937,500           6,515,250            --
  Accounts receivable, net of allowance for
    doubtful accounts of $1,091,000, $800,000
    and $824,000......................................       14,905,197           8,683,860         4,035,007
  Notes receivable....................................          214,318             199,635           706,329
  Inventories.........................................       10,924,137           7,391,686         4,232,927
  Prepaid expenses and other current assets...........        8,888,945           3,568,448           983,380
                                                           ------------        ------------       -----------
    Total current assets..............................      226,930,599         238,059,552        13,113,997
Property and equipment, net...........................       25,788,184          15,898,005         2,663,068
Notes receivable......................................          385,106           3,488,948         2,289,002
Investments and advances..............................          399,729             322,733         7,866,927
Licenses, net.........................................       12,519,169          12,556,281            --
Intangible assets, net................................       10,061,579           3,033,505         3,213,785
Deferred financing costs..............................       11,157,759          10,525,301            --
Other assets..........................................        2,103,036           1,478,530           362,673
                                                           ------------        ------------       -----------
    Total assets......................................     $289,345,161        $285,362,855      $ 29,509,452
                                                           ============        ============       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Loans payable                                           $   8,758,076        $  8,287,461      $     --
  Accounts payable and accrued expenses...............       23,738,727          13,513,369         5,732,039
  Capitalized lease obligations.......................        1,528,811           1,355,255           332,239
                                                           ------------        ------------       -----------
    Total current liabilities.........................       34,025,614          23,156,085         6,064,278
Senior notes payable..................................      164,715,601         153,971,508            --
Convertible notes payable.............................       82,357,801          76,985,754            --
Other notes payable...................................        3,585,777           3,416,288         4,410,753
Capitalized lease obligations.........................        5,450,617           6,081,299           754,525
                                                           ------------        ------------       -----------
    Total liabilities.................................      290,135,410         263,610,934        11,229,556
Commitments and contingencies
Stockholders' equity
  Preferred stock.....................................          688,900             688,900           732,691
  Common stock, $.01 par value, authorized
    75,000,000 shares, issued 30,694,260,
    29,707,792 and 20,146,934 shares;
    outstanding 28,037,497, 27,201,029 and
    20,146,934 shares.................................          306,943             297,079           201,470
  Additional paid-in capital..........................      111,186,462         103,836,510        42,583,679
  Accumulated deficit.................................      (70,126,061)        (41,311,075)      (25,237,944)
                                                           ------------        ------------       -----------
                                                             42,056,244          63,511,414        18,279,896
Less Treasury stock                                         (42,733,993)        (39,677,743)           --
  Deferred compensation...............................           --              (1,100,000)           --
  Unrealized loss on investments in
    marketable equity securities......................         (112,500)           (981,750)           --
                                                           ------------        ------------       -----------
      Total stockholders' equity......................         (790,249)         21,751,921        18,279,896
                                                           ------------        ------------       -----------
      Total liabilities and stockholders' equity......     $289,345,161        $285,362,855       $29,509,452
                                                           ============        ============       ===========

                See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                        For the six months             For the ten months              For the years ended
                                          ended June 30,                ended December 31,                 February 28,
                                   ----------------------------    ---------------------------    ----------------------------
                                            (unaudited)                            (unaudited)
                                        1996            1995            1995           1994            1995            1994
                                        ----            ----            ----           ----            ----            ----
Net sales ......................   $ 30,683,587    $ 12,439,846    $ 29,771,472   $ 22,018,106    $ 25,564,760    $ 15,625,019
Cost of sales ..................     17,647,510       9,032,733      19,546,351     14,761,290      17,702,570      10,712,090
                                   ------------    ------------    ------------   ------------    ------------    ------------
  Gross profit .................     13,036,077       3,407,113      10,225,121      7,256,816       7,862,190       4,912,929
Selling, general and
  administrative expenses ......     28,005,469       6,966,060      19,266,466      9,974,189      12,688,859       6,887,913
Restructuring expense ..........           --              --              --          607,609         607,609            --
Depreciation ...................        834,965         161,311         770,284        137,055         177,158          92,537
                                   ------------    ------------    ------------   ------------    ------------    ------------
Operating loss .................    (15,804,357)     (3,720,258)     (9,811,629)    (3,462,037)     (5,611,436)     (2,067,521)
Other (income) expenses
  Interest expense .............     18,014,704         429,928       7,630,079        504,857         637,028         744,371
  Interest income ..............     (5,657,530)       (294,111)     (2,889,813)      (297,051)       (384,572)       (109,320)
  Amortization of
    intangibles ................        466,568         148,905         439,888        181,972         225,176         239,993
  Equity in loss of
    Avant-Garde ................           --         1,103,752         865,676        766,543       1,108,962            --
  Loss on discontinuation
    of product lines ...........           --              --              --             --              --           292,376
  Performance stock
    option expense .............           --              --              --             --              --         5,316,667
  Other ........................           --              --              --             --            32,165        (161,986)
                                   ------------    ------------    ------------   ------------    ------------    ------------
Net loss before
  extraordinary item and
  income taxes .................    (28,628,099)     (5,108,732)    (15,857,459)    (4,618,358)     (7,230,195)     (8,389,622)
Extraordinary item
  Gain from
  extinguishment of debt .......           --              --              --             --              --           194,154
                                   ------------    ------------    ------------   ------------    ------------    ------------
Net loss before income
  taxes ........................    (28,628,099)     (5,108,732)    (15,857,459)    (4,618,358)     (7,230,195)     (8,195,468)
Income taxes ...................        186,887            --              --             --              --              --
                                   ------------    ------------    ------------   ------------    ------------    ------------
  Net loss .....................   $(28,814,986)   $ (5,108,732)   $(15,857,459)  $ (4,618,358)   $ (7,230,195)   $ (8,195,468)
                                   ============    ============    ============   ============    ============    ============
Net loss per share
  Before extraordinary
  item .........................   $      (1.05)   $      (0.25)   $      (0.70)  $      (0.28)   $      (0.42)   $      (1.09)
  Extraordinary item ...........           --              --              --             --              --              0.03
                                   ------------    ------------    ------------   ------------    ------------    ------------
  Net loss.....................    $      (1.05)   $      (0.25)   $      (0.70)  $      (0.28)   $      (0.42)   $      (1.06)
                                   ============    ============    ============   ============    ============    ============
  Weighted average
    shares outstanding .........     27,468,186      20,183,505      22,769,770     16,609,305      17,122,318       7,718,988
                                   ============    ============    ============   ============    ============    ============

                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   FOR THE TEN MONTHS ENDED DECEMBER 31, 1995

                                       Preferred Stock
                         ---------------------------------------
                                 B                     E                Common Stock       Additional
                         -----------------      -----------------     -----------------      Paid-in    Accumulated
                         Shares     Amount      Shares     Amount     Shares     Amount      Capital       Deficit
                         ------     ------      ------     ------     ------     ------      -------       -------
Balances at
 February 28, 1995.      732.69    $732,691       0.00     $ --     20,146,934  $201,470   $42,583,679  $(25,237,944)
Issuances of
 common stock for
 cash (exercise of
 options and
 otherwise)........                                                  3,172,427    31,724     5,552,392
Issuance of
 common stock for
 the acquisition of
  Avant-Garde......                                                  1,275,000    12,750     5,087,250
Issuance of
 Preferred Stock E.                            932,040   6,000,008                            (360,000)
Warrants and
 common stock
 equivalents
 issued in
 connection with
 convertible notes.                                                                            804,500
Common stock
 equivalents issued
 in connection with
 lease financing...                                                                            176,550
Conversion of
 preferred stock...     (146.16)   (146,160)  (932,040) (6,000,008)    682,952     6,830     6,139,338
Preferred stock
 dividends.........      102.37     102,369                                                                 (215,672)
Issuance of
 restricted stock
 to employee.......                                                    150,000     1,500     1,236,000
Private exchange
 transaction.......                                                  3,741,224    37,412    39,640,331
Issuance of
 common stock in
 connection with the
 conversion of
 convertible notes
 payable...........                                                    539,255     5,393     3,408,928
Amortization of
 deferred
 compensation
 expense...........
Change in market
 value of
 investments in
 marketable equity
 securities........
Other..............                                                                           (432,458)
Net loss...........                                                                                      (15,857,459)
                         ------    --------       ----  ----------  ----------  --------  ------------  ------------
Balances at
 December 31, 1995.      688.90    $688,900       0.00  $    --     29,707,792  $297,079  $103,836,510  $(41,311,075)
                         ======    ========       ====  ==========  ==========  ========  ============  ============


                                                                                           Unrealized
                                        Treasury Stock                                      Loss on
                          --------------------------------------------                   Investments in
                              Common Stock           Preferred Stock B                      Marketable       Total
                                                                               Deferred       Equity      Stockholders'
                          Shares       Amount         Shares     Amount      Compensation   Securities       Equity
                          ------       ------         ------     ------      ------------   ---------        ------
Balances at
 February 28, 1995.         --        $   --             --      $   --        $   --         $   --       $18,279,896
Issuances of
 common stock for
 cash (exercise of
 options and
 otherwise)........                                                                                          5,584,116
Issuance of
 common stock for
 the acquisition of
  Avant-Garde......                                                                                          5,100,000
Issuance of
 Preferred Stock E.                                                                                          5,640,008
Warrants and
 common stock
 equivalents
 issued in
 connection with
 convertible notes.                                                                                            804,500
 in connection with
 lease financing...                                                                                            176,550
Conversion of
 preferred stock...                                                                                             --
Preferred stock
 dividends.........                                                                                           (113,303)
Issuance of
 restricted stock
 to employee.......                                                             (1,237,500)                     --
Private exchange
 transaction.......     (2,506,763)    (36,348,065)   (688.90)    (3,329,678)                                   --
Issuance of
 common stock in
 connection with the
 conversion of
 convertible notes
 payable...........                                                                                          3,414,321
Amortization of
 deferred
 compensation
 expense...........                                                                137,500                     137,500
Change in market
 value of
 investments in
 marketable equity
 securities........                                                                            (981,750)      (981,750)
Other..............                                                                                           (432,458)
Net loss...........                                                                                        (15,857,459)
                        ----------    ------------    -------    -----------   -----------    ---------    -----------
Balances at
 December 31, 1995.     (2,506,763)   $(36,348,065)   (688.90)   $(3,329,678)  $(1,100,000)   $(981,750)   $21,751,921
                        ==========    ============    =======    ===========   ===========    =========    ===========

                 See Notes to Consolidated Financial Statements

                 WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED FEBRUARY 28, 1995

                                                                 Preferred Stock
                                      --------------------------------------------------------------------
                                                B                       C                       D
                                       ---------------------  ---------------------   --------------------
                                       Shares       Amount      Shares     Amount      Shares      Amount
                                      --------    ----------   --------   ---------   --------    --------
Balances at February 28, 1994.......  1,203.79    $1,203,791     173.00   $173,000     225,000    $900,000
Exercise of Series A and Series B
  Warrants..........................
Exercise of Series D and Series E
  Warrants..........................
Conversion of Preferred Stock C.....                            (173.00)  (173,000)
Conversion of Preferred Stock B.....   (533.00)     (533,000)
Conversion of Preferred Stock D.....                                                  (225,000)   (900,000)
Issuances of common stock for
  cash (exercise of options and
  otherwise)........................
Issuance of Preferred B stock
  dividend..........................     61.90        61,900
Issuance of common stock for
  the acquisition of NFF, Inc.......
Other...............................
Net loss............................
                                        ------    ----------   -------    ---------   --------    --------
Balances at February 28, 1995.......    732.69    $  732,691     --        $  --         --       $   --
                                        ======    ==========   =======    =========   ========    ========


                                                   Common Stock           Additional                            Total
                                              ------------------------     Paid-in         Accumulated      Stockholders'
                                               Shares         Amount       Capital           Deficit           Equity
                                              ---------      --------    -----------     -------------      ------------
Balances at February 28, 1994............     9,842,670      $ 98,427    $20,289,677     $(17,945,849)      $  4,719,046
Exercise of Series A and Series B
  Warrants...............................     3,291,417        32,914     10,657,038                          10,689,952
Exercise of Series D and Series E
  Warrants...............................     2,814,142        28,141      2,081,137                           2,109,278
Conversion of Preferred Stock C..........        82,381           824        172,176                                  --
Conversion of Preferred Stock B..........       177,665         1,777        531,223                                  --
Conversion of Preferred Stock D..........       225,000         2,250        897,750                                  --
Issuances of common stock for
  cash (exercise of options and
  otherwise).............................     3,685,087        36,852      7,767,569                           7,804,421
Issuance of Preferred B stock
  dividend...............................                                                     (61,900)                --
Issuance of common stock for
  the acquisition of NFF, Inc............        28,572           285        199,715                             200,000
Other....................................                                    (12,606)                            (12,606)
Net loss.................................                                                  (7,230,195)        (7,230,195)
                                             ----------      --------    -----------     ------------       ------------
Balances at February 28, 1995............    20,146,934      $201,470    $42,583,679     $(25,237,944)      $ 18,279,896
                                             ==========      ========    ===========     ============       ============

                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED FEBRUARY 28, 1994

                                                                Preferred Stock
                                      -------------------------------------------------------------------
                                                B                       C                       D
                                       --------------------- ---------------------   --------------------
                                       Shares      Amount      Shares     Amount      Shares      Amount
                                      --------   ----------   --------   ---------   --------    --------
Balances at February 28, 1993...      1,135.66   $1,135,662     222.60    $222,600          0    $  --
Issuances of common stock
 for cash.......................
Issuance of common stock
 for acquisition of WGN, Inc....
Issuance of common stock
 for acquisition of Inne
 Dispensibles, Inc..............
Issuance of Preferred Stock
 D for acquisition of
 Avant-Garde....................                                                      225,000     900,000
Conversion of Preferred
 Stock C........................                                (50.00)    (50,000)
Conversion of Series D
 Warrants.......................
Issuance of common stock
 for services rendered..........
Issuance of common stock
 to retire debt.................
Issuance of Preferred B
 stock dividend.................         68.13       68,129
Issuance of Preferred C
 stock dividend.................
Purchase and retirement of
 treasury stock.................
Performance stock options.......
Net loss........................
Adjustments.....................                                  0.40         400
                                      --------   ----------     ------    --------    -------    --------
Balances at
 February 28, 1994..............      1,203.79   $1,203,791     173.00    $173,000    225,000    $900,000
                                      ========   ==========     ======    ========    =======    ========

                                           Common Stock            Additional                           Total
                                      -----------------------       Paid-in        Accumulated      Stockholders'
                                       Shares         Amount        Capital          Deficit           Equity
                                      ---------      --------     -----------    -------------      ------------
Balances at February 28, 1993...      6,539,475       $65,394     $ 9,986,348    $  (9,662,872)     $1,747,132
Issuances of common stock
 for cash.......................      1,687,436        16,875       3,197,684                        3,214,559
Issuance of common stock
 for acquisition of WGN, Inc....      1,271,351        12,714       1,457,286                        1,470,000
Issuance of common stock
 for acquisition of Inne
 Dispensibles, Inc..............         39,506           395          99,605                          100,000
Issuance of Preferred Stock
 D for acquisition of
 Avant-Garde....................                                                                       900,000
Conversion of Preferred
 Stock C........................         23,810           238          49,762                               --
Conversion of Series D
 Warrants.......................        205,000         2,050         135,300                          137,350
Issuance of common stock
 for services rendered..........         63,406           634          48,096                           48,730
Issuance of common stock
 to retire debt.................         50,000           500          56,531                           57,031
Issuance of Preferred B
 stock dividend.................                                                       (68,129)             --
Issuance of Preferred C
 stock dividend.................         10,789           108          19,272          (19,380)             --
Purchase and retirement of
 treasury stock.................        (48,103)         (481)        (76,474)                         (76,955)
Performance stock options.......                                    5,316,667                        5,316,667
Net loss........................                                                    (8,195,468)     (8,195,468)
Adjustments.....................                                        (400)                               --
                                      ---------       -------     -----------     ------------      ----------
Balances at
 February 28, 1994..............      9,842,670       $98,427     $20,289,677     $(17,945,849)     $4,719,046
                                      =========       =======     ===========     ============      ==========

                 See Notes to Consolidated Financial Statements

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                       Ten Months
                                                                                  Six Months ended June 30,              Ended
                                                                             -----------------------------------      December 31,
                                                                                    1996             1995                 1995
                                                                                    ----             ----            --------------
                                                                                         (unaudited)
Cash flows from operating activities, net of the effects of acquisitions
  Net loss .................................................................   $ (28,814,986)  $ (5,108,732)   $ (15,857,459)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation and amortization ..........................................       2,658,760        319,177          860,103
    Amortization of licenses and intangibles ...............................         459,338        149,154          439,888
    Provision for doubtful accounts ........................................         803,590        354,898          887,425
    Equity in unconsolidated results of Avant--Garde .......................           --         1,087,779          865,676
    Non cash interest expense ..............................................      16,156,192          --           6,151,090
    Extraordinary gain from extinguishment of debt .........................           --             --               --
    Performance stock option expense .......................................           --             --               --
    Non cash loss on discontinuation of product lines ......................           --             --               --
    Other ..................................................................           --            46,360          177,735
    (Increase) decrease in operating assets
       Accounts receivable .................................................      (2,710,591)     1,500,572       (5,526,618)
       Inventories .........................................................      (2,355,709)    (1,438,127)      (3,158,759)
       Prepaid expenses and other current assets ...........................      (6,304,797)        29,124       (2,478,501)
       Other assets ........................................................        (574,377)       (77,061)        (268,650)
    (Decrease) increase in accounts payable and accrued expenses ...........       1,760,656       (439,416)       6,306,466
                                                                               -------------   ------------     ------------
Net cash used in operating activities ......................................     (18,921,924)    (3,576,272)     (11,601,604)
                                                                               -------------   ------------     ------------
Cash flows from investing activities
    Investments in and advances to Avant--Garde ............................           --        (6,625,228)      (5,703,608)
    Acquisitions ...........................................................           --             --               --
    Increase in short-term investments, net ................................     (41,865,580)      (764,089)     (73,593,849)
    Decrease (increase) in investments in marketable equity securities .....       6,447,000          --          (7,497,000)
    Collections of notes receivable ........................................          93,774        680,000        1,003,859
    Increase in notes receivable ...........................................        (748,498)    (1,216,255)      (1,370,974)
    Purchase of property and equipment, net ................................     (10,405,329)    (1,022,689)      (8,607,794)
    Cash proceeds from sale of skiwear brands ..............................           --             --               --
    License acquisition costs ..............................................        (228,283)         --            (129,413)
    Cash acquired through acquisitions .....................................          93,067          --               --
    Other ..................................................................           --           294,736           (3,251)
                                                                               -------------   ------------     ------------
Net cash provided by (used in) investing activities ........................     (46,613,849)    (8,653,525)     (95,902,030)
                                                                               -------------   ------------     ------------
Cash flows from financing activities
    Proceeds from (repayment of) loans payable .............................         (88,757)      (713,058)       3,849,233
    Proceeds from notes payable ............................................           --         7,505,800      221,946,330
    Repayment of notes payable .............................................           --             --               --
    Payment of dividends ...................................................           --             --            (113,303)
    Debt financing costs ...................................................        (392,646)         --            (784,791)
    Proceeds from equipment lease financing ................................           --             --           6,997,600
    Proceeds of cash collateral ............................................           --             --               --
    Payment of capital lease obligations ...................................        (684,259)      (136,732)        (700,828)
    Net proceeds from equity transactions ..................................       4,195,684      8,374,772       11,258,863
                                                                               -------------   ------------     ------------
Net cash provided by financing activities ..................................       3,030,022     15,030,782      242,453,104
                                                                               -------------   ------------     ------------
Net increase (decrease) in cash and cash equivalents .......................     (62,505,751)     2,800,985      134,949,470
Cash and cash equivalents at beginning of period ...........................     138,105,824      5,287,188        3,156,354
                                                                               -------------   ------------     ------------
Cash and cash equivalents at end of period .................................      75,600,073      8,088,173      138,105,824
Short-term investments at end of period ....................................     115,460,429        771,681       73,594,849
                                                                               -------------   ------------     ------------
Cash, cash equivalents and short-term investments at end of period .........   $191,060,502    $  8,859,854     $211,700,673
                                                                               ============    ============     ============


                                                                                   Year Ended February 28,
                                                                               ------------------------------
                                                                                    1995              1994
                                                                                    ----              ----
Cash flows from operating activities, net of the effects of acquisitions
  Net loss .................................................................   $  (7,230,195)   $  (8,195,468)
  Adjustments to reconcile net loss to net cash used in operating activities
    Depreciation and amortization ..........................................         432,502          223,088
    Amortization of licenses and intangibles ...............................         225,176          239,993
    Provision for doubtful accounts ........................................         893,857          343,694
    Equity in unconsolidated results of Avant--Garde .......................       1,108,962             --
    Non cash interest expense ..............................................            --               --
    Extraordinary gain from extinguishment of debt .........................            --           (194,154)
    Performance stock option expense .......................................            --          5,316,667
    Non cash loss on discontinuation of product lines ......................            --            292,376
    Other ..................................................................          78,374         (155,086)
    (Increase) decrease in operating assets
       Accounts receivable .................................................      (1,409,862)      (1,438,263)
       Inventories .........................................................      (1,729,395)        (337,781)
       Prepaid expenses and other current assets ...........................        (440,188)        (249,496)
       Other assets ........................................................         (90,637)         (12,049)
    (Decrease) increase in accounts payable and accrued expenses ...........       1,635,189        1,531,892
                                                                               -------------    -------------
Net cash used in operating activities ......................................      (6,526,217)      (2,634,587)
                                                                               -------------    -------------
Cash flows from investing activities
    Investments in and advances to Avant--Garde ............................      (7,128,947)        (632,000)
    Acquisitions ...........................................................        (678,566)          27,679
    Increase in short-term investments, net ................................            --               --
    Decrease (increase) in investments in marketable equity securities .....            --               --
    Collections of notes receivable ........................................         360,000          600,000
    Increase in notes receivable ...........................................      (2,234,636)            --
    Purchase of property and equipment, net ................................      (1,055,167)        (227,787)
    Cash proceeds from sale of skiwear brands ..............................            --            276,695
    License acquisition costs ..............................................            --               --
    Cash acquired through acquisitions .....................................            --               --
    Other ..................................................................         (50,140)            --
                                                                               -------------    -------------
Net cash provided by (used in) investing activities ........................     (10,787,456)          44,587
                                                                               -------------    -------------
Cash flows from financing activities
    Proceeds from (repayment of) loans payable .............................       1,695,447       (1,772,550)
    Proceeds from notes payable ............................................            --          1,966,498
    Repayment of notes payable .............................................        (431,793)        (300,625)
    Payment of dividends ...................................................            --               --
    Debt financing costs ...................................................        (329,483)            --
    Proceeds from equipment lease financing ................................            --               --
    Proceeds of cash collateral ............................................            --            100,000
    Payment of capital lease obligations ...................................        (250,871)        (115,249)
    Net proceeds from equity transactions ..................................      19,067,386        2,800,739
                                                                               -------------    -------------
Net cash provided by financing activities ..................................      19,750,686        2,678,813
                                                                               -------------    -------------
Net increase (decrease) in cash and cash equivalents .......................       2,437,013           88,813
Cash and cash equivalents at beginning of period ...........................         719,341          630,528
                                                                               -------------    -------------
Cash and cash equivalents at end of period .................................       3,156,354          719,341
Short-term investments at end of period ....................................            --               --
                                                                               -------------    -------------
Cash, cash equivalents and short-term investments at end of period .........   $   3,156,354    $     719,341
                                                                               =============    =============

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (Information with respect to the six months ended June 30, 1996 and 1995 is unaudited)

Note 1--Summary of Significant Accounting Policies

Consolidation

      The consolidated financial statements include the accounts of WinStar Communications, Inc. ("WCI") and its wholly owned subsidiaries, WinStar Wireless, Inc. ("WWI"); WinStar Wireless Fiber Corp. ("WWFC"); WinStar Gateway Network, Inc. (formerly Communications Gateway Network, Inc., "WGN"); WinStar Global Products, Inc. (formerly Beauty Labs, Inc., "WGP"); WinStar New Media Company, Inc. ("WNM"); and Non Fiction Films, Inc. ("NFF") (collectively referred to as the "Company"). All material intercompany transactions and accounts have been eliminated in consolidation.

Nature of Business

      The Company provides local and long distance telecommunications services in the United States. The Company offers its Wireless FiberSM local telecommunications services on a point-to-point basis in many major metropolitan areas via its digital wireless capacity in the 38.6 to 40 gigahertz portion of the radio spectrum, where it has licenses granted by the Federal Communications Commission("FCC"). The Company's Wireless FiberSM services deliver high quality voice and data transmissions which meet or exceed telephone industry standards and provide transmission quality equivalent to that produced by fiber optic-based facilities. The Company also offers resale- and facilities-based long distance services and has authority in several states to provide local switched telecommunications services. As regulatory and competitive conditions permit, the Company intends to offer its customers integrated local and long distance telecommunications services, thereby participating in both the $90 billion local exchange market and the $60 billion long distance market in the United States. As a complement to its telecommunications operations, the Company acquires rights to distribute and otherwise control certain information and entertainment content and services. The Company also markets consumer products nationwide through a subsidiary acquired prior to the Company's entry into the telecommunications industry. The Company's telecommunications services are subject to varying degrees of federal, state and local regulation.

Fiscal Year

      The Company changed its fiscal year end from February 28 to December 31, effective January 1, 1996. Accordingly, these financial statements present a transition period of the ten months ended December 31, 1995.

Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of money market fund investments, short-term certificates of deposit, and commercial paper. Exclusive of cash in banks, cash equivalents were approximately $137,370,000 at December 31, 1995, and approximate fair value.

Short Term Investments

      Short term investments are widely diversified and principally consist of certificates of deposit and money market deposits, U.S. government or government agency securities, commercial paper rated "A- 1/P-1" or higher, and municipal securities rated "A" or higher with an original maturity of greater than three months and less than six months. Short term investments are considered held-to-maturity and are stated at amortized cost which approximates fair value. As of December 31, 1995, cash, cash equivalents and short term investments totaled $211,700,673.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 1 - Summary of significant Accounting Policies - (Continued)

Inventories

      Inventories in the merchandising division are valued at the lower of cost or market, principally using the first-in, first-out method.

      Film inventories include direct and indirect production costs, which are amortized to expense in the proportion that revenue recognized during the year for each film bears to the estimated total revenue to be received from all sources under the individual film forecast method. Management's estimate of forecasted revenues exceeds the unamortized costs on an individual program basis. Such forecasted revenue is subject to revision in future periods if warranted by changing market conditions.

Property and Equipment

      Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets.

Intangible Assets

      Intangible assets are being amortized by the straight-line method over their estimated useful lives.

      The Company's policy is to measure goodwill impairment by considering a number of factors as of each balance sheet date including (i) current operating results of the applicable business, (ii) projected future operating results of the applicable business, (iii) the occurrence of any significant regulatory changes which may have an impact on the continuity of the business, and (iv) any other material factors that affect the continuity of the applicable business. The amortization period for goodwill is determined on a case-by-case basis for each acquisition from which goodwill arises based on a review of the nature of the business acquired as well as the factors cited above (Note 14).

Income Taxes

      The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Pursuant to SFAS 109, deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and loss carryforwards and tax credit carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is to be established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

      In the telecommunications division, sales are recorded upon placing of calls or rendering of other related services. In the merchandising division, sales are recorded upon shipment of merchandise and are presented in the accompanying consolidated statement of operations net of merchandise returns. The Company provides for future estimated returns of merchandise at the time of sale. Revenues from film productions are recognized when a program is accepted by the licensee and is available for broadcast.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Net Loss Per Common Share

Note 1 - Summary of Significant Accounting Policies - (Continued)

      Net loss per common share is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding. Stock options and warrants have not been included in the calculation as their inclusion would be antidilutive.

Concentration of Credit Risk

      Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. Concentration of credit risk with respect to these receivables is generally diversified due to the large number of entities comprising the Company's customer base and their dispersion across geographic areas. The Company routinely addresses the financial strength of its customers and, as a consequence, believes that its receivable credit risk exposure is limited.

Fair Value of Financial Instruments


      The carrying amounts of cash and cash equivalents, short term investments, accounts and notes receivable, and accounts payable and accrued expenses approximate fair value, principally because of the short maturity of these items. Marketable equity securities are stated at quoted market value.

      The carrying amounts of the loans payable to financial institutions issued pursuant to the Company's subsidiaries' asset-based lending agreements approximate fair value because the interest rates on these investments change with market interest rates and the carrying amounts of the senior notes payable, convertible notes payable and capitalized lease obligations approximate fair value since the obligations were entered into principally in September and October, 1995.

Use of Estimates in Preparing Financial Statements

      In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Financial Statements

      The unaudited consolidated balance sheet as of June 30, 1996 and the unaudited consolidated statements of operations and statements of cash flows for the six months ended June 30, 1996 and 1995 are condensed financial statements in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, they omit certain information included in complete financial statements and should be read in connection with the information for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994. In the opinion of the Company, the accompanying unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position as of June 30, 1996 and results of operations and the cash flows for the six months ended June 30, 1996 and 1995.

Note 2--Acquisition of Avant-Garde

      Avant-Garde Telecommunications, Inc. ("Avant-Garde") was a privately held company which held 30 millimeter wave radio licenses granted by the FCC in September 1993. These licenses cover many of the largest metropolitan areas in the United States, as well as other markets, and allow the licensee to deliver voice, data and video via the 38 GHz band. Avant-Garde was required to begin the provision of

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 2--Acquisition of Avant-Garde -- (Continued)

services authorized under such licenses by March 15, 1995, and on that date, Avant-Garde filed a certificate of completion for each license with the FCC.

      Through July 17, 1995, the Company owned 49% of Avant-Garde, which it acquired for $4,900,000, and accounted for its investment in Avant-Garde under the equity method. For the periods from March 1, 1995 to July 17, 1995, and the year ended February 28, 1995, Avant-Garde had net losses of approximately $1,778,000 and $2,302,000 respectively.

      In April 1995, the Company entered into a merger agreement with the holders of the remaining 51% of Avant-Garde, subject to FCC approval. In June 1995, the FCC granted Avant-Garde permission to transfer control of its licenses to the Company. On July 17, 1995, pursuant to the terms of the merger agreement, the Company exchanged 1,275,000 restricted shares of its common stock valued at $5,100,000 for the 51% of Avant-Garde that it did not already own. Avant-Garde was then merged into WinStar Wireless Fiber Corp., a wholly-owned subsidiary of the Company which is the sole surviving corporation.

      The acquisition of Avant-Garde has been treated as a "purchase" for purposes of generally accepted accounting principles, with the purchase allocated based on fair value of the assets acquired and liabilities assumed, including approximately $12,600,000 allocated to the licenses acquired. The amount allocated to licenses is being amortized over 40 years in accordance with industry practice. The accounts of Avant-Garde have been consolidated into the Company's financial statements as of the date of the acquisition.

      Unaudited pro-forma results of operations, which reflect the merger of Avant-Garde into the Company as if the merger occurred as of the beginning of each period, are as follows

                        For the Six Months  For the Ten Months   For the Twelve
                               Ended              Ended           Months Ended
                            June 30, 1995   December 31, 1995  February 28, 1995
                            -------------   -----------------  -----------------
Net sales ..............     $ 12,443,000      $ 29,744,251      $ 25,572,218
Net loss ...............       (5,817,000)      (16,769,516)       (8,422,780)
Net loss per share .....     $      (0.27)     $      (0.72)     $      (0.46)

Note 3--WGN Acquisition

      On March 10, 1993, the Company completed the exercise of an option to purchase an aggregate of 10,408 (51%) shares of the common stock of WGN for approximately $1,045,000, paid in cash and through the assumption of notes. WGN provides long-distance telephone service to businesses and residences. The option was exercised by the Company in portions, commencing in December 1992. The exercise of the option was financed primarily by a private placement of units which was also completed on March 10, 1993. The transaction was treated as a "purchase" for purposes of generally accepted accounting principles, with the purchase price allocated based on the fair value of the Company's proportionate ownership of the assets acquired and liabilities assumed. The excess of the purchase price over the fair value of the net assets acquired, aggregating approximately $828,000, has been recorded as goodwill.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 3--WGN Acquisition -- (Continued)

      The assets purchased and liabilities assumed have been valued as follows

                                                                March 10,
                                                                  1993
                                                               Acquisition
                                                               -----------
      Current assets
      Cash ..............................................       $  451,490
      Accounts receivable ...............................          148,834
      Other current assets ..............................            5,334
                                                                ----------
      Total current assets ..............................          605,658
      Property and equipment ............................          733,675
      Intangible assets .................................           18,386
      Other assets ......................................            4,754
                                                                ----------
      Total assets ......................................        1,362,473
                                                                ----------

      Current liabilities
      Capitalized lease obligations .....................           97,517
      Accounts payable and accrued expenses .............          310,388
                                                                ----------
      Total current liabilities .........................          407,905
      Capitalized lease obligations .....................          528,674
      Minority interest .................................          208,688
      Total liabilities .................................        1,145,267
                                                                ----------
      Net assets at acquisition date ....................       $  217,206
                                                                ==========

      Through a stock exchange offer, the Company acquired the remaining 49% interest in WGN on August 6, 1993, and paid approximately $1,470,000 through an exchange of 127.135 shares of the Company's common stock for each WGN share outstanding. The exchange ratio was based on the closing price of the Company's common stock on July 16, 1993 of $1 5/32, as reported by NASDAQ. The purchase price was determined as a multiple of revenues. This transaction impacted the Company's financial statements as follows (1) the elimination of the minority interest of WGN of $53,602, which was originally $208,688 on March 10, 1993, and was subsequently reduced by $155,086, the 49% minority interest in WGN's losses during the period March 10, 1993 through August 6, 1993, (2) the recording of the unallocated purchase price as goodwill aggregating $1,468,037, (3) the increase in equity of $1,470,000 resulting from the issuance of 1,271,351 shares of the Company's common stock, and (4) the increase in accounts payable of $51,639 for fees incurred in connection with this transaction.

      Certain former stockholders of WGN (the "Affiliated Shareholders") were and are affiliated with WCI. At the formation of WGN in May 1992, the Affiliated Shareholders individually invested a combined total of approximately $82,000 in a WGN private placement in which they received a combination of promissory notes and an approximate 14% equity interest. One Affiliated Shareholder also received a 5% equity interest in return for services rendered in connection with the formation of WGN. As a result of the aforementioned acquisitions and subsequent exchange of notes and stock of WGN for securities of the Company, the Affiliated Shareholders received shares of the Company's common stock with an aggregate market value of approximately $283,000 and approximately $82,000 in notes from the aforementioned March 1993 private placement, all on the same basis as the other WGN shareholders.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 3--WGN Acquisition--(Continued)

      Unaudited pro forma results of operations, which reflect the combined operations of the Company and WGN as if the merger occurred as of the beginning of fiscal 1994, are as follows

                                                   For the Year Ended
                                                    February 28, 1994
                                                    -----------------

       Net sales ..................................   $ 15,651,885
       Net loss before extraordinary item .........     (8,622,407)
       Net loss per share before extraordinary item   $      (1.04)

Note 4--NFF Acquisition

      On July 8, 1994, WinStar NFF Inc. ("WNFF"), a newly incorporated and wholly-owned subsidiary of WCI, entered into an agreement with Non Fiction Films, Inc. ("NFF") pursuant to which WNFF purchased 95 shares, or 19%, of the common stock of NFF for a purchase price of $200,000 in cash. NFF is a producer of non-fiction programming for cable television and for other media. Additionally, the principal of NFF granted to WNFF an option to purchase all of the shares of NFF owned by such principal, thereby making NFF a wholly-owned subsidiary of WNFF. Effective December 1, 1994, WNFF exercised its option and purchased the remaining 81% of NFF for 28,572 shares of WCI common stock valued at $200,000. NFF was merged into WNFF, and the surviving corporation was renamed Non Fiction Films, Inc. The transaction was treated as a "purchase" for purposes of generally accepted accounting principles, with the purchase price allocated based on the fair value of the assets acquired and liabilities assumed. The total purchase price was $476,000 and the excess of the purchase price over the fair value of the net assets acquired, aggregating approximately $495,000 has been recorded as goodwill.

      Unaudited pro forma results of operations, which reflect the combined operations of the Company and NFF as if the merger occurred as of the beginning of the year ended February 28, 1995 are as follows

                                        For the Year Ended
                                        February 28, 1995
                                        -----------------

     Net sales .........................   $ 26,099,553
     Net loss ..........................     (7,470,205)
     Net loss per share ................   $      (0.44)

      No pro forma results of operations are shown for the year ended February 28, 1994, as NFF only commenced operations in March 1994.

Note 5--Preferred Stock E

      In April 1995, the Company completed a private placement of 932,040 shares of Series E Convertible Preferred Stock ("Preferred Stock E") at a price of $6.4375 per share for gross proceeds of $6,000,000. Preferred Stock E holders were entitled to dividends at the rate of 9% per annum, payable quarterly beginning on June 30, 1995. During the ten month period ended December 31, 1995, the entire 932,040 shares of Preferred Stock E were converted into 634,228 shares of common stock.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 6--Restructuring

      During the year ended February 28, 1995, the Company's WGN subsidiary restructured its operations by reducing its clerical and middle management staff, replacing senior management personnel, and discontinuing certain unprofitable programs initiated by previous management. In connection with this restructuring, the Company recorded an expense of approximately $608,000 during the year ended February 28, 1995, including $235,000 in benefits related to the termination of 19 employees. Of the amount recorded at February 28, 1995, $349,000 related to future cash outflows, with the balance representing charges related to amounts paid or to write-off of assets purchased prior to February 28, 1995. During the ten month period ended December 31, 1995, the Company incurred approximately $111,000 of the expected cash outflows, leaving a remaining liability balance of approximately $238,000 at December 31, 1995.

Note 7--Investments in Marketable Equity Securities

      On December 13, 1995, the Company purchased 714,000 shares of a publicly traded interactive media and telecommunications services company at $10.50 per share, for a total cash consideration of $7,497,000. At December 31, 1995, the investment has been reflected at the market value of the shares held by the Company, $6,515,250. In accordance with the treatment of the investment as an available for sale security under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the $981,750 difference between the market value of the investment at December 31, 1995, and the original purchase price has been reflected in unrealized losses on long term investments, a component of stockholders' equity. At June 30, 1996, a $112,500 difference between the market value of the investment at June 30, 1996 and the original purchase price has been reflected in unrealized losses on long term investments, a component of stockholders' equity. The Company believes that this decrease in market value is temporary.

Note 8--Notes Receivable

      Notes receivable at December 31, 1995 consist of the following

          Notes receivable -- TWL(a) ................    $3,008,948
          Notes receivable -- Robert Skiwear(b) .....       540,000
          Other .....................................       139,635
                                                         ----------
          Total .....................................     3,688,583
          Less current portion ......................       199,635
                                                         ----------
          Long-term notes receivable ................    $3,488,948
                                                         ==========

----------
      (a) WNM's stated business purpose is to capitalize upon opportunities in the media content industry by acquiring distribution and other rights in and from emerging companies in this field. On April 8, 1994, WNM entered into an agreement with The Winning Line, Inc. ("TWL"), a producer of sports programming. As subsequently amended, the agreement provides for WNM to make periodic cash advances to TWL, with such advances being collateralized by a first lien on all of the assets of TWL as well as by shares of TWL common stock owned by certain individuals. Advances made to date are payable on demand and bear interest at a rate of 12% or at a rate 3% in excess of the prime commercial lending rate (8.25% at December 31, 1995). WNM had the right, which was exercised in April 1996, to convert up to $970,000 of advances made, together with all accrued interest thereon, into 65% of TWL's then issued and outstanding shares of common stock (Note 28).

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 8--Notes Receivable --(Continued)

      (b) In connection with the sale of its skiwear brands product line in April 1993 to Robern Skiwear, Inc., the Company has a note receivable from the buyer. The note bore interest at 8% per annum payable quarterly, through January 31, 1996. Effective February 1, 1996, the note was modified such that interest now accrues at 9% per annum and is payable monthly. The $540,000 of outstanding principal is payable in 22 monthly installments of $19,054, inclusive of interest, beginning January 31, 1996, through October 31, 1997, with a final payment of $180,000 to be paid in a lump sum on November 30, 1997. The note is guaranteed by the principals of Robern Skiwear, Inc. as well as certain other individuals.

Note 9--Discontinuation of Products Lines

      As of February 28, 1994, the Company discontinued its remaining apparel and tennis racquet product lines as a result of lower-than-expected sales and continuing losses in these lines. Included as a loss on the discontinuation of product lines for the year ended February 28, 1994, is the writedown of the net assets of these product lines (primarily intangible assets) as well as the accrual of certain expenses incurred in the windup of these lines, amounting to $292,000 in total.

Note 10--Performance Stock Option Expense

      In connection with the Company's initial public offering in April 1991, options to purchase 1,000,000 shares of common stock of the Company at $0.01 per share were granted to the original shareholders of the company (Note 22). Subsequent to February 28, 1994, the conditions for exercise of these options were met, and in connection therewith, the Company recorded a non-cash expense of $5,316,667 at February 28, 1994, representing the difference between the option price and the market price on the day the options actually became exercisable.

Note 11--Gain From Extinguishment of Debt

      On September 7, 1993, the Company paid the following in full satisfaction of an obligation of approximately $501,000 (i) $250,000 in cash, and (ii) 50,000 shares of the Company's common stock valued at $57,031. The gain of $194,154 on the payment of the indebtedness is classified in the statement of operations as an extraordinary item. No tax provision has been recorded as a result of the Company's tax loss carryforwards.

Note 12--Inventories

           Components of inventories are as follows

                                     June 30,       December 31,    February 28,
                                       1996            1995             1995
                                   -----------      -----------     ------------
                                   (unaudited)

Finished goods ..............      $ 1,564,621      $ 1,432,951      $ 1,190,670
Raw materials ...............        5,596,032        4,017,655        2,092,101
Film inventories ............        3,763,484        1,941,080          950,156
                                   -----------      -----------      -----------
                                   $10,924,137      $ 7,391,686      $ 4,232,927
                                   ===========      ===========      ===========

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 13--Property and Equipment

      Property and equipment consist of the following

                                    December 31,  February 28,      Estimated
                                       1995          1995          Useful Life
                                    ------------  ------------    -------------

Machinery, equipment and software..  $16,072,511   $2,963,690     5 to 10 years
Furniture and fixtures.............      867,963      239,507      4 to 5 years
Leasehold improvements.............      536,115      185,919  Life of the lease
                                     -----------   ----------
                                      17,476,589    3,389,116
Less accumulated depreciation
 and amortization..................   (1,578,584)    (726,048)
                                     -----------   ----------
                                     $15,898,005   $2,663,068
                                     ===========   ==========

Note 14--Intangible Assets

      Intangible assets consist of the following

                                    December 31,  February 28,      Estimated
                                       1995          1995          Useful Life
                                    ------------  ------------    -------------

Goodwill..........................  $2,953,021     $2,953,021        20 years
Covenants not to compete..........     668,397        668,397      5 to 10 years
Other.............................      39,460         39,460       3 to 5 years
                                   -----------     ----------
                                     3,660,878      3,660,878
Less accumulated amortization.....    (627,373)      (447,093)
                                   -----------     ----------
                                   $ 3,033,505     $3,213,785
                                   ===========     ==========

      Licenses are amortized over a 40 year period. As of December 31, 1995, the value of licenses was $12,556,281, net of accumulated amortization of $256,039.

Note 15--Loans Payable

      Loans payable consist of the following

                                                 December 31,      February 28,
                                                    1995              1995
                                                 -----------       ------------
Loan payable-financial institution(a) ......     $3,153,821        $1,668,743
Loan payable-financial institution(b) ......      4,338,099         2,742,010
Other(c) ...................................        795,541             --
                                                 ----------        ----------
                                                 $8,287,461        $4,410,753(d)
                                                 ==========        ==========

----------
      (a) In November 1994, WGN entered into a Loan and Security Agreement with a financial institution providing for the financing of WGN's receivables. Borrowings under this agreement are limited to 90% of most eligible accounts receivable, with availability of certain types of accounts receivable limited to 80% and 50%, subject to a maximum credit availability of $5,000,000. Borrowings bear interest at a rate ranging from 2.5% to 3% in excess of the prime commercial lending rate and are secured by a lien on all WGN assets as well as a guarantee from WCI as to the first $2,200,000 in borrowings. The agreement

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

            also calls for an annual fee of $50,000 as well as certain underutilization fees. This agreement expires November 3, 1996.

      (b) In August 1994, WGP secured an asset based loan from a financial institution to finance its receivables and inventory. Borrowings under this loan are limited to 80% of eligible accounts receivable and 45% of eligible inventory, with a $1,500,000 overadvance facility, subject to a maximum credit availability of $6,000,000. Borrowings bear interest at a rate 3.5% in excess of the prime commercial lending rate and are secured by a lien on all WGP assets as well as a guarantee from WCI as to the first $3,000,000 in borrowings. The agreement also provides for annual facility fees. This agreement expires September 30, 1996.

      (c) In April 1995, NFF secured a production loan from an Irish limited partnership. NFF issued a letter of credit to the creditor in the amount of $807,000 which may be presented at any time from March 1996 forward. The letter of credit is secured by an equal amount of investments in U.S. Treasury Bills on deposit with the financial institution which issued the letter of credit.

      (d)   Included in long-term other notes payable at February 28, 1995.

Note 16--Capital Lease Obligations

      In September 1995, WinStar Wireless entered into a $10,000,000 equipment lease financing facility, of which $7,000,000 has been made available as of December 31, 1995. As of December 31, 1995, the Company has utilized substantially all of the amount available under this facility. Borrowings bear interest at a rate of 13% per annum and are payable over sixty months. After twelve months, WinStar Wireless has the option to purchase the equipment at a price that will provide a return of 15% to the lessor. As additional consideration, the Company has agreed to issue options to purchase up to 100,000 shares of stock to the lessor, of which options to purchase 70,000 shares of stock have been issued through December 31, 1995.

      The Company leases its transmission equipment utilized by WWI and its switch equipment utilized by WGN as well as certain computer and other equipment used by the Company. Such leases have been accounted for as capital leases in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 16--Capital Lease Obligations --(Continued)

      Future minimum lease payments on these capital leases are as follows

Year Ending December 31,
------------------------

      1996 .............................................      $ 2,364,838
      1997 .............................................        2,420,841
      1998 .............................................        1,963,914
      1999 .............................................        1,910,601
      2000 .............................................        1,324,164
                                                              -----------
                                                                9,984,358
      Less amount representing interest ................       (2,547,805)
                                                              -----------
      Present value of minimum lease payments ..........      $ 7,436,553
                                                              ===========

      The carrying value of assets under capital leases was $8,052,000 at December 31, 1995 and is included in property and equipment. Amortization of these assets is included in depreciation expense.

Note 17--Senior and Convertible Notes Payable

      In October 1995, the Company completed a $225 million private placement of debt securities with institutional investors (the "Debt Placement"). The transaction was structured as a unit offering with two components $150 million of Senior Discount Notes due in 2005 (the "Senior Notes"), and $75 million of Convertible Senior Subordinated Discount Notes due in 2005 (the "Convertible Notes"), convertible at $20.625, a 10% premium over the closing price on October 18, 1995, the day of pricing. Both securities accrue interest at 14% per annum, with no interest payable during the first five years, and principal payable only at maturity in October 2005. After five years, both securities require the payment of interest only, in cash, until maturity. In addition, the Convertible Notes, including accretion thereon, will be automatically converted during the initial five year period if the market price of the Company's common stock exceeds certain levels for thirty consecutive trading days, ranging from $37.50 per share in the first year to $44.00 per share in the fifth year.

      Under the terms of the Debt Placement, the Company was obligated to consummate an exchange offer with respect to the Senior Notes by April 23, 1996, whereby these notes would be exchanged for new notes (the "New Notes") which would be identical in every respect to the original Senior Notes except that the New Notes would be registered under the Securities Act of 1933. Pursuant to such obligation, the Company filed an offer to exchange the Senior Notes for the New Notes on January 31, 1996, upon which all Senior Notes were subsequently converted. The Company is also obligated to cause to be declared effective a registration statement registering the issuance or resale of the shares underlying the convertible Notes (the "Conversion Shares") by October 23, 1996. If the exchange offer or the registration of the Conversion Shares does not take place prior to the respective deadlines, the Company will be obligated to pay additional interest on the Senior Notes and/or lower the conversion price on the Convertible Notes. The Company filed such registration statement in September 1996. The terms of the Debt Placement also place certain restrictions on the ability of the Company to pay dividends, incur additional indebtedness, issue guarantees, sell assets, or enter into certain other specified transactions.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 18--Other Notes Payable

      In May 1995, WinStar Wireless completed a private placement of $7,500,000 of five year secured convertible notes (the "Notes"). The Notes bear interest at a rate of 7%, payable semiannually, with all principal due and payable on May 24, 2000. The Notes are guaranteed by the Company and are collateralized by a first lien on WinStar Wireless' assets and a pledge by the Company of its shares of WinStar Wireless and WinStar Wireless Fiber Corp. The noteholders' first lien and rights are subject to subordination to certain future secured equipment financing for WinStar Wireless. The Notes are convertible into common stock at a price of $7.00 per share. The noteholders also received 550,000 warrants and share equivalents, of which 300,000 warrants at an exercise price of $12.00 per share and 100,000 warrants at an exercise price of $13.00 per share were outstanding at December 31, 1995.

      The portion of the proceeds attributable to the warrants and share equivalents has been valued at $805,000 and has been accounted for as additional paid-in capital and as a reduction in convertible notes payable. The resulting debt discount is being amortized to interest expense over the life of the Notes.

      On December 28, 1995, the note holders converted $3,750,000 of the convertible notes and accrued interest thereon into 539,255 shares of common stock of the Company. In addition, the note holders have committed that they will convert all remaining outstanding Notes into common shares of the Company on or prior to December 15, 1996.

Note 19--Commitments and Contingencies

      a. Operating Leases

      The Company's manufacturing and warehousing facilities and offices, along with various equipment and roof access rights, are leased under operating leases expiring in 1996 through 2006.

      Future minimum lease payments on noncancellable operating leases are as follows

      Year ending December 31,
      ------------------------

      1996 .......................................              $1,546,000
      1997 .......................................               1,316,000
      1998 .......................................               1,314,000
      1999 .......................................               1,306,000
      2000 .......................................                 884,000
      Thereafter .................................               2,749,000
                                                                ----------
                                                                $9,115,000
                                                                ==========

      Rent expense for the ten month period ended December 31, 1995 and the years ended February 28, 1995 and 1994 was $1,044,000, $500,000 and $366,000,
respectively.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 19--Commitments and Contingencies--(Continued)

      b. Employment Contracts

      Amounts due under employment contracts are as follows

            Year ending December 31,

            1996.............................          $2,450,000
            1997.............................           1,750,000
            1998.............................             861,000
            1999.............................             525,000
                                                          -------
            2000.............................              54,000
                                                       $5,640,000
                                                       ==========

      c. Litigation

      In January 1995, the Company's directors, certain other persons, and the Company (as a nominal defendant) were named in one or more of four actions brought by various stockholders of the Company in the Court of Chancery of the State of Delaware in and for New Castle County. These actions subsequently were consolidated into a single lawsuit, which has been settled. The complaint alleged that certain transactions including (i) the payment of consideration to certain directors and others in connection with the Company's acquisition of WGN and (ii) the payment of compensation (including the granting of options and the issuance of warrants) to certain directors and others involved self dealing, waste of corporate assets or otherwise were unfair to the Company. Although the Company believed that the allegations were completely without merit, in order to halt the expense, inconvenience and distraction of continued litigation, the Company entered into a court approved settlement agreement pursuant to which the Company agreed to amend its bylaws to formalize certain corporate governance issues, and to pay legal fees and expenses of plaintiffs' counsel in the amount of $246,500, a portion of which is covered by the Company's insurance.

      The Company occasionally receives inquiries from state authorities arising with respect to consumer complaints concerning the provision of telecommunications services, including allegations of unauthorized switching of long distance carriers and misleading marketing. The Company believes such inquiries are common in the long distance industry and addresses such inquiries in the ordinary course of business. The Company recently has experienced an increased level of consumer and regulatory complaints, a substantial majority of which arose from the activities of several independent marketing companies involving contest programs and the use of executed written letters of authorization ("LOAs") to switch long distance carriers. The inquiries primarily arose from allegations of unauthorized or misleading switching of long distance carriers. In order to eliminate further complaints from these programs, the Company, on May 10, 1996, adopted a policy of mandatory independent verification for one hundred percent of LOAs received from these programs and effective as of June 10, 1996 no longer accepts LOAs from these programs. The Company has also initiated discussions with the FCC and a number of state regulatory authorities with respect to the resolution of any issues arising from the terminated programs. The Company is also involved in miscellaneous claims, inquiries and litigation arising in the ordinary course of business. The Company believes that these matters, taken individually or in the aggregate, would not have a material adverse impact on the Company's financial position.

      In June, 1996, the Company commenced an action for declaratory judgment against a former officer of WinStar Gateway, who recently notified the Company of his belief that he was entitled to the issuance of certain shares of Common Stock (or payment of the cash value thereof) having an aggregate market value

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

in excess of $27 million under the terms of stock options granted to him during his employment with WinStar Gateway from the Company. He has based his beliefs on standard anti-dilution language contained in his stock option agreement which was designed and intended to adjust the number of shares purchasable thereunder in the event of a merger or capital restructuring of the Company. As the Company has never been subject of a merger or capital restructuring, the former officer was immediately notified of the Company's belief that his claim was without merit in law or fact. To expedite resolution of these issues, the Company currently is seeking declaratory judgment that it has no obligation to the former officer. Further, because the Company believes that any and all claims that may be advanced by the former officer with regard to the foregoing issue would be frivolous, the Company has notified the former officer and his counsel of its intention to seek Rule 11 sanctions and such other remedies as may be available against the former officer and his counsel in the event that the former officer and his counsel seek to assert any defense to the Company's action for declaratory judgment or otherwise proceed with respect to the issue.

      d. Other

      In November 1994, and as subsequently amended in December 1995, the Company entered into a non-exclusive, four year agreement with P-Com, Inc. ("P-Com"), a manufacturer and distributor of radio links, providing for the purchase of radio links from P-Com. The contract pricing structure includes provisions whereby the Company pays additional amounts above the agreed upon price for links purchased at the beginning of the contract period. These amounts will be recovered in the form of discounted radio links once certain volume levels have been reached. An annual minimum volume requirement must be met in order to maintain the agreed upon pricing structure. The contract is cancelable by the Company subject to certain conditions, primarily the acceptance of a minimum number of links and the guarantee of the next 90 days' purchases in accordance with an agreed upon schedule. As of December 31, 1995, the Company's noncancellable purchase commitment was approximately $15,600,000. These conditions to cancellation become more favorable to the Company as certain volume levels are reached.

Note 20--Income Taxes

      SFAS 109 requires the use of the liability method in accounting for income taxes. Temporary differences and carryforwards that give rise to deferred tax assets and liabilities are as follows

                                                 December 31,      February 28,
                                                    1995              1995
                                                 ------------      ------------
Deferred tax assets
   Net operating loss carry forward ........     $ 14,700,000      $  9,230,000
   Allowance for doubtful accounts .........        1,025,000           440,000
   Other ...................................        2,275,000           380,000
                                                 ------------      ------------
Gross deferred tax assets ..................       18,000,000        10,050,000
   Valuation allowance .....................      (18,000,000)      (10,050,000)
                                                 ------------      ------------
      Net deferred tax assets ..............     $       --        $       --
                                                 ============      ============

Note 20--Income Taxes--(Continued)

      If not utilized, the net operating loss carryforwards will expire in various amounts through the year 2010. The tax loss carryforwards relating to WGP are limited by the Separate Return Limitation Year rules and Section 382 of the Internal Revenue Code with respect to the amount utilizable each year. The Company's remaining net operating loss carryforwards are also subject to limitation under the Internal Revenue Code. These limitations will reduce the Company's ability to utilize the net operating loss carryforwards included above. The amount of the limitation has not been quantified by the Company.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

      SFAS 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets may not be realized. The valuation allowances at February 28, 1995, and December 31, 1995, primarily pertain to uncertainties with respect to future utilization of net operating loss carry forwards.

Note 21--Stockholders' Equity

      Common Stock

      The authorized capital stock of WCI includes 75,000,000 shares of common stock, $.01 par value. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Although the Company has no present intention of paying any dividends, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation or dissolution of WCI, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of preferred shares.

      Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

      Preferred Stock

      The authorized capital stock of the Company includes 15,000,000 shares of preferred stock, $.01 par value, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. There are currently no shares of preferred stock outstanding. The Board of Directors, without further approval of the stockholders, is authorized to fix the rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. In March 1994, all 173 outstanding shares of Preferred Stock C were converted into an aggregate of 82,381 shares of common stock of the Company. In addition, in accordance with the terms of the Preferred Stock C, the holders of the Preferred Stock C received 41,191 Series B Warrants upon conversion, all of which were subsequently exercised during the year ended February 28, 1995. In December 1994, all 225,000 outstanding shares of Preferred Stock D were automatically converted into 225,000 shares of common stock as a result of the market value of the Company's common stock having met certain criteria. In November 1995, all outstanding shares of Preferred Stock B were acquired in the Private Exchange transaction (Note 23). As of December 31, 1995, all classes of preferred stock other than Preferred Stock B have been retired.

      Treasury Stock

      Included in treasury stock at cost are 2,506,763 shares of common stock and 689 shares of Preferred Stock B which were acquired in the Private Exchange transaction (Note 23).

Note 22--Stock Options and Stock Purchase Warrants

      Options to purchase 1,000,000 shares of common stock of the Company at $.01 per share were issued at the time of the Company's initial public offering in April 1991 to the original shareholders of the Company. The options were exercisable at any time after April 3, 1993 and prior to April 3, 1996, or April 3, 1998 for one investor, if the market price of the Company's common stock exceeded $5.00 per share (the "Market Price") as adjusted, over a period of 40 consecutive business days at any time after April 3, 1992. Pursuant to certain antidilutive provisions in the option agreements, the number of shares subject to these options was increased to 1,253,931, and the Market Price was reduced to $3.99 per share. The Market Price was met and such options became exercisable in April 1994 (Note 10), and all such options were exercised during

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

the year ended February 28, 1995. In addition, options to purchase 14,000 shares of common stock at $.01 per share were granted to an employee on June 30, 1991 in lieu of compensation.

           In 1990, the Board of Directors adopted a non-qualified common stock incentive plan, as amended, pursuant to which options to purchase an aggregate of 150,000 shares of common stock may be granted to key employees of the Company as selected by the Board of Directors. The exercise price for shares covered by options granted pursuant to this plan will not be less than the fair market value of the shares on the date of the grant. In 1992, the Board of Directors adopted and stockholders approved the 1992 Performance Equity Plan ("1992 Plan"), which authorizes the granting of awards up to 1,000,000 shares of common stock to the Company's key employees, officers, directors and consultants. Awards consist of stock options (both non-qualified and options intended to qualify as "incentive" stock options under the Internal Revenue Code), restricted stock awards, deferred stock awards, stock appreciation rights and other stock-based awards. The plan provides for automatic issuance of 10,000 stock options annually to each director on January 13, at the fair market value at that date, subject to availability. In June 1995, the Board of Directors adopted the 1995 Performance Equity Plan ("1995 Plan") which was approved by the stockholders of the Company at the Annual Meeting of Stockholders in September 1995. The 1995 Plan authorizes the granting of awards of up to 1,500,000 shares of Common Stock to the Company's key employees, officers, directors and consultants. The 1995 Plan is similar to the 1992 Plan, except that the 1995 Plan does not allow for annual automatic annual director grants. In addition to these three plans, the Company has granted options to certain individuals not under any plan (Note 28).

      The Company has granted options to purchase common stock as follows

                                                   Number        Price Per Share
                                                   ------        ---------------

Balance, March 1, 1993 ..................        3,064,000        $1.63 - $5.25
Granted .................................        2,570,067        $1.06 - $6.17
Canceled ................................         (616,500)       $1.69 - $3.63
                                                 ---------
Balance, February 28, 1994 ..............        5,017,567        $1.06 - $6.17
Granted .................................        2,851,360        $4.22 - $9.50
Exercised ...............................       (1,389,547)       $1.50 - $4.90
Canceled ................................         (235,050)       $1.69 - $9.03
                                                 ---------
Balance, February 28, 1995 ..............        6,244,330        $1.06 - $9.50
Granted .................................        3,896,000        $5.50 - $19.75
Exercised ...............................       (2,091,572)       $1.06 - $6.88
Canceled ................................         (708,133)       $2.13 - $8.81
                                                 ---------
Balance, December 31, 1995 ..............        7,340,625        $1.06 - $19.75
                                                 =========

      In addition to the above, in May 1992, the Company granted to WinStar Venture II, Inc. ("WVII"), an affiliate of a Director of the Company, an option through August 31, 1998 to purchase shares of Series C preferred stock in the amount of $2,000,000 in return for WVII's guarantee of certain company debt.

Note 22--Stock Options and Stock Purchase Warrants--(Continued)

      At December 31, 1995, options for 2,848,462 shares were exercisable at exercise prices ranging from $1.06 to $17.13 per share.

      Warrants to purchase the Company's common stock were issued as follows

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

                                     Series A      Series B       Series C    Series D     Series E
                                     --------      --------       --------    --------     --------

Outstanding at February 28,
 1993 ...........................    1,277,646     1,897,867       250,000         --            --
Issued in connection with private
 placement of debt ..............         --            --            --      2,000,000          --
Other warrants issued ...........      135,804        79,807          --        200,000       200,000
Warrants exercised ..............         --            --            --       (205,000)         --
                                     ---------     ---------       -------    ---------       -------
Outstanding at February 28,
 1994 ...........................    1,413,450     1,977,674       250,000    1,995,000       200,000
Warrants issued .................         --          41,191          --           --       1,000,000
Warrants exercised ..............   (1,397,500)   (1,975,738)         --     (1,995,000)   (1,200,000)
Warrants expired ................      (15,950)      (43,127)     (250,000)        --            --
                                     ---------     ---------       -------    ---------       -------
Outstanding at February 28,
 1995 ...........................         --            --            --           --            --
                                     =========     =========       =======    =========       =======

      Each Series A Warrant entitled the registered holder to purchase one share of WCI's common stock for an exercise price of $3.00 per share and each Series B Warrant entitled the registered holder to purchase one share of common stock for an exercise price of $3.75 per share through April 3, 1994. In March and April 1994, approximately 1,337,000 Series A Warrants and approximately 1,921,000 Series B Warrants were exercised prior to their scheduled expiration. Proceeds to the Company, net of registration costs and fees to WinStar Services, Inc., were approximately $10,700,000. All remaining Series A and Series B Warrants, which were unregistered and did not expire on April 3, 1994, were exercised in May 1994.

      The Series C Warrants expired without having become exercisable upon issuance of the fiscal 1994 financial statements for the year ended February 28, 1994, because the conditions for the exercise of these warrants were not met.

      In connection with a private placement of debt, the Company on March 10, 1993 issued 2,000,000 Series D Warrants. Each Series D Warrant entitled the holder to purchase one share of common stock for $.67 during the five year period commencing March 10, 1993 and ending March 9, 1998. In connection with the same private placement, the Company in March 1994 issued 1,000,000 Series E Warrants, each of which entitled the holder to purchase one share of common stock at an exercise price of $2.24 per share. Series E Warrants were exercisable from April 1, 1994 through March 10, 1999. In addition to the above, the Company also issued 200,000 Series D Warrants and 200,000 Series E Warrants to a separate noteholder in return for an extension of that note payable on terms more favorable to the Company. In April 1994, the holders of the Series D and Series E Warrants exercised their warrants. The exercise price on the warrants was paid primarily by the warrant holders assigning their notes which they had acquired in the private placement, as well as any accrued interest thereon. The balance due from the warrant holders was satisfied by the return to the Company of that number of unexercised Series E Warrants which, when valued by reference to the fair market value of the common stock on that date, would satisfy such balance due. The net effect of this conversion was that the Company satisfied $1,996,650 in notes payable and $59,079 in accrued interest thereon, and issued approximately 2,814,000 shares of common stock for the exercise of 1,995,000 Series D Warrants and 1,200,000 Series E Warrants. The common shares which were issued upon exercise of all Series D and Series E Warrants were restricted shares.

Note 23--Related Party Transactions

Management Agreement

      The Company and WinStar Services, a wholly-owned subsidiary of WinStar Companies, a corporation of which two of the Company's directors are principal officers and stockholders, were parties to a five-year management agreement which provided, as amended, that WinStar Services would render financial, advisory and management services in connection with the capital, acquisition and planning needs of the Company. The Company agreed to pay WinStar Services as compensation for such services $200,000 per year plus certain

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

contingent performance fees, in addition to reimbursement of all out-of-pocket expenses incurred by WinStar Services. In August 1993, the terms of the management agreement were extended to August 31, 1998, and the Company granted to WinStar Services options to purchase 500,000 shares of the Company's Common Stock at the then current market price of $2.13 per share which options were exercised in connection with the transaction between WinStar Companies, WinStar Services and WinStar Venture II, Inc. The expiration date for these options as well as for any options or warrants previously granted to WinStar companies and its subsidiaries was set at August 31, 1998. During the years ended February 28, 1995 and 1994, an aggregate of $254,560 and $254,095, respectively, was paid to WinStar Services by the Company as management fees and reimbursement of expenses. Additionally, the Company paid $481,039 and $78,040 in cash and issued notes amounting to $481,038 and $78,040 in payment of contingent performance fees to WinStar Services during the years ended February 28, 1995 and 1994, respectively. These contingent performance fees related to specific debt and equity financing and investment transactions in excess of $33.6 million. During the year ended February 28, 1995, all such notes were satisfied when they were used to pay for the exercise of warrants and stock options held by WinStar Services and its affiliates. See Private Exchange Transaction.

      The management agreement was terminated prospectively as of February 28, 1995.

Private Exchange Transaction

      On November 29, 1995, the Company acquired, in exchange for the issuance of 3,741,224 shares of its Common Stock ("Private Exchange"), substantially all of the assets of WinStar Companies, whose assets consisted of (i) all the outstanding capital stock of WinStar Services and WinStar Venture, two wholly-owned subsidiaries of WinStar Companies, and (ii) 389,580 shares of the Company's Common Stock owned by WinStar Companies. The sole assets of WinStar Services and WinStar Venture were 2,117,183 shares of the Company's Common Stock and other securities of the Company that were exercisable or convertible into 1,429,633 shares of the Company's Common Stock. Accordingly, the Company issued 3,741,224 shares of Common Stock and, in exchange, acquired 3,936,396 shares of Common Stock and Common Stock equivalents. All of the Common Stock and certain of the Common Stock equivalents received in the Private Exchange are included in Treasury Stock at December 31, 1995. WinStar Companies, WinStar Services and WinStar Venture had no liabilities at the time of the closing of the Private Exchange other than a liability previously assumed by the Company or liabilities for which the Company is being indemnified.

      The new shares of the Company's Common Stock issued in the Private Exchange represented that number of shares which had an aggregate market value based upon the average of the last sale price of the Company's Common Stock on the 30 trading days preceding November 15, 1995, the date as of which the exchange agreement regarding the above-described transaction was executed, equal to the market value of the Company's Common Stock (i) transferred by WinStar Companies to the Company, (ii) owned by WinStar Services and WinStar Venture and
(iii) underlying certain other securities of the Company owned by WinStar Services and WinStar Venture which were convertible into or exercisable for shares of the Company's Common Stock, less the aggregate exercise price of such latter securities.

      The stockholders of WinStar Companies included several of the Company's current executive officers and directors. Simultaneously with the Private Exchange, WinStar Companies was dissolved and the new shares issued in the Private Exchange were issued directly to the stockholders of WinStar Companies in proportion to their equity ownership of WinStar Companies.

      The Private Exchange was considered and approved by a special committee of independent and disinterested directors of the Company and an opinion from an independent investment banking firm that the Private Exchange was fair to the Company and its stockholders was obtained in connection with the Private Exchange.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

SGC Consulting Agreement

      In November 1993, the Company entered into a consulting agreement with SGC, pursuant to which SGC received a monthly fee of $5,000 and immediately exercisable five-year options to purchase 50,000 shares of Common Stock for $2.75 per share. The President and Director of SGC is currently a Director and employee of the Company. In April 1994, the Company entered into a restated and amended consulting agreement with SGC. Pursuant to the new agreement, SGC provided consulting services to the Company and was paid a monthly fee of $17,500. SGC also received options to purchase 125,000 shares of Common Stock at a price of $4.50 per share, which vest in two equal annual installments beginning in April 1994. The Company granted certain registration rights for all shares, warrants and options issued to SGC or its President. Under this consulting agreement, SGC was entitled to receive a cash fee equal to 5% of the consideration paid in connection with certain transactions introduced to the Company by SGC. Fees and expenses paid to SGC during the ten months ended December 31, 1995, and the year ended February 28, 1995 were $0 and $119,000, respectively.

      In connection with investments by the Company in Avant-Garde and TWL, a producer of sportsrelated radio programming, both of which businesses were introduced to the Company by SGC, SGC was paid fees by Avant-Garde and by TWL. Additionally, in connection with the Company's acquisition of its equity interest in Avant-Garde, such Director was paid a fee by the principal of Avant-Garde equal to 4.0% of the total consideration received by such principal from the Company in connection with the acquisition. The Company paid no fees to SGC in connection with such transactions, but the fees received by SGC and such Director from Avant-Garde and TWL were credited against the monthly fees payable to SGC by the Company.

      The consulting agreement was terminated in January 1995 in connection with the execution of such Director's employment agreement with the Company.

Agreement with ITC Group, Inc.

      In May 1994, the Company, WWI and ITC entered into a two-year agreement pursuant to which ITC advised the Company on the operations of WWI, WWFC and WGN. ITC, together with the management and employees of WWI, developed and implemented a two-year operating plan ("Operating Plan") for the Company's wireless telecommunications business. Pursuant to the terms of the consulting agreement, ITC made its consultants available to the Company and its subsidiaries. The Company paid ITC an annual base consulting fee of $700,000 in monthly installments for the services of a core management team, as well as supplemental fees at agreed upon rates for additional consulting services rendered by ITC as necessary from time to time. ITC also was entitled to receive a bonus of up to $2.0 million per year at such time that certain pretax income targets set forth in the Operating Plan were attained. No such bonus was paid during the year ended February 28, 1995. During the year ended February 28, 1995 and through September 1995, ITC was paid $1,553,249 and $1,046,084, respectively, in fees and expenses under the terms of the consulting agreement, providing up to 12 consultants at any given time. In connection with the consulting agreement, the Company granted options to purchase an aggregate of 500,000 shares of Common Stock for $4.41 per share to certain consultants of ITC. Of such options, 375,000 are presently exercisable. ITC and the Company executed a noncompetition agreement, pursuant to which ITC, and its key employees and consultants, must refrain from providing services to any segment of a business which provides wireless telecommunications services or otherwise competes with the Company; provided, however, that ITC may provide services to entities in connection with the provision of cellular and personal communication services. In October 1994, ITC's President was elected as a director of the Company.

      Effective September 5, 1995, ITC's President became President and Chief Operating Officer of the Company and certain core management personnel previously provided by ITC also became employees, and ITC ceased providing services to the Company under the consulting agreement. The Company's obligation to pay any future compensation to ITC under such agreement was terminated.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 24--Supplemental Cash Flow Information

      Cash paid for interest during the six months ended June 30, 1996, the ten months ended December 31, 1995, and the years ended February 28, 1995 and 1994 was $1,949,000, $1,270,000, $621,000, and $726,000, respectively.

      During the ten month period ended December 31, 1995, the Company completed the following material non-cash transactions (i) the conversion of $3,750,000 of convertible notes plus accrued interest thereon; (ii) the conversion of Preferred Stock E; (iii) the acquisition of approximately $7,500,000 in property and equipment through various capitalized leases; (iv) the Private Exchange transaction; (v) the settlement of the Company's placement expenses from the gross proceeds of the Debt Placement; (vi) the acquisition of Avant-Garde.

      During the year ended February 28, 1995, the Company completed the following material non-cash transactions (i) the conversion of the Series D and Series E Warrants through the assignment of notes payable and accrued interest (Note 22); (ii) the satisfaction of approximately $600,000 in notes payable through the exercise of stock options; (iii) conversions of Preferred Stock B, C, and D; (iv) the acquisition of approximately $740,000 in property and equipment through various capitalized leases; and (v) the purchase of Non Fiction Films, Inc., wherein the purchase price was satisfied in part through the issuance of 28,572 shares of common stock valued at $200,000.


      During the year ended February 28, 1994, the Company completed the following material non-cash transactions (i) the sale of the net assets of the skiwear brands product line, net of cash received, for a $1,500,000 note receivable; (ii) the private placement of $458,717 in notes for non-cash consideration; (iii) the purchases, in March and August 1993, of WGN, whose net assets, including cash acquired, have been valued at $1,470,000 for 1,271,351 shares of the Company's common stock (Note 3); (iv) the exercise by an investor of 200,000 Series D warrants with a total exercise price of $134,000 through the releasing of $100,000 owed him by the Company, with the balance paid in cash;
(v) the purchase of certain assets of a bath products company, valued at $100,000 net of cash paid, for 39,506 shares of the Company's common stock; (vi) the sale of 287,043 shares of common stock for stock subscriptions receivable of $758,065, which amount was included in other current assets at February 28, 1994, and was realized in March 1994; and (vii) the acquisition of an investment in AGT valued at $1,691,950 for $232,000 in notes payable, $900,000 in Series D preferred stock and $27,950 in accounts payable, with the balance paid in cash.

Note 25--Major Customers

      No customer individually amounted to more than 10% of net sales for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994.

Note 26--Business Segments

      The Company's business segments are telecommunications, information services, and merchandising. The following table is a summary of these segments for the ten months ended December 31, 1995 and the years ended February 28, 1995 and 1994. For the year ended February 28, 1994, information related to the telecommunications business segment relates only to the period from March 10, 1993 (date of acquisition of WGN) to February 28, 1994, and no amounts are shown for the information services segment, which commenced operations in the year ended February 28, 1995.

                                            Information                   TotalBusiness        General
                      Telecommunications     Services      Merchandising     Segments         Corporate       Consolidated
                      ------------------     --------      -------------     --------         ---------       ------------
For the ten months
ended December 31,
1995
Net sales ............   $  13,136,644    $   2,648,203    $  13,986,625   $ 29,771,472    $        --      $  29,771,472

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

                                            Information                   TotalBusiness        General
                      Telecommunications     Services      Merchandising     Segments         Corporate       Consolidated
                      ------------------     --------      -------------     --------         ---------       ------------
Operating income
  (loss) .............      (6,944,690)         238,129          756,135     (5,950,426)      (3,861,203)      (9,811,629)
Depreciation and
  amortization .......         586,114            3,097          166,929        756,140          103,963          860,103
Amortization of
  intangibles ........         344,228           20,706           74,954        439,888             --            439,888
Capital expenditures .       7,457,971           14,478          528,985      8,001,434          650,758        8,652,192
Identifiable assets at
  December 31, 1995 ..   $  36,998,045    $  20,194,679    $  10,458,663   $ 67,651,387    $ 217,711,468    $ 285,362,855
For the year ended
  February 28, 1995
Net sales ............   $  14,909,225    $     473,392    $  10,182,143   $ 25,564,760    $        --      $  25,564,760
Operating income
  (loss) .............      (3,422,937)        (117,605)         307,097     (3,233,445)      (2,377,991)      (5,611,436)
Depreciation and
  amortization .......         263,839              744          153,731        418,314           14,188          432,502
Amortization of
  intangibles ........         128,117            6,165           90,894        225,176             --            225,176
Capital expenditures .       1,328,938            4,486          286,583      1,620,007          196,321        1,816,328
Identifiable assets at
  February 28, 1995 ..   $  14,594,048    $   4,218,579    $   6,911,270   $ 25,723,897    $   3,785,555    $  29,509,452
For the year ended
  February 28, 1994
Net sales ............   $   8,505,282    $        --      $   7,119,737   $ 15,625,019    $        --      $  15,625,019
Operating income
  (loss) .............        (743,613)            --            222,611       (521,002)      (1,546,519)      (2,067,521)
Depreciation and
  amortization .......         116,635             --            102,823        219,458            3,630          223,088
Amortization of
  intangibles ........          74,944             --            165,049        239,993             --            239,993
Capital expenditures .         274,940             --             25,531        300,471            6,591          307,062
Identifiable assets at
  February 28, 1994 ..   $   8,013,203    $        --      $   5,118,512   $ 13,131,715    $   1,478,220    $  14,609,935


                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Note 27--New Accounting Standards Not Yet Adopted

      In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121"), which provides guidance on when to assess and how to measure impairment of long-lived assets, certain intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which gives companies a choice of the method of accounting used to determine stock-based compensation. Companies may account for such compensation either by using the intrinsic value-based method provided in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB No. 25") or the fair market value-based method provided in SFAS No. 123. These accounting standards are effective for financial statements for fiscal years beginning after December 15, 1995. As of January 1, 1996, the Company adopted SFAS No. 121 and SFAS No. 123. The adoption of SFAS No. 121 had no effect on the Company. The Company intends to continue to use the intrinsic value-based method provided in APB No. 25 to determine stock-based compensation, and therefore the sole effect of the adoption of SFAS No. 123 will be the obligation to comply with the new disclosure requirements provided thereunder.

Note 28--Subsequent Events To December 31, 1995 (Unaudited)

Agreement To Acquire Milliwave Limited Partnership

      In June 1996, a subsidiary of the Company entered into certain agreements with Milliwave Limited Partnership ("Milliwave") whereby the Company would acquire Milliwave for a purchase price of $40 million in cash and 3.4 million shares of the Company's common stock (which had an aggregate market value of $85 million based on a $25 per share market price at the time the agreements were executed). The number of shares to be issued in connection with the acquisition is subject to upward or downward adjustment depending on the market price of the Company's Common Stock at the time the transaction is closed; provided, however, that the Company may determine not to consummate the transaction if the adjustment results in the Company being required to issue in excess of 4.5 million shares. The acquisition is subject to certain regulatory approvals, but is expected to be consummated in the second quarter of calendar year 1997. The Company also has entered into a (i) services agreement with Milliwave pursuant to which it has agreed to provide services to Milliwave in connection with the buildout by Milliwave of its licensed areas in consideration for payment of monthly site access and management fees, as well as installation fees, and
(ii) a two-year transmission path lease agreement with Milliwave permitting the Company to use up to 488 radio links in Milliwave's licensed areas.

Agreement To Acquire Pinnacle Nine Communications, LLC

      In June 1996, the Company entered into an agreement to acquire the outstanding membership interests of Pinnacle Nine Communications, LLC which is the holder of three 38 GHz licenses. The acquisition is subject to certain regulatory approvals, but is expected to be consummated in the last quarter of 1996.

Agreement To Acquire Local Area Telecommunications, Inc.

      In April 1996, a subsidiary of the Company entered into an agreement to acquire certain assets of Local Area Telecommunications, Inc. ("Locate"), comprising its business as a competitive access provider of local digital microwave distribution services and facilities to large corporations and to interexchange and other common carriers. The purchase price for such assets will be $17,500,000, which will be paid in the form of a promissory note due six months after closing and bearing interest at the annual rate of eight percent. The Company may convert the note, in whole but not part, at its election, into that number of shares of Common Stock equal to (a) the principal amount and all accrued and unpaid interest on the note divided by (b) the average of the closing prices of the Common Stock for the five days ending on the date on which the

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Company gives written notice of its decision to convert the note. Locate has no rights of conversion. The Company has granted certain registration rights to Locate with respect to such shares of Common Stock in the event that the Company elects such conversion.

      Consummation of the purchase is subject to certain closing conditions including (i) expiration or termination of the waiting period under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and
(ii) consent of the Federal Communications Commission and certain state agencies to the transfer of control of, or the assignment of certain licenses and other authorizations to conduct business. The purchase is expected to close as soon as practicable after satisfaction of all closing conditions set forth in the purchase agreement.

      In connection with the purchase, the Company and Locate entered into a service agreement for a term commencing in April 1996 and terminating upon the earlier to occur of (i) the closing of the purchase or (ii) termination of the purchase agreement. Pursuant to the services agreement, the Company performs certain consulting and related services for Locate. As full compensation for performance of such services, Locate pays the Company a fee of $125,000 per month during the term of the agreement, subject to certain adjustments.

Acquisition of 80% Equity Interest in Fox Lorber Associates, Inc.

      In April 1996, NFF acquired 80% of the outstanding common stock of Fox/Lorber Associates, Inc. ("Fox/Lorber"), an independent distributor of films, entertainment series and documentaries in the television and home video markets. The purchase price consisted of $150,000 in common stock of the Company and $300,000 in cash contributed by NFF to the working capital of Fox/Lorber.

      NFF also purchased, in a separate, simultaneous transaction, all of the outstanding shares of Fox/Lorber's preferred stock, together with three promissory notes in the aggregate principal amount of $136,507 for an aggregate purchase price of $1,020,000 in the Company's Common Stock.

      The 20% minority shareholder has an option subject to certain earnings levels, to put his interest to the Company and the Company is obligated, under certain conditions, to provide up to $2,000,000 in working capital to Fox Lorber.

Acquisition of 65% Equity Interest in The Winning Line, Inc.

      In April 1996, WNM converted $970,000 principal amount of loans (plus accrued interest) outstanding to The Winning Line, Inc. ("TWL"), into a 65% equity interest in TWL.

      TWL operates the SportsFan Radio Network ("SportsFan"). SportsFan is a multimedia sports programming and production company which provides live sports programming to more than 200 sports and talk format radio stations across the United States, up to 24 hours a day, including to affiliate stations in 90 of the top 100 United States markets.

      WNM has the right to require certain principals of TWL who own the remaining 35% equity interest in TWL to sell, and such principals have the right to require WNM to purchase the remaining 35% equity interest based upon certain criteria. At WNM's option, the purchase price in either instance can be paid in shares of the Company's common stock (Note 8).

Stock Option Plan

      On April 26, 1996, the Board of Directors approved an amendment to the 1992 and 1995 Plans, increasing the number of shares of common stock available for grant to 1,500,000 and 3,500,000, respectively, subject to stockholder approval.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Agreement with Digex, Inc.

      In June 1996, the Company entered into a six-year agreement with Digex, Inc. ("Digex"), a national provider of Internet access services. Pursuant to this agreement, the Company has the right of first refusal to provide all of Digex's local access and/or customer interconnection requirements through the use of the Company's Wireless Fiber or other services. The Company also will purchase from Digex, during the term of the agreement, a minimum of $5 million of Internet access services on a discounted basis.

Other

      As of June 30, 1996, the Company has commitments during the next year to purchase 23.5 million of telecommunications capital equipment.

                         Report of Independent Auditors

The Board of Directors and Shareholders
Local Area Telecommunications, Inc.

      We have audited the accompanying balance sheets of the Microwave Division of Local Area Telecommunications, Inc. as of December 31, 1995 and 1994, and the related statements of operations, divisional (deficit) surplus and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Microwave Division of Local Area Telecommunications, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

      As discussed in Note 1 to the financial statements, the Microwave Division's recurring losses from operations and divisional deficit raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. As also discussed in Note 1, on April 1, 1996, the Company entered into an agreement to sell certain of the assets of the Microwave Division to WinStar Communications, Inc.

                                        Ernst & Young LLP


MetroPark, New Jersey
April 9, 1996

                            The Microwave Division of
                       Local Area Telecommunications, Inc.

                                 Balance Sheets




                                       June 30, 1996            December 31,
                                       -------------   -----------------------
                                        (Unaudited)        1995         1994
                                                           ----         ----


ASSETS
Current assets
  Cash ...............................  $     35,419  $    441,994  $  1,772,460
  Accounts receivable, net of
    allowance for doubtful accounts
    of $95,000, $90,000 and $73,000
    at June 30, 1996 and December 31,
    1995 and 1994 ....................       611,828       538,269       526,391
  Inventories ........................     3,402,454     3,353,641     2,895,981
  Prepaids and other current assets...       130,974       171,752       619,885
                                        ------------  ------------  ------------
Total current assets .................     4,180,675     4,505,656     5,814,717
Property and equipment, net ..........     8,799,170    10,015,056    11,531,900
Security deposits ....................        85,029        83,308        85,164
                                        ------------  ------------  ------------
Total assets .........................  $ 13,064,874  $ 14,604,020  $ 17,431,781
                                        ============  ============  ============

LIABILITIES AND DIVISIONAL
(DEFICIT) SURPLUS
Current liabilities
  Accounts payable and accrued
    expenses .........................  $    813,722  $    874,001  $  1,945,129
  Obligations under capital leases ...        54,799       107,816        65,535
  Interest payable ...................     2,528,013     1,645,708       641,579
  Notes payable ......................    17,300,000    17,300,000
                                        ------------  ------------  ------------
Total current liabilities ............    20,696,534    19,927,525     2,652,243
Capital lease obligations, less
  current portion ....................       233,862       233,862       210,295
Long-term debt .......................        25,000        25,000    13,050,000
                                        ------------  ------------  ------------
Total liabilities ....................    20,955,396    20,186,387    15,912,538
Divisional (deficit) surplus .........    (7,890,522)   (5,582,367)    1,519,243
                                        ------------  ------------  ------------
Total liabilities and divisional
  (deficit) surplus ..................  $ 13,064,874  $ 14,604,020  $ 17,431,781
                                        ============  ============  ============

                             See accompanying notes.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.

                            Statements of Operations

                                         Six Months Ended June 30,      Year ended December 31,
                                         -------------------------      -----------------------
                                            1996           1995           1995          1994
                                            ----           ----           ----          ----
                                                (Unaudited)
Revenues:
  Sales of communications services ..   $ 1,900,607      2,043,513   $ 4,264,664    $ 4,946,988
  Sales of communications systems ...       578,904      1,517,031     2,656,718      1,842,828
  Installation charges ..............        49,667        120,479       169,165         88,151
                                        -----------    -----------   -----------    -----------
                                          2,529,178      3,681,023     7,090,547      6,877,967
Operating expenses
  Network services ..................     1,337,081      1,286,991     2,320,374      2,381,922
  Cost of systems sold ..............       391,744      1,093,815     1,714,429      1,302,601
  Selling, general and administrative       872,202      1,016,857     2,582,894      2,780,982
  Depreciation and amortization .....     1,280,152      1,345,046     2,784,156      2,608,765
                                        -----------    -----------   -----------    -----------
                                          3,881,179      4,742,709     9,401,853      9,074,270
                                        -----------    -----------   -----------    -----------
Loss from operations ................    (1,352,001)    (1,061,686)   (2,311,306)    (2,196,303)
Other income (expense)
  Interest income ...................         4,784          6,091        11,736          7,370
  Interest expense ..................      (960,938)      (720,788)   (1,587,851)    (1,012,434)
                                        -----------    -----------   -----------    -----------
                                           (956,154)      (714,697)   (1,576,115)    (1,005,064)
                                        -----------    -----------   -----------    -----------
  Net loss ..........................   $(2,308,155)   ($1,776,383)  $(3,887,421)   $(3,201,367)
                                        ============   ===========   ===========    ===========

                             See accompanying notes.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.

                   Statements of Divisional (Deficit) Surplus

                       Six months ended June 30, 1996 and
                     years ended December 31, 1995 and 1994


Divisional surplus at December 31, 1993...........................  $ 4,692,407
  Net loss .......................................................   (3,201,367)
  Net activity with Locate .......................................       28,203
                                                                    -----------
Divisional surplus at December 31, 1994 ..........................    1,519,243
  Net loss .......................................................   (3,887,421)
  Net activity with Locate .......................................   (3,214,189)
                                                                    -----------
Divisional deficit at December 31, 1995 ..........................   (5,582,367)
  Net loss (unaudited) ...........................................   (2,308,155)
                                                                    -----------
Divisional deficit at June 30, 1996 (unaudited)...................  $(7,890,522)
                                                                    ===========

                             See accompanying notes.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.

                            Statements of Cash Flows


                                        Six Months,                     Year ended
                                      Ended June 30,                   December 31
                              -----------------------------  -----------------------------
                                   1996            1995            1995           1994
                                   ----            ----            ----           ----
                                        (Unaudited)
Operating activities
Net loss ..................    $(2,308,155)    $(1,776,383)    $(3,887,421)   $(3,201,367)
Adjustments to
  reconcile net loss to net
  cash used in operating
  activities
    Depreciation and
      amortization ........      1,280,152       1,345,046       2,784,156      2,608,765
  Changes in assets and
      liabilities
    Accounts receivable ...        (73,559)       (110,217)        (11,878)       142,512
    Inventory .............        (48,813)        (20,839)       (457,660)      (228,059)
    Prepaids and other ....         39,057          20,061         449,989       (291,231)
    Accounts payable and
      accrued expenses ....        (60,279)        (18,533)     (1,071,128)      (223,308)
    Interest payable ......        882,305         225,737       1,004,129          2,918
                                 ---------       ---------       ---------      ---------
Net cash used in operating
  activities ..............       (289,292)       (335,128)     (1,189,813)    (1,189,770)
                                 ---------       ---------       ---------      ---------
Investing activities
Capital expenditures ......        (64,266)       (794,892)     (1,164,712)      (432,099)
                                 ---------       ---------       ---------      ---------
Net cash used in investing
  activities ..............        (64,266)       (794,892)     (1,164,712)      (432,099)
                                 ---------       ---------       ---------      ---------
Financing activities
Payments made under
  capital lease obligation         (53,017)        (35,247)        (36,752)       (20,471)
Proceeds from issuance of
    short term debt .......                      1,500,000
Payments made on short term
     debt .................                        (25,000)
Payments made on long-
  term debt ...............                                        (25,000)    (7,500,000)
Proceeds from issuance of
  long-term debt ..........                                      4,300,000     10,500,000
Payments to Locate ........                     (2,820,449)     (6,073,442)    (3,109,794)
Payments from Locate ......                      1,147,035       2,859,253      2,952,997
                                 ---------       ---------       ---------      ---------
Net cash provided by (used
  in) financing activities         (53,017)       (233,661)      1,024,059      2,822,732
                                 ---------       ---------       ---------      ---------
Net (decrease) increase in
  cash ....................       (406,575)     (1,363,681)     (1,330,666)     1,200,863
Cash at beginning of period        441,994       1,772,460       1,772,460        571,597
                                 ---------       ---------       ---------      ---------
Cash at end of period .....      $  35,419       $ 408,779       $ 441,994     $1,772,460
                                 =========       =========       =========      =========
Non-cash financing
  activities
Acquisition of equipment
  under capital leases ....                                      $ 102,600     $  296,300
Issuance of Locate's common
  stock to retire debt ....                                                       185,000


                             See accompanying notes.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.

                          Notes to Financial Statements
                           December 31, 1995 and 1994
                       June 30, 1996 and 1995 (Unaudited)

1. Summary of Significant Accounting Policies

Organization and Basis of Presentation

      Local Area Telecommunications, Inc. (the Company), a subsidiary of MobileMedia Corporation (MobileMedia), was incorporated on October 21, 1981. The Company's Microwave Division (the Division) is engaged in operations pertaining to the installation, servicing and maintenance of digital microwave radiosystems for business use within major metropolitan areas. The Division provides voice, data and image transmission between dispersed locations through point-to-point, point-to-multipoint and point-topoint short-haul digital microwave radio. The Division also designs, installs and sells microwave infrastructures used in cellular communication systems and other networks.

      The accompanying financial statements of the Microwave Division of Local Area Telecommunications, Inc. include all of the microwave operations of Local Area Telecommunications, Inc., including an allocated share of common expenses and specifically identifiable assets, liabilities and long-term debt. These financial statements have been prepared from the accounting records of Local Area Telecommunications, Inc. and are presented on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Division incurred net losses of $3,769,387 and $3,201,367 for the years ended December 31, 1995 and 1994, respectively, and as of December 31, 1995 had a divisional deficit of $5,432,367. The continued operations of the Division are dependent upon the receipt of additional funding from Mobile Media and/or other sources. There can be no assurance that such funding will be received.

      In October 1994, following a comprehensive review of the operations of the Company, the Company's Board of Directors developed a plan to sell substantially all of the assets of the Company by October 1995, retaining an investment banker to market the assets. At December 31, 1994, in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", the Company accrued losses in anticipation of disposal prior to December 31, 1995. At December 31,1995, the Microwave Division remained unsold and the Company accrued additional losses expected to be incurred due to the delay in consummating the disposal. The accrued losses at December 31, 1995 and 1994 have been recorded in the Company's accounts, and the accompanying financial statements do not reflect any allocation therefrom.

      On April 1, 1996, the Company entered into an agreement (the "Sale Agreement") to sell the assets of the Microwave Division, excluding cash, accounts receivable and certain security deposits, to WinStar Communications,Inc. (WinStar) in exchange for the assumption of certain liabilities and $17.5 million in the form of notes bearing interest at 8% (the WinStar Notes). The WinStar Notes are convertible into common stock of WinStar at the option of WinStar.

      Consummation of the sale noted above is subject to regulatory approval. There can be no assurance, however, that the sale will be consummated or that, if consummated, it will be consummated on the terms described above.

      In connection with the Sale Agreement, the Company entered into a service agreement ("Services Agreement") for a term commencing in April 1996 and terminating upon the earlier to occur of (i) the closing of the Sale Agreement, or (ii) termination of the Sale Agreement. Pursuant to the Services Agreement, WinStar provides management services for the Company. As full compensation for WinStar's performance of such services, the Company pays WinStar a fee of $125,000 per month during the term

                            The Microwave Division of
                       Local Area Telecommunications, Inc.
                   Notes to Financial Statements--(Continued)

1. Summary of Significant Accounting Policies--(Continued)

of the agreement, subject to certain adjustments.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Statements

      The interim financial information as of June 30, 1996 and the six months ended June 30, 1996 and 1995 contained herein is unaudited but, in the opinion of management, includes all adjustments of a normal recurring nature which are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. Results of operations for the periods presented herein are not necessarily indicative of results of operations for the entire year.

Inventories

      Inventories consist of the cost of communications equipment not yet placed in service plus the net book value of equipment previously in service which the Company anticipates returning to service within one year. All inventory is recorded at the lower of average cost or market.

Property and Equipment

      Property and equipment additions, as well as the labor costs associated with the installation thereof, are capitalized at cost. Depreciation is computed on the straight-line method based upon estimated useful lives ranging from 5 to 10 years.

Revenue Recognition

      The Company recognizes revenue for communication services when the services are provided. Sales of communication systems are recognized upon delivery and installation.

Impairment of Long-Lived Assets

           In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Division adopted Statement No. 121 as of January 1, 1996, which had no effect on the Division's financial position or results of operations.

Income Taxes

      The Division is included in the consolidated federal income tax return of MobileMedia. No consolidated federal income tax expense or benefit is allocated to the Division.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.
                   Notes to Financial Statements--(Continued)

2. Property and Equipment

      The components of property and equipment were as follows

                                          June
                                        30, 1996              December 31
                                        --------         ---------------------
                                       (Unaudited)        1995           1994
                                                          ----           ----

Equipment placed in service .......    $26,375,597    $26,472,594    $26,641,661
Furniture and fixtures ............      1,849,777      1,715,051      1,452,478
                                       -----------    -----------    -----------
                                        28,225,374     28,187,645     28,094,139
Less accumulated depreciation .....     19,426,204     18,172,589     16,562,239
                                       -----------    -----------    -----------
                                       $ 8,799,170    $10,015,056    $11,531,900
                                       ===========    ===========    ===========

      Included in equipment placed in service is certain equipment obtained under capital leases. At June 30, 1996, this equipment has a gross book value of approximately $429,000 and a net book value of approximately $343,000.

3. Notes Payable

      Notes payable, all of which are unsecured, consisted of the following

                                          June
                                        30, 1996              December 31
                                        --------         ---------------------
                                       (Unaudited)        1995           1994
                                                          ----           ----

12% super senior note payable .....    $ 7,300,000    $ 7,300,000    $ 3,000,000
10% senior notes payable, due
  March 31, 1996 ..................      7,500,000      7,500,000      7,500,000
10% senior note payable, due
  September 15, 1996 ..............      2,500,000      2,500,000      2,500,000
12% Subordinated Note .............         25,000         25,000         50,000
                                       -----------    -----------    -----------
                                       $17,325,000    $17,325,000    $13,050,000
                                       ===========    ===========    ===========

      In December 1994, the Division refinanced $7,500,000 of its $10,000,000 10% note payable, due September 15, 1996 with two $3,750,000 10% senior notes payable (the Senior Notes), due January 1, 1996. On April 28, 1995, the due dates of the two $3,750,000 Senior Notes were extended to March 31, 1996.

      In December 1994, the Division borrowed $3,000,000 from a MobileMedia shareholder in exchange for a 12% super senior note payable due January 1, 1996. During 1995, the Division borrowed $4,300,000 in exchange for six additional 12% super senior notes (collectively, the "Super Senior Notes").

      As of April 9, 1996, neither the Senior Notes nor the Super Senior Notes (collectively, the "Notes") were repaid. It is anticipated that the Notes will be exchanged for WinStar Notes acquired by the Company pursuant to the Sale Agreement (Note 1).

      Total interest paid for the six months ended June 30, 1996 and 1995, and for the years ended December 31, 1995 and 1994 was approximately $79,000, $517,000, $586,000 and $1,269,000, respectively.

                            The Microwave Division of
                       Local Area Telecommunications, Inc.
                   Notes to Financial Statements--(Continued)

4. Related Party Transactions

      For the six months ended June 30, 1996 and 1995, and for the years ended December 31, 1995 and 1994, the Division had sales to MobileMedia of approximately $18,000, $35,000, $70,000 and $721,000, respectively.

      In December 1995, on behalf of the Division, the Company acquired certain vehicles, totaling approximately $103,000, under capital lease agreements (the Agreements) with Roos Capital Planners, Inc., a related party. The Agreements require the Company to make 36 monthly installments of $4,000.

5. Commitments and Contingencies

      On behalf of the Division, the Company leases space under cancelable and noncancellable operating leases which expire at various dates through 2000. Total rental expense for the six months ended June 30, 1996 and 1995, and for the years ended December 31, 1995 and 1994 was approximately $805,000, $756,000, $1,586,000 and $1,811,000, respectively. Additionally, the Company is obligated under capital leases for certain equipment.

      Future minimum payments under capital leases and noncancellable operating leases with initial terms of one year or more consists of the following as of December 31, 1995

                                                           Capital     Operating
                                                           Leases       Leases
                                                           ------       ------

1996 .................................................   $  147,900   $  630,000
1997 .................................................      147,900      538,000
1998 .................................................      122,708       18,000
1999 .................................................                     8,000
2000 .................................................                     3,000
                                                         ----------   ----------
Total future minimum payments ........................      418,508   $1,197,000
                                                                      ==========
Less amount representing interest ....................       76,830
                                                         ----------
Present value of net minimum lease payments (including
current portion of $107,816) .........................   $  341,678
                                                         ==========

      The Company has employment agreements with certain executives through December 31, 1996 requiring the payment of $428,645 per year in compensation with increases of 5% per annum. Additionally, payments of $1,500,000 may be required in certain circumstances by the Company in the event of the termination of employment of the executives within six months from the date of sale of the Company, as defined in the employment agreements. Also, if the earnings before interest, depreciation, taxes and amortization of MobileMedia increase by more than 30% and 50%, the Chief Executive Officer is entitled to a payment of $350,000 for each noted percentage increase. Based on the specified performance criteria, $350,000 was expensed in each of 1994 and 1995, and is included in the results of operations of the Division.

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

Board of Directors
  Avant-Garde Telecommunications, Inc.

      We have audited the accompanying balance sheet of Avant-Garde Telecommunications, Inc. as of February 28, 1995, and the related statements of operations, and cash flows for each of the two years in the period ended February 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Avant-Garde
Telecommunications, Inc. as of February 28, 1995, and the results of its operations and its cash flows for each of the two years in the period ended February 28, 1995, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP

New York, New York
July 28, 1995

                      Avant--Garde Telecommunications, Inc.
                                  Balance Sheet
                                February 28, 1995

ASSETS
  Cash ........................................................     $       237
  Accounts receivable .........................................            --
  Other current assets ........................................          97,140
           Total current assets ...............................          97,377
                                                                    -----------
  Property and equipment, net .................................       3,149,911
  Other assets ................................................         432,683
                                                                    -----------
           Total assets .......................................     $ 3,679,971
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
  Accounts payable and accrued expenses .......................     $ 2,765,578
  Due to affiliate ............................................       3,350,510
                                                                    -----------
  Total liabilities ...........................................       6,116,088
                                                                    -----------
Stockholders' Deficiency
  Preferred stock, $.001 par value; authorized 50,000
           shares, no shares issued and outstanding ...........            --
  Common stock, $.001 par value; authorized 200,000
           shares, issued and outstanding 2,250 shares ........               2
  Additional paid-in capital ..................................              20
Accumulated deficit ...........................................      (2,436,139)
                                                                    -----------
           Total stockholders' deficiency .....................      (2,436,117)
                                                                    -----------
           Total liabilities and stockholders' deficiency .....     $ 3,679,971
                                                                    ===========

                        See Notes to Financial Statements

                      Avant--Garde Telecommunications, Inc.
                            Statements of Operations





                                          For the Period      For the Year Ended
                                            March 1 to            February 28,
                                          July 17, 1995      -------------------
                                          -------------
                                           (unaudited)        1995          1994
                                                              ----          ----

Revenues ...............................   $    17,779    $     7,458    $     --
                                           -----------    -----------   -----------
Expenses
  Selling, general and administrative
    expenses ...........................     1,704,294      2,277,094       134,797
  Depreciation .........................        59,250         25,872          --
                                           -----------    -----------   -----------
Total expenses .........................     1,763,544      2,302,966       134,797
                                           -----------    -----------   -----------
Operating loss .........................    (1,745,765)    (2,295,508)     (134,797)
Interest expense (income), net .........          --            6,039          (205)
Amortization of intangibles ............        31,978           --            --
                                           -----------    -----------   -----------
Net loss ...............................    (1,777,743)    (2,301,547)     (134,592)
Accumulated deficit, beginning of period    (2,436,139)      (134,592)         --
                                           -----------    -----------   -----------
Accumulated deficit, end of period .....   $(4,213,882)   $(2,436,139)   $ (134,592)
                                           ===========    ===========   ===========

                        See Notes to Financial Statements

                      Avant--Garde Telecommunications, Inc.
                            Statements of Cash Flows

                                             For the Period      For the Year Ended
                                               March 1 to            February 28,
                                             July 17, 1995      -------------------
                                             --------------
                                              (unaudited)        1995          1994
                                                                 ----          ----

Cash flows from operating activities
  Net loss ................................   $(1,777,743)   $(2,301,547)   $ (134,592)
  Adjustments to reconcile net loss to cash
    used by operating activities
  Depreciation ............................        59,250         25,872          --
  Amortization of intangibles .............        31,978           --            --
  (Increase) decrease in operating assets
    Accounts receivable ...................        (9,660)            22          --
    Other current assets ..................           168        (97,140)         --
  Increase (decrease) in accounts payable
    and accrued expenses ..................      (913,593)       921,890        43,688
                                              -----------    -----------   -----------
Net cash used in operating activities .....    (2,609,600)    (1,450,903)      (90,904)
                                              -----------    -----------   -----------
Cash flows from investing activities
  Purchase of property and equipment ......    (2,447,761)    (1,375,783)         --
  Investment in other assets ..............      (458,371)      (432,683)         --
                                              -----------    -----------   -----------
Net cash used in investing activities .....    (2,906,132)    (1,808,466)         --
                                              -----------    -----------   -----------
Cash flows from financing activities
  Increase in due to affiliate ............     5,515,815      3,245,510       105,000
                                              -----------    -----------   -----------
Net increase (decrease) in cash ...........            83        (13,859)       14,096
Cash at beginning of period ...............           237         14,096          --
                                              -----------    -----------   -----------
Cash at end of period .....................   $       320    $       237    $   14,096
                                              ===========    ===========   ===========


                        See Notes to Financial Statements

                      AVANT-GARDE TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 1--Summary of Significant Accounting Policies

      The financial statements include the accounts of Avant-Garde Telecommunications, Inc. ("Company"), prepared in accordance with generally accepted accounting principles.

Nature of Business

      The Company develops, markets and delivers local telecommunication services in the United States. The local telecommunications market has become increasingly open to competition as a result of recent technological developments and procompetitive regulatory initiatives. The Company, based in Washington, D.C., holds 30 licenses, each encompassing four 100-MHz millimeter wave radio channels. These licenses allow the Company to deliver voice, data and video over 400 MHz of exclusive bandwidth in the 38 GHz band. These licenses were issued to the Company on September 16, 1993. Under the terms of its licenses, the Company was required to begin the provision of services authorized under such licenses by March 15, 1995. On March 15, 1995, the Company filed a certificate of completion for each license with the Federal Communications Commission ("FCC").

Property and Equipment

      Property and equipment is stated at cost. When assets are placed into service, depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, which ranges from 3 to 8 years.

Other Assets

      Certain costs, associated directly with meeting FCC license requirements have been capitalized. These costs will be amortized over a 3 year period beginning June 1, 1995, when the licenses are deemed to have been placed in service. The amount capitalized is $417,000 as of February 28, 1995.

Unaudited Financial Statements

      In the opinion of the Company, the accompanying unaudited statements of operations and statements of cash flows for the period of March 1 to July 17, 1995 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results of operations and the cash flows for the period of March 1, 1995 to July 17, 1995.

Note 2--Due to Affiliate

      In February and April, 1994, WinStar Wireless, Inc. ("Wireless"), a wholly-owned subsidiary of WinStar Communications, Inc. ("WCII"), purchased a 49% interest in the company from its majority stockholder for $4,900,000 in cash and stock. Wireless also obtained an option to acquire an additional 31% of the Company from the majority stockholder. The Company entered into a management agreement (the "Agreement") with Wireless at that time. Under the terms of the Agreement, Wireless has managed the operations of the company since February 1994, subject to the direction of the majority shareholder, including the development of a strategic business plan and financing all of the operations of the Company, including capital expenditures. The Agreement provided for a management fee to Wireless equal to 20% of the Company's gross receipts, subject to a minimum fee of $10,000 per month. All amounts advanced by Wireless to the Company, as well as accrued management fees payable, are included in Due to Affiliate in the accompanying balance sheets and are non-interest bearing.

                      AVANT-GARDE TELECOMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Note 2--Due to Affiliate--(Continued)

      On April 10, 1995, WCII entered into an agreement with all of the Company's shareholders pursuant to which WCII agreed to acquire the remaining 51% of the Company in exchange for 1,275,000 restricted shares of WCII's common stock valued at $5,100,000. This agreement was contingent upon the Company obtaining consent from the FCC to transfer control of its licenses. On June 26, 1995, such consent was granted by the FCC, and on July 17, 1995, this agreement was consummated and the transfer took place. Pursuant to the terms of the agreement, the Company merged into WinStar Wireless Fiber Corporation, a wholly-owned subsidiary of WCII which is the sole surviving corporation.

Note 3--Property and Equipment

      Property and equipment consist of the following

                                                February 28, 1995
                                                -----------------

                 Communications Network ........   $ 2,532,103
                 Computer Systems and Equipment        592,901
                 Furniture, Fixtures & Equipment        48,230
                 Other .........................         2,549
                                                   -----------
                                                   $ 3,175,783
                 Accumulated Depreciation ......       (25,872)
                                                   -----------
                                                   $ 3,149,911
                                                   ===========



Note 4--P-Com Contract

      In November 1994, the Company entered into a non-exclusive, three year agreement with P-Com, Inc. ("P-Com"), a manufacturer and distributor of radio links, providing for the purchase of radio links from P-Com. The contract pricing structure includes provisions relating to the volume of purchases under the agreement. An annual minimum volume requirement must be met in order to maintain the agreed upon pricing structure. The contract is cancelable by the Company subject to certain conditions, such as the guarantee of the next 90 days' purchases in accordance with an agreed upon schedule as well as the payment of certain deferred billings. As of February 28, 1995, the Company's noncancellable purchase commitment was approximately $7,250,000. These conditions to cancellation become more favorable to the Company as certain volume levels are reached.

      Certain amounts paid under the contract are prepayments for future purchases and are included in communications equipment in property and equipment but are not being depreciated. In future periods, as certain volume levels are attained, these amounts may be recovered. This prepaid amounts as of February 28, 1995 is $822,500.

                      AVANT-GARDE TELECOMMUNICATIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(Continued)

Note 5--Income Taxes

      The Company follows Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

      The temporary differences which result in deferred tax assets consist of net operating loss carryforwards. The tax effect of this temporary difference is as follows

                                                 February 28, 1995
                                                 -----------------

                 Net operating loss carryforwards   $ 826,000
                 Valuation allowance ............    (826,000)
                                                    ---------
                                                    $   --
                                                    =========

      Due to losses incurred by the Company, a full valuation of the deferred tax asset has been provided because realization of this future benefit cannot currently be assured. The Company's net operating loss carryforwards of approximately $3,534,000 will begin to expire in 2009, if not utilized. The Company's ability to utilize its net operating losses deductions to offset future taxable income is limited due to the change in control as defined in Internal Revenue Code Section 382.

Note 6--Commitments

      In May 1995, Wireless completed a private placement of $7,500,000 of five year secured convertible notes (the "Notes"). These Notes are guaranteed by the Company, and the security for the Notes includes a pledge by Wireless of its shares of the Company.

                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

The Partners
  Milliwave Limited Partnership

      We have audited the accompanying balance sheet of Milliwave Limited Partnership (a Florida limited partnership) as of December 31, 1995 and the related statement of changes in partners' capital for the period April 25, 1995 (inception) through December 31, 1995. These financial statements are the responsibility of the management of Milliwave Limited Partnership. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Milliwave Limited Partnership as of December 31, 1995, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP

New York, New York
June 27, 1996

                          Milliwave Limited Partnership
                                 BALANCE SHEETS



                                                                June 30,   December 31,
                                                                  1996        1995
                                                               ----------- ------------
                                                               (unaudited)
                                     ASSETS

CURRENT ASSETS
  Cash .....................................................   $2,785,800   $  11,222
  Investments ..............................................    2,000,000        --
  Other current assets .....................................       44,929        --
                                                               ----------  ----------
      Total current assets .................................    4,830,729      11,222
  Property and equipment, net ..............................      220,671        --
  Licenses .................................................      415,285     317,581
  Other assets .............................................       97,777        --
                                                               ----------  ----------
      Total assets .........................................   $5,564,462   $ 328,803
                                                               ==========  ==========

                        LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
  Accounts payable and accrued expenses ....................   $  648,373   $  53,803
                                                               ----------  ----------
       Total current liabilities ...........................      648,373      53,803
PARTNERS' CAPITAL ..........................................    4,916,089     275,000
                                                               ----------  ----------
       Total liabilities and partners' capital .............   $5,564,462   $ 328,803
                                                               ==========  ==========

        The accompanying notes are an integral part of these statements.

                          Milliwave Limited Partnership
                             STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                   (Unaudited)


Revenues                                                              $     --

Operating expenses
   Consulting and contracted services ........          $ 123,979
   Professional fees .........................             44,143
   Depreciation ..............................                291
   Travel ....................................             11,617
   Salaries ..................................              6,168
   Office and sundry .........................              3,052
                                                        ---------

                                                                      ---------
Net loss from operations .....................                         (189,250)
   Interest income ...........................                           11,596
                                                                      ---------
Net loss .....................................                        $(177,654)
                                                                      =========

                          Milliwave Limited Partnership
                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              April 25, 1995 (inception) through December 31, 1995
                     and the six months ended June 30, 1996
                                   (unaudited)

Cost of contributed license applications ....................       $   122,654
Cash contributed ............................................           152,346
                                                                    -----------
Partners' capital at December 31, 1995 ......................           275,000

Cash contributed ............................................         5,000,000
Syndication costs ...........................................          (181,257)
Net loss ....................................................          (177,654)
                                                                    -----------
Partners' capital at June 30, 1996 (unaudited) ..............       $ 4,916,089
                                                                    ===========

        The accompanying notes are an integral part of these statements.

                          Milliwave Limited Partnership
                             STATEMENT OF CASH FLOWS
                     For the six months ended June 30, 1996
                                   (unaudited)

Cash flows from operating activities:
  Net loss ...................................................      $  (177,654)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Depreciation ...............................................              291
  Increase in other current assets ...........................          (44,929)
  Increase in other assets ...................................          (97,777)
  Increase in accounts payable and accrued expense ...........          159,869
                                                                    -----------
Net cash used in operating activities ........................         (160,200)
                                                                    -----------
Cash flows from investing activities:
  Increase in investments ....................................       (2,000,000)
                                                                    -----------
Net cash used in investing activities ........................       (2,000,000)
                                                                    -----------
Cash flows from financing activities:
  Proceeds from partners' loans ..............................          200,000
  Repayment of partners' loans ...............................         (200,000)
  Capital contributions ......................................        5,000,000
  Syndication costs ..........................................          (65,222)
                                                                    -----------
Net cash provided by financing activities ....................        4,934,778
                                                                    -----------
Net increase in cash and cash equivalents ....................        2,774,578
Cash and cash equivalents at beginning of period .............           11,222
                                                                    -----------
Cash and cash equivalents at end of period ...................      $ 2,785,800
                                                                    ===========

        The accompanying notes are an integral part of these statements.

                          Milliwave Limited Partnership
                          NOTES TO FINANCIAL STATEMENTS
                 December 31, 1995 and June 30, 1996 (unaudited)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

      Milliwave Limited Partnership (a Florida limited partnership, hereinafter referred to as the "Partnership") was formed on April 25, 1995 to apply for and obtain licenses from the Federal Communications Commission ("FCC") and to exploit such licenses for commercial purposes. Through June 30, 1996, the Partnership had no operations, other than the application for licenses from the FCC, and the commencement of construction requirements for such licenses.

      A summary of the significant accounting policies applied in the preparation of the accompanying balance sheet follows

1. Property and Equipment

      Property and equipment is stated at cost. Depreciation is calculated using the straight line method over the estimated useful lives of the related assets.

2. Cash and Cash Equivalents

      The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

3. Income Taxes

      No provision for Federal, state or local income taxes has been provided as the Partnership is not a taxable entity and the partners are individually liable for the taxes on their shares of the Partnership's income.

4. Use of Estimates

      In preparing financial statements in conformity with generally accepted accounting principles, the Partnership is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. Unaudited Financial Statements

      In the opinion of the Partnership, the accompanying unaudited balance sheet as of June 30, 1996 and the unaudited statements of operations, changes in partners' capital, and cash flows for the six months ended June 30, 1996 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position of the Partnership as of June 30, 1996 and the results of operations and cash flows for the six months ended June 30, 1996.

NOTE 2--NATURE OF BUSINESS AND LICENSES

      The Partnership holds 88 licenses granted by the FCC. These licenses allow the Partnership to deliver communication services over the 38 GHz band specified in the licenses. The licenses were issued at various dates through March 15, 1996. Under the terms of the licenses, the Partnership must construct a minimum of one radio link per licensed service area within eighteen months of the date of grant or risk revocation of the licenses by the FCC. The Partnership is required to complete its minimum construction requirement for the licenses granted at various dates from August 1996 through September 1997. At June 30, 1996 and December 31, 1995, the Partnership has capitalized $415,285 and $317,581, respectively, of license costs consisting of filing, application and legal fees relative to the licenses. (Reference is made to Note 7.)

                          Milliwave Limited Partnership
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 December 31, 1995 and June 30, 1996 (unaudited

NOTE 3-INVESTMENTS

      Investments consist of an Overseas Private Investment Corporation ("OPIC")
- U.S. Government guaranteed debt instrument, classified by the Partnership as an available for sale security under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The investment is stated at cost which equals market value and matures in January 2009, with a seven day put option. Interest is payable quarterly and as of June 30, 1996 was 5.3 percent.

NOTE 4-LOANS PAYABLE-PARTNERS

      In March 1996 the Partnership issued two $100,000 promissory notes to two limited partners bearing interest at 5.86% per annum. These notes were to mature on December 31, 1996 but were repaid out of the proceeds of a sale of limited partnership interests. (Reference is made to Note 5).

NOTE 5--PARTNERS' CAPITAL

      For the period May 1994 through the formation of the Partnership in April 1995, one of the partners incurred $122,654 in license application costs, which were contributed to the Partnership at cost and included in the capital of the Partnership.

      The balance of the capital contributed during the period ended December 31, 1995 represented cash contributed of $152,346.

      On May 30, 1996, the Partnership amended and restated its limited partnership agreement to provide for Series A and Series B Limited Partners. Concurrent with the amendment, the Partnership sold $5,000,000 of Series B Limited Partnership interests. Syndication costs relating to the sale amounted to $181,257.

NOTE 6--COMMITMENTS AND CONTINGENCIES

      Subsequent to December 31, 1995, the Partnership entered into purchase orders to purchase radio links from P-Com, Inc. amounting to approximately $570,000. As of June 30, 1996, open purchase orders amounted to $365,000.

      On November 13, 1995, the FCC released an order freezing the acceptance for filing of new applications for 38 GHz frequency licenses. On December 15, 1995, the FCC announced the issuance of an NPRM, pursuant to which it proposed to amend its current rules relating to 38 GHz including, among other items, the imposition of minimum construction requirements and an auction procedure for issuance of licenses in the 37-40 GHz band. In addition, the FCC ordered that those applications that are subject to mutual exclusivity with other applicants or that were placed on public notice by the FCC after September 13, 1995 would be held in abeyance and not processed by the FCC pending the outcome of the proceeding initiated by the NPRM. Final rules with respect to the changes proposed by the NPRM have not been adopted and the changes proposed by the NPRM have been, and are expected to continue to be, the subject of numerous comments by members of the telecommunications industry and others. Consequently, there can be no assurance that the NPRM will result in the issuance of rules consistent with the rules initially proposed in the NPRM. Until final rules are adopted, the rules currently in existence remain in effect with respect to outstanding licenses.

                          Milliwave Limited Partnership
                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                 December 31, 1995 and June 30, 1996 (unaudited)

NOTE 7--WINSTAR COMMUNICATIONS, INC. AGREEMENT

In June 1996, the Partnership entered into an agreement with WinStar Communications, Inc. ("WinStar") whereby WinStar would acquire the Partnership for a purchase price of $40 million in cash and 3.4 million shares of WinStar common stock. At the date of signing the agreement, the market value of the common stock was approximately $85,000,000. The number of shares issued is subject to adjustment, depending on WinStar's stock price on the date of closing of the transaction with a maximum of 4.5 million shares and an ability for WinStar to issue fewer than 3.4 million shares if the stock price exceeds certain levels. The acquisition is subject to FCC approval, but is expected to be consummated in the second quarter of calendar year 1997. The Partnership also has entered into a (i) services agreement with Winstar pursuant to which Winstar has agreed to provide services to the Partnership in connection with the buildout of its licensed areas in consideration for payment of monthly site access and management fees, as well as installation fees, and (ii) a two-year transmission path lease agreement with Winstar permitting its use of up to 488 radio links in the Partnerships' licensed areas.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES

                          UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed consolidated balance sheet has been prepared by taking the June 30, 1996 consolidated balance sheets of WinStar Communications, Inc. and subsidiaries (the "Company") and the balance sheets of Milliwave Limited Partnership ("Milliwave") and certain assets of the Microwave Division of Local Area Telecommunications, Inc. ("Locate"), as if they occurred on June 30, 1996. The following unaudited pro forma "as adjusted" balance sheet gives effect to these acquisitions as well as to the issuance of Common Stock in this Offering and the resulting retirement of debt, as if they occurred on June 30, 1996. The unaudited pro forma condensed consolidated balance sheet has been prepared for information purposes only and does not purport to be indicative of the financial condition that necessarily would have resulted had these transactions taken place on June 30, 1996.

      The following unaudited pro forma condensed consolidated statements of operations for the ten month period ended December 31, 1995 and for the six months ended March 31, 1996 give effect to the Company's acquisition of Milliwave, certain assets of Locate, 65% of TWL, 80% of Fox/Lorber, and the remaining 51% of Avant-Garde Telecommunications, Inc. ("AGT"), as well as the Everest Financing and issuance of the Senior and Convertible Notes, as if they occurred as of the beginning of the respective periods. The following unaudited pro forma "as adjusted" statements of operations for the ten month period ended December 31, 1995 and for the six month period ended June 30, 1996 give effect to these acquisitions and financings as well as to the issuance of Common Stock in this Offering and the resulting retirement of debt, as if they occurred as of the beginning of the respective periods. The revenues and results of operations included in the following unaudited pro forma condensed consolidated statements of operations are not indicative of anticipated results of operations for periods subsequent to the acquisitions, financings and the issuance of Common Stock in this Offering and the resulting retirement of debt, nor are they considered necessarily to be indicative of the results of operations for the periods specified had the acquisitions, financings and the issuance of Common Stock in this Offering and the resulting retirement of debt actually been completed at the beginning of each respective period.

      These financial statements should be read in conjunction with the notes to the unaudited pro forma condensed consolidated financial statements, which follow, the consolidated financial statements of the Company and the financial statements of Milliwave, Locate and AGT and the related notes thereto, appearing elsewhere in the Prospectus.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 1996



                                                                         Pro Forma                      Pro Forma
                                                                       Adjustments                     Adjustments
                                                                         Increase/        Pro Forma     Increase/
                                                                        (Decrease)       As Adjusted   (Decrease)
                                 The Company,  Milliwave,  Locate,          for              for        for the        Pro Forma
                                 Historical    Historical  Historical  Acquisitions      Acquisitions  Conversion      As Adjusted
                                 ----------    ----------  ----------  ------------      ------------  ----------      -----------
ASSETS
Current assets
  Cash and cash equivalents .... $ 75,600,073  $2,785,800  $    35,419 $(40,000,000)(b)  $ 38,385,873  $               $ 38,385,873
                                                                            (35,419)(a)
  Short term investments .......  115,460,429   2,000,000         --                      117,460,429                   117,460,429
                                 ------------  ----------  ----------- ------------      ------------  ----------      ------------
    Cash, cash equivalents
     and short term investments   191,060,502   4,785,800       35,419  (40,035,419)      155,846,302        --         155,846,302

  Investments in marketable
   equity securities .......          937,500        --           --                          937,500                       937,500
  Accounts receivable, net .....   14,905,197        --        611,828     (611,828)(a)    14,905,197                    14,905,197
  Notes receivable .............      214,318        --           --                          214,318                       214,318
  Inventories ..................   10,924,137        --      3,402,454                     14,326,591                    14,326,591
  Prepaid expenses and other
   current assets .........         8,888,945      44,929      130,974     (130,974)(a)     8,933,874                     8,933,874
                                 ------------  ----------  ----------- ------------      ------------  ----------      ------------

     Total current assets ......  226,930,599   4,830,729    4,180,675  (40,778,221)      195,163,782        --         195,163,782

  Property and equipment, net ..   25,788,184     220,671    8,799,170                     34,808,025                    34,808,025
  Notes receivable .............      385,106        --           --                          385,106                       385,106
  Investments and advances .....      399,729        --           --                          399,729                       399,729
  Licenses, net ................   12,519,169     415,285         --    120,083,911(b)    138,605,402                   138,605,402
                                                                          5,587,037(a)
  Intangible assets, net .......   10,061,579        --           --                       10,061,579                    10,061,579
  Deferred financing costs .....   11,157,759        --           --                       11,157,759   4,490,000)(c)     6,667,759
  Other assets .................    2,103,036      97,777       85,029      (85,029)(a)     2,200,813                     2,200,813
                                 ------------  ----------  ----------- ------------      ------------  ----------      ------------
     Total assets .............. $289,345,161  $5,564,462  $13,064,874  $84,807,698      $392,782,195  $4,490,000)     $388,292,195
                                 ============  ==========  =========== ============      ============  ==========      ============

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 1996

                                                                               Pro Forma                          Pro Forma
                                                                              Adjustments                        Adjustments
                                                                                Increase/        Pro Forma        Increase/
                                                                               (Decrease)       As Adjusted      (Decrease)
                                    The Company,  Milliwave,  Locate,             for               for           for the
                                    Historical    Historical  Historical      Acquisitions      Acquisitions     Conversion
                                    ----------    ----------  ----------      ------------      ------------     ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Loan payable ....................  $  8,758,076  $           $17,300,000      $17,500,000(a)   $ 26,258,076      $
                                                                               (17,300,000)(a)
 Accounts payable and accrued
  expenses .......................    23,738,727     648,373    3,341,735       (3,341,735)(a)    24,387,100
 Capitalized lease obligations ...     1,528,811        --         54,799                          1,583,610
                                    ------------  ----------  -----------       ----------      ------------      ------------
  Total current liabilities ......    34,025,614     648,373   20,696,534       (3,141,735)       52,228,786              --
 Senior notes payable ............   164,715,601        --           --                          164,715,601
 Convertible notes payable .......    82,357,801        --           --                           82,357,801       (82,357,801)(c)
 Other notes payable .............     3,585,777                   25,000          (25,000)(a)     3,585,777
 Capitalized lease obligations ...     5,450,617        --        233,862                          5,684,477
                                    ------------  ----------  -----------       ----------      ------------      ------------
  Total liabilities ..............   290,135,410     648,373   20,955,396       (3,166,735)      308,572,444       (82,357,801)
                                    ------------  ----------  -----------       ----------      ------------      ------------
 Commitments and contingencies
 Stockholders' equity:
  Preferred stock ................       688,900                     --                              688,900
  Common stock, $.01 par value;          306,943        --           --             34,000(b)        340,943            39,931(c)
   authorized 75,000,000 shares,
   issued 30,694,260 and
   outstanding 28,037,497 shares,
   pro forma issued 34,094,260 and
   outstanding 31,437,097 shares,
   and pro forma as adjusted issued
   38,087,366 and outstanding
   35,430,603 shares
 Partners' capital ...............                 4,916,089                    (4,916,089)(b)          --                --
  Additional paid-in capital .....   111,186,462        --           --         84,966,000(b)    196,152,462        77,827,870(c)
  Accumulated deficit ............   (70,126,061        --     (7,890,522)       7,890,522(a)    (70,126,061)
                                    ------------  ----------  -----------       ----------      ------------      ------------
                                      42,056,244   4,916,089   (7,890,522)      87,974,433       127,056,244        77,867,801
  Less:  Treasury stock ..........   (42,733,993        --           --                          (42,733,993)
   Deferred compensation .........          --          --           --               --                --
   Unrealized loss on investment
    in marketable securities .....      (112,500)       --           --                             (112,500)
                                    ------------  ----------  -----------       ----------      ------------      ------------
   Total stockholders' equity ....      (790,249   4,916,089   (7,890,522)      87,974,433        84,209,751        77,867,801
                                    ------------  ----------  -----------       ----------      ------------      ------------
   Total liabilities and
    stockholders' equity .........  $289,345,161  $5,564,462  $13,064,874       84,807,698      $392,782,195      $ (4,490,000)
                                    ============  ==========  ===========       ==========      ============      ============


                                         Pro Forma
                                         As Adjusted
                                         -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Loan payable ....................    $  26,258,076

 Accounts payable and accrued
  expenses .......................       24,387,100
 Capitalized lease obligations ...        1,583,610
                                      -------------
  Total current liabilities ......       52,228,786
 Senior notes payable ............      164,715,601
 Convertible notes payable .......           --
 Other notes payable .............        3,585,777
 Capitalized lease obligations ...        5,684,479
                                      -------------
  Total liabilities ..............      226,214,643
                                      -------------
 Commitments and contingencies
 Stockholders' equity:
  Preferred stock ................          688,900
  Common stock, $.01 par value;             380,874
   authorized 75,000,000 shares,
   issued 30,694,260 and
   outstanding 28,037,497 shares,
   pro forma issued 34,094,260 and
   outstanding 31,437,097 shares,
   and pro forma as adjusted issued
   38,087,366 and outstanding
   35,430,603 shares
 Partners' capital ...............           --
  Additional paid-in capital .....      273,980,332
  Accumulated deficit ............      (70,126,061)
                                      -------------
                                        204,924,045
  Less:  Treasury stock ..........      (42,733,993)
   Deferred compensation .........
   Unrealized loss on investment
    in marketable securities .....         (112,500)
                                      -------------
   Total stockholders' equity ....      162,077,552
                                      -------------
   Total liabilities and
    stockholders' equity .........    $ 388,292,195
                                      =============


                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                                                                             TWL,
                                                                                          Historical,
                                       The Company,    Milliwave LP,      Locate,        January 1 to
                                        Historical      Historical      Historical      April 7, 1996
                                      ------------    ------------      ------------    --------------

Net sales .........................   $ 30,683,587    $       --         $ 2,529,178    $    455,777
Cost of sales .....................     17,647,510            --           1,728,825         367,607
   Gross profit ...................     13,036,077            --             800,353          88,170
                                      ------------    ------------      ------------    ------------
Selling, general and
 administrative expenses ..........     28,005,469         188,959           872,202         529,421
Depreciation ......................        834,965             291         1,280,152           9,008
                                      ------------    ------------      ------------    ------------
Operating loss ....................    (15,804,357)       (189,250)       (1,352,001)       (450,259)
Other (income) expense
   Interest expense ...............     18,014,704            --             960,938         112,205
   Interest income ................     (5,657,530)        (11,596)           (4,784)            000
   Amortization of intangibles ....        466,568            --                --             1,940
                                      ------------    ------------      ------------    ------------

Net loss before income taxes ......    (28,628,099)       (177,654)       (2,308,155)       (564,404)
Income taxes ......................        186,887            --                --              --
                                      ------------    ------------      ------------    ------------
Net loss ..........................   $(28,814,986)   $   (177,654)      $(2,308,155)   $   (564,404)
                                      ============    ============      ============    ============
Net loss per share ................   $      (1.05)
                                      ============


Weighted average shares outstanding   $ 27,468,186
                                      ============

                                                                                          Pro Forma
                                       Fox/Lorber,      Pro Forma                        Adjustments
                                       Historical      Adjustments          Pro Forma      Increase/
                                       January 1        Increase/          As Adjusted     (Decrease)
                                       to 6 April     (Decrease) for          for           for the        Pro Forma
                                       23, 1996       Acquisitions       Acquisitions    Conversions     As Adjusted
                                       --------       ------------       ------------    -----------     -----------

Net sales .........................   $  2,292,535    $                  $35,961,077    $               $ 35,961,077
Cost of sales .....................      1,447,169                        21,191,111                      21,191,111
                                      ------------    ------------      ------------    ------------    ------------
   Gross profit ...................        845,366                        14,769,966                      14,769,966
Selling, general and
 administrative expenses ..........        903,542                        30,499,593                      30,499,593
Depreciation ......................          7,000                         2,131,416                       2,131,416
                                      ------------    ------------      ------------    ------------    ------------
Operating loss ....................        (65,176)                      (17,861,043)                    (17,861,043)
Other (income) expense
   Interest expense ...............         21,044        (246,438)(a)    18,862,453      (5,610,790)     13,251,663
   Interest income ................            000       1,040,000(m)     (4,633,910)                     (4,633,910)
   Amortization of intangibles ....          1,500         202,785(b)        672,793                         672,793
                                      ------------    ------------      ------------    ------------    ------------

Net loss before income taxes ......        (87,720)       (996,347)      (32,762,379)      5,610,790     (27,151,589)
Income taxes ......................           --                             186,887                         186,887
                                      ------------    ------------      ------------    ------------    ------------
Net loss ..........................   $    (87,720)   $   (996,347)     $(32,949,266)   $  5,610,790    $(27,338,476)
                                      ============    ============      ============    ============    ============
Net loss per share ................                                      $     (1.07)                   $      (0.79)
                                                                        ============                    ============

                                                            41,868(g)
Weighted average shares outstanding                   $  3,400,000(n)    $30,910,054    $  3,732,643    $ 34,642,696
                                                      ============      ============    ============    ============


                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                FOR THE TEN MONTH PERIOD ENDED DECEMBER 31, 1995

                                                                                AGT,
                                                                             Historical
                                               The Company,     Milliwave,   March 1 to       Locate,           TWL,
                                                Historical      Historical   July 17, 1995   Historical       Historical
                                                ----------      ----------   -------------   ----------       ----------
Net sales ..................................   $ 29,771,472    $       --     $    17,779    $  7,090,547    $  1,381,319

Cost of sales ..............................     19,546,351            --            --         4,034,803         957,190
                                               ------------    -----------   ------------    ------------    ------------
Gross profit ...............................     10,225,121            --          17,779       3,055,744         424,129
Selling, general and administrative
 expenses ..................................     19,266,466            --       1,704,294       2,582,894       1,470,831


Depreciation ...............................        770,284            --          59,250       2,784,156          25,000
                                               ------------    -----------   ------------    ------------    ------------
Operating loss .............................     (9,811,629)           --      (1,745,765)     (2,311,306)     (1,071,702)
Other (income) expense
  Interest expense .........................      7,630,079            --            --         1,587,851         244,454



  Interest income ..........................     (2,889,813)           --            --           (11,736)           --
  Amortization of intangibles ..............        439,888            --          31,978            --             7,045

  Other expense ............................           --              --            --              --              --
  Equity in loss of AGT ....................        865,676            --            --              --              --
                                               ------------    -----------   ------------    ------------    ------------

Net loss ...................................   $(15,857,459)   $       --     $(1,777,743)   $ (3,887,421)   $ (1,323,201)
                                               ============    ===========   ============    ============    ============
Net loss per share .........................   $      (0.70)
                                               ============


Weighted average shares outstanding ........     22,769,770
                                               ============

                                                               Pro Forma
                                                              Adjustments                         Pro Forma
                                                               Increase/        Pro Forma As      Adjustments
                                                             (Decrease) for     Adjusted for      Increase/
                                                             Acquisitions       Acquisitions      (Decrease)
                                            Fox/Lorber,         and Prior         and Prior        for the          Pro Forma
                                            Historical         Financings        Financings       Offerings        As Adjusted
                                            ----------         ----------        ----------       ---------        -----------
Net sales ..............................   $  7,534,876       $ (2,189,994)(c)  $ 43,560,999    $                  $ 43,560,999
                                                                   (45,000)(e)
Cost of sales ..........................      5,679,399         (1,568,699)(c)    28,649,044                         28,649,044
                                           ------------       ------------      ------------    ------------       ------------
Gross profit ...........................      1,855,477           (666,295)       14,911,955                         14,911,955
Selling, general and administrative
 expenses ..............................      2,296,448            (70,000)(d)    26,554,832                         26,554,832
                                                                  (651,101)(c)
                                                                   (45,000)(e)
Depreciation ...........................         27,521           (450,786)(c)     3,215,425                          3,215,425
                                           ------------       ------------      ------------    ------------       ------------
Operating loss .........................       (468,492)           550,592       (14,858,302)                       (14,858,302)
Other (income) expense
  Interest expense .....................         79,174           (197,782)(a)    30,965,569      (9,341,108)(k)     21,624,461
                                                                  (239,413)(c)
                                                                21,705,785(i)
                                                                   155,421(j)
  Interest income ......................           --                             (2,901,549)                        (2,901,549)
  Amortization of intangibles ..........          5,619            399,357(b)        882,950                            882,950
                                                                      (937)(c)
  Other expense ........................        126,188            (21,031)(c)       105,157                            105,157
  Equity in loss of AGT ................           --             (865,676)(f)          --                                   --
                                           ------------       ------------      ------------    ------------       ------------
                                                                                                $ (9,341,108)
                                                                                                ============
Net loss ...............................   $   (679,473)      $(20,385,132)     $(43,910,429)                      $(34,569,321)
                                           ============       ============      ============                       ============
Net loss per share .....................                                        $      (1.64)                      $      (1.14
                                                                                ============                       ============
                                                                 3,400,000(n)
                                                                   575,000(h)
Weighted average shares outstanding ....                            67,433(g)     26,812,203       3,636,378(l)      30,448,581
                                                              ============      ============    ============       ============

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      The adjustments below were prepared based on data currently available and in some cases are based on estimates or approximations. It is possible that the actual amounts to be recorded may have an impact on the results of operations and the balance sheet different from that reflected in the accompanying unaudited pro forma condensed consolidated financial statements. It is therefore possible that the entries presented below will not be the amounts actually recorded at the closing date. Deferred income taxes have not been considered in the pro forma balance sheet because they are not expected to be material at the time of the consummation of the acquisitions.

Balance Sheet at March 31, 1996

      (a) To record the issuance of $17,500,000 in notes payable in payment for certain assets of Locate, to eliminate assets and liabilities not acquired or assumed and division deficiency, and to allocate the excess of the purchase price over the fair value of the assets acquired to the licenses acquired.

      (b) To record the acquisition of Milliwave Limited Partnership as follows

                                                                    Increase/
                                                                    (Decrease)
                                                                    ----------

Record cash payment to Milliwave partners .................       $ (40,000,000)
Allocate excess purchase price to licenses ................         120,083,911
                                                                    -----------
     Total asset adjustments ..............................       $  80,083,911
                                                                    ===========
Eliminate Partners' Capital accounts ......................       $  (4,916,089)
Record the issuance of 3,400,000 shares of the
  Company's common stock at an assumed price of
  $25.00 per share
     Common Stock .........................................              34,000
     Additional Paid in Capital ...........................          84,966,000
                                                                    -----------
  Total equity adjustments ................................       $  80,083,911
                                                                    ===========

The number of WinStar common shares issued is subject to adjustment, depending on the Company's stock price on the date of closing of the Transaction.

      (c) To record the issuance of 3,993,106 shares of Common Stock in this Offering based on 82,357,801 accreted value of Convertible Notes at June 30, 1996 and the resulting retirement of debt.

Statements of Operations for the Ten Months Ended December 31, 1995 and For the Six Months Ended June 30, 1996

      (a) To eliminate interest expense incurred by Locate on liabilities not assumed by the Company, offset in part by an adjustment to record interest expense at 8% per annum on a $17.5 million promissory note to be issued by the Company in connection with the acquisition of certain assets of Locate.

      (b) To record amortization of the excess of the purchase price over the net book value of the assets acquired in the Locate, TWL and Fox/Lorber transactions.

                  WINSTAR COMMUNICATIONS, INC. AND SUBSIDIARIES
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      (c) To adjust the historical results of operations to a ten month period. The historical results of operations reflected in the December 31, 1995 unaudited pro forma condensed consolidated statement of operations for Locate and Fox/Lorber are for the twelve months ended December 31, 1995 and September 30, 1995, respectively, and these adjustments are made to restate these historical results for the ten months ended on those respective dates. Had the historical results of operations and the pro forma adjustments been restated in all instances to reflect twelve months of activity, the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 would reflect net sales of $49.4 million, an operating loss of $16.1 million, and a net loss of $51.5 million.

      (d) To eliminate management fee expense incurred by TWL and payable to the Company.

      (e) To eliminate management fees charged by the Company to AGT pursuant to a management agreement.

      (f) To eliminate the Company's proportionate share of AGT's results for the period, recorded previously under the equity method.

      (g) To record shares issued in accordance with the Fox/Lorber acquisition agreement as being outstanding for the entire period.

      (h) To record shares issued in accordance with the AGT merger agreement as being outstanding for the entire period.

      (i) To record interest expense on $225 million in Senior and Convertible Notes issued in October 1995, bearing interest at 14% per annum compounding semiannually, as if the Senior and Convertible Notes were issued at the beginning of the period.

      (j) To record interest expense on the Everest Financing as if it occurred at the beginning of the period.

      (k) To eliminate the interest expense recorded on the Convertible Notes, which bear interest at 14% per annum compounding semiannually, including amortization of debt offering costs, as if the Notes had been retired as of the beginning of the respective periods.

      (l) To record the issuance of Common Stock upon the conversion of the Convertible Notes as if such shares were outstanding for the entire respective periods.

      (m) To eliminate interest income, at an assumed rate of 5.2% per annum, on $40 million cash, assuming such cash was paid at the beginning of the period in connection with the Milliwave Limited Partnership acquisition.

      (n) To record 3,400,000 shares of the Company's Common Stock issued in connection with the Milliwave Limited Partnership acquisition at an assumed price of $25.00 per share.